EXHIBIT 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

BY AND AMONG

CASEY’S GENERAL STORES, INC.,

FIKES WHOLESALE, INC.,

GROUP PETROLEUM SERVICES, INC.,

THE REPRESENTATIVE,

THE SELLERS LISTED ON SCHEDULE I AND SCHEDULE II,

AND,

SOLELY FOR THE PURPOSES OF SECTIONS 5.28, 7.4, 7.15 and ARTICLE XI,

THE SELLER FAMILY MEMBERS

Dated as of July 25, 2024

i

(Continued)

ii

(Continued)

iii

(Continued)

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EXHIBITS

Exhibit A	Joinder
Exhibit B	Balance Sheet Rules
Exhibit C	Net Working Capital
Exhibit D	Financial Statements

SCHEDULES

Schedule I	Fikes Sellers and Ownership Percentage in Fikes
Schedule II	GPS Sellers and Ownership Percentage in GPS
Schedule III	Seller Family Members

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EQUITY PURCHASE AGREEMENT

EQUITY PURCHASE AGREEMENT, dated as of July [25], 2024 (this “Agreement”), by and among Casey’s General Stores, Inc., an Iowa Corporation (the “Buyer”), Fikes Wholesale, Inc., a Texas corporation (“Fikes”), Group Petroleum Services, Inc., a Texas corporation (“GPS”), Raymond W. Smith, an individual residing in the State of Texas (the “Initial Representative”), in his capacity as the Representative, the Persons listed on Schedule I of this Agreement (the “Fikes Sellers”) and Schedule II of this Agreement (the “GPS Sellers”, and together with the Fikes Sellers, the “Sellers”), and, solely for the purposes of Sections 5.28, 7.4, 7.15 and ARTICLE XI, each such Person listed on Schedule III of this Agreement (the “Seller Family Members”).

RECITALS

A.                WHEREAS, the Fikes Sellers collectively own 100% of the issued and outstanding shares of capital stock of Fikes (the “Fikes Shares”);

B.                 WHEREAS, the GPS Sellers collectively own 100% of the issued and outstanding shares of capital stock of GPS (the “GPS Shares”);

C.                 WHEREAS, as a condition to the Buyer’s willingness to enter into this Agreement, (i) the Sellers, Fikes and a to-be-formed Texas corporation (“Fikes NewCo”), will prior to the Closing complete a tax-free reorganization under Section 368(a)(1)(F) of the Code, pursuant to which, among other steps, the Fikes Sellers will contribute the Fikes Shares to Fikes NewCo and Fikes will convert into a Texas limited liability company, and Fikes will distribute, or cause to be distributed, 100% of the Equity Interests in each of JF Air Traffic, Inc., a Texas corporation (“JF Air”), CORD Financial Services, LLC, a Texas limited liability company (“CORD”) and Center Point Holdings, LLC, a Texas limited liability company (“Center Point”), in each case, as set forth in Section 7.17(a), and (ii) the Sellers, GPS and a to-be-formed Texas corporation (“GPS NewCo”, and together with Fikes NewCo, the “NewCos”), will prior to the Closing complete a tax-free reorganization under Section 368(a)(1)(F) of the Code, pursuant to which, among other steps, the GPS Sellers will contribute the GPS Shares to GPS NewCo, and GPS will convert into a Texas limited liability company, in each case, as set forth in Section 7.17(b);

D.                WHEREAS, as of the consummation of the Restructuring, (i) the Fikes Sellers will own all of the issued and outstanding shares of Fikes NewCo and the GPS Sellers will own all of the issued and outstanding shares of GPS NewCo, (ii) each of the NewCos will execute a joinder to this Agreement in the form attached as Exhibit A (the “Joinder”) and (iii) Fikes NewCo will own 100% of the membership interests in Fikes (the “Fikes Interests”) and GPS NewCo will own 100% of the membership interests in GPS (the “GPS Interests”); and

E.                 WHEREAS, following the consummation of the Restructuring, (i) the Fikes Sellers desire for Fikes NewCo to sell to the Buyer (or its designee), and the Buyer (or its designee) desires to purchase from Fikes NewCo, all of the Fikes Interests owned by Fikes NewCo and (ii) the GPS Sellers desire for GPS NewCo to sell to the Buyer (or its designee), and the Buyer (or its designee) desires to purchase from GPS NewCo, all of the GPS Interests, in each case, on the terms and subject to the conditions set forth in this Agreement.

ACCORDINGLY, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.1.             Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement:

“Acquired Companies” means each of Fikes, GPS and their respective Subsidiaries, other than JF Air, CORD and Center Point. For the avoidance of doubt, Fikes Foundation, a Texas nonprofit corporation (the “Foundation”) is not an Acquired Company, and collectively, the Foundation, JF Air, Center Point and CORD are referred to herein as the “Excluded Entities”.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Buyer) relating to any (a) direct or indirect lease, purchase, issuance, transfer, acquisition or other disposition (whether in a single transaction or a series of related transactions) of assets of the Acquired Companies equal to (i) five percent (5%) or more of the value of the assets of the Acquired Companies or (ii) to which five percent (5%) or more of the revenues or earnings of the Acquired Companies are attributable, (b) tender offer or exchange offer for, or direct or indirect issuance, acquisition or purchase (whether in a single transaction or a series of related transactions) of any of the Fikes Shares, Fikes Interests, GPS Shares, GPS Interests, or other Equity Interests of the Acquired Companies, as applicable, or (c) merger, consolidation, share exchange, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving any of the Acquired Companies or involving the assets of the Acquired Companies with a value set forth in clause (a) of this definition; in each case, other than the Contemplated Transactions.

“Action” means any action, audit, claim, demand, arbitration, mediation, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

“Anti-Corruption Laws” mean the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, any national and international Law enacted to

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implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, or any other applicable anti-corruption Law.

“Balance Sheet Rules” means, (a) the rules set forth on Exhibit B, (b) to the extent not covered in the rules set forth on Exhibit B and to the extent in conformity with GAAP, the accounting principles, methods and practices used in preparing the Combined Audited Balance Sheet as of December 31, 2023, and (c) to the extent not covered in the rules set forth on Exhibit B and the accounting principles, methods and practices used in preparing the Combined Audited Balance Sheet as of December 31, 2023, in accordance with GAAP as of the Effective Time. For avoidance of doubt, in the event of a conflict, clause (a) will have priority over clauses (b) and (c), and clause (b) will have priority over clause (c).

“Benefit Plan” means any pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance, garden leave, pay in lieu, gross up, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, stock appreciation rights, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which any Acquired Company is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, relocation, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including, without limitation, each “employee benefit plan” within the meaning of ERISA, Multiemployer Plan and any other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions).

“Business” means the business as presently conducted by the Sellers and any of their Affiliates consisting of owning, leasing or operating (a) convenience stores, including the sale of motor fuels on a retail basis and convenience store offerings, such as food, beverage and merchandise sales, (b) fuel terminaling, trucking or logistics, or the wholesale distribution or sale of fuel, to convenience stores, and (c) food production or distribution services for the sale of food to convenience stores.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in Ankeny, Iowa, Temple, Texas or New York, New York are authorized or required by Law to close.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Corporate Organization), Section 6.2 (Due Authorization) and Section 6.7 (Brokers).

“Buyer Related Party” means the Buyer and any of its Affiliates and each of their respective Related Parties.

“Cash” means, without duplication, with respect to a given Person, cash and cash equivalents (solely to the extent actually convertible into cash within five (5) Business Days) (a)

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less the aggregate amount of outbound checks, drafts or wires written or issued from such accounts but not yet cleared, (b) plus the aggregate amount of inbound checks, drafts, and wires for deposit in such accounts but not yet cleared, (c) plus, notwithstanding anything below to the contrary, the amount of any earnest money or similar deposits any Acquired Company has made in connection with contracts for the acquisition of real property (provided that, for the avoidance of doubt, any such amounts in this clause (c) shall exclude (x) deposits on any leases or with respect to existing real property held by any Acquired Company and (y) any amounts included in the Closing New Stores Capex Amount); (d) plus, notwithstanding anything below to the contrary, cash in any Acquired Company’s hedge account at R.J. O’Brien, provided, however, Cash shall exclude: (e) cash security deposits made or held by the Acquired Companies, (f) Closing In-Store Cash (g) cash collateralizing any obligation (other than those that will be paid in full at Closing), (h) cash in reserve or escrow accounts, custodial cash and cash subject to a dominion, control or similar agreement (other than those that will be terminated at Closing but only to the extent the Acquired Companies have received the Cash prior to delivery of the Closing Statements by the Buyer to the Representative), (i) cash otherwise subject to any legal, contractual or other restriction on the ability to freely transfer or use such cash for any lawful purpose (other than those restrictions that will be terminated at Closing), including the imposition of any withholding Tax or other Tax on any such cash if it were to be distributed or otherwise repatriated to any of the Acquired Companies, and (j) proceeds received by any Acquired Company in connection with a Casualty Event or Condemnation Action.

“Casualty” means fire, lightning storm, windstorm, hail, tornado, explosion, flooding, hurricane, earthquake, landslide, subversion, theft, vandalism, act of God, act of terrorism or other casualty event.

“Closing Fuel Inventory” means all Fuel Inventory, as of the Effective Time, as determined in accordance with the Balance Sheet Rules.

“Closing In-Store Cash” means an amount equal to the aggregate Cash on hand at each Leased Real Property and Owned Real Property as of the Effective Time, determined in accordance with the Balance Sheet Rules and which amount will generally be consistent with the past practice of the Acquired Companies.

“Closing Merchandise Inventory” means all inventory, other than Closing Fuel Inventory, owned by the Acquired Companies, whether at any of the Leased Real Property or Owned Real Property, in transit or otherwise, in each case as of the Effective Time, as determined in accordance with the Balance Sheet Rules.

“Closing New Stores Capex Amount” means, with respect to each New Store that is not open as of the Business Day immediately preceding the Closing Date (each an “Unopened Store”), the sum of all capital expenditures paid by the Sellers or the Acquired Companies (and excluding any amounts incurred or paid in connection with any casualty or damage) to construct, equip, and open the applicable Unopened Store up to the Business Day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

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“Company Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Due Authorization), Section 5.3 (No Conflict), Section 5.6 (Capitalization), Section 5.10 (Taxes), Section 5.28 (Affiliate Transactions) and Section 5.30 (Brokers).

“Company Plan” means any Benefit Plan: (a) under which any Service Provider (or any dependent or beneficiary thereof) of any Acquired Company has any present or future right to compensation or benefits and that is maintained, sponsored or contributed to by any Acquired Company, or with respect to which any Acquired Company has any obligation to maintain, sponsor or contribute, or (b) with respect to which any Acquired Company has any direct or indirect Liability, whether contingent or otherwise.

“Company Related Party” means the Acquired Companies, the Sellers, the NewCos, the Representative and each of their respective Related Parties.

“Competing Business” means any business which competes with the Business in the Restricted Territory.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other binding arrangement (in each case, whether written or oral), but not a Permit.

“Covered Persons” means (a) any Service Provider; (b) any holder of Equity Interests (including securities convertible into or exchangeable for Equity Interests) of any Acquired Company (or Affiliate or family member or associate thereof); or (c) any Person in which any Acquired Company holds Equity Interests (or securities convertible into or exchangeable for any such Equity Interests).

“Current Assets” means the consolidated current assets of the Acquired Companies (including the Closing Fuel Inventory, the Closing In-Store Cash, and the Closing Merchandise Inventory), as determined in accordance with the Balance Sheet Rules.

“Current Liabilities” means the consolidated current liabilities of the Acquired Companies (including liabilities relating to any loyalty program maintained by one or more of the Acquired Companies), as determined in accordance with the Balance Sheet Rules.

“Debt Financing Entities” means the entities that commit to provide or otherwise enter into agreements in connection with the Financing, in connection with the sale and purchase of the Fikes Interests and GPS Interests contemplated by this Agreement, including the parties to any joinder agreements, indentures or credit agreements (including any definitive agreements) relating thereto and their respective successors and assigns.

“Derivative” means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale

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transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, whether real or synthetic, including collateralized mortgage or debt obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

“Disclosure Schedules” means the disclosure schedules, dated as of the date hereof, accompanying this Agreement.

“DOL” means the U.S. Department of Labor.

“EBITDA Multiple” has the meaning set forth on Schedule 1.1(a).

“Eligible Tanks” any above ground or underground storage tanks located at any Leased Real Property or Owned Real Property that are at least 35 years old and single wall tanks.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (b) general principles of equity.

“Environmental Law” means any applicable Law, Order or Contract with any Governmental Authority, relating to (a) the environment (including natural resources, ambient air, soil, surface water or groundwater or subsurface strata) or pollution, (b) the protection of public or worker health and safety or (c) the regulation, use, storage, handling, Release, investigation or cleanup of or exposure to Hazardous Substances.

“Environmental License” means any Permit relating to or required by any Environmental Law in connection with the business, operations or assets of any Acquired Company.

“Equity Interests” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities or instruments, subscriptions, calls or other rights (including any preemptive or similar rights) to purchase or acquire any of the foregoing or otherwise entitle any Person to share in the equity, profit, earning, losses or gains of such Person (including stock appreciation, phantom stock or interests, profit participation or similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” means with respect to any Acquired Company, any trade or business, whether or not incorporated, that together with any Acquired Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414

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of the Code or that is a member of the same “controlled group” as any Acquired Company pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means United Missouri Bank.

“Escrow Agreement” means the escrow agreement to be entered into as of the Closing Date between the Escrow Agent, the Buyer and the Representative.

“Fikes Acquired Companies” means Fikes and each Subsidiary of Fikes that is an Acquired Company.

“Fikes Adjustment Amount” means the Fikes Net Working Capital Adjustment, plus Fikes Closing Cash, minus Fikes Closing Indebtedness, minus Fikes Transaction Expenses, minus the New Stores Capex Adjustment Amount with respect to each Unopened Store, minus the Terminated Lease Property Value Adjustment Amount minus the Total Loss Property Value Adjustment Amount, expressed as a positive number, if positive, and as a negative number, if negative.

“Fikes Closing Cash” means the amount of consolidated Cash of the Fikes Acquired Companies outstanding as of 12:01 a.m. local time in Temple, Texas on the day of the Closing (the “Effective Time”), determined in accordance with the Balance Sheet Rules. Fikes Closing Cash shall be reduced for any cash payments made to discharge any Fikes Transaction Expenses or Fikes Indebtedness between the Effective Time and immediately prior to the Closing. For the avoidance of doubt, (x) Fikes Closing Cash shall not include any amount included in GPS Closing Cash and (y) the sum of Fikes Closing Cash plus GPS Closing Cash shall equal 100% of the aggregate amount of Cash of the Acquired Companies as of the Effective Time.

“Fikes Closing Indebtedness” means the aggregate amount of Indebtedness of the Fikes Acquired Companies as of immediately prior to the Closing, determined in accordance with the Balance Sheet Rules. For the avoidance of doubt, (x) Fikes Closing Indebtedness shall not include any amount included in GPS Closing Indebtedness and (y) the sum of Fikes Closing Indebtedness plus GPS Closing Indebtedness shall equal 100% of the aggregate amount of Indebtedness of the Acquired Companies as of immediately prior to the Closing.

“Fikes Net Working Capital Adjustment” means the Net Working Capital Adjustment multiplied by the NWC Percentage with respect to Fikes.

“Fikes SAR Plan” means the Fikes Stock Appreciation Rights Plan dated as of January 1, 2014, as amended, a true, correct, and complete copy of which plan has been provided to the Buyer.

“Fikes SARs” means the stock appreciation rights granted or issued by Fikes pursuant to the Fikes SAR Plan.

“Fikes Shareholders’ Agreement” means the Shareholders’ Agreement of Fikes, effective October 22, 2018, as amended by that certain First Amendment to the Shareholders’ Agreement of Fikes, dated October 29, 2020, by and among Kim C. Fikes, as trustee of the Fikes

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2010 Irrevocable Asset Trust fbo Kim C. Fikes, The 2010 Irrevocable Trust fbo Laura Fikes Thomas, The 2010 Irrevocable Trust fbo Anne Fikes Carter, Kim C. Fikes, Raymond W. Smith, Edison Carroll Fikes 2015 Irrevocable Asset Trust, Kim Fikes Irrevocable Asset Trust (2005), The Anne Marie Fikes Irrevocable Asset Trust (2005), The Laura Fikes Thomas Irrevocable Asset Trust (2005), The Susan R. Fikes 2015 Irrevocable Asset Trust, The Raymond W. Smith 2015 Irrevocable Asset Trust, and The Amy Z. Smith 2015 Irrevocable Asset Trust.

“Fikes Transaction Expenses” means the Transaction Expenses of the Fikes Acquired Companies. For the avoidance of doubt, (x) Fikes Transaction Expenses shall not include any amount in GPS Transaction Expenses and (y) the sum of Fikes Transaction Expenses plus GPS Transaction Expenses shall equal 100% of the Transaction Expenses of the Acquired Companies.

“Final Determination” shall mean a settlement, compromise or other agreement with the relevant Governmental Authority, whether contained in an IRS Form 870 or other comparable form, documentation mutually agreeable to the Buyer and the Representative, or such procedurally later event, such as a closing agreement with the relevant Governmental Authority, an agreement contained in IRS Form 870-AD or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax court or the relevant Governmental Authority has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

“Foreign Plan” means any Company Plan maintained outside the jurisdiction of the United States.

“Fraud” means, with respect to any party to this Agreement, an actual and intentional misrepresentation of a fact, or concealment of a fact, made with the intent to deceive and mislead another party to this Agreement with respect to the making of any of the representations and warranties in this Agreement and not with respect to any other matters.

“Fuel Equipment” means all fuel fixtures and equipment, including all petroleum pumps and dispensers, dispenser pans or under-dispenser containers and overfill sumps, vapor recovery equipment, automatic tank gauges, leak detectors, underground and aboveground fuel storage tanks and associated pumps, piping, linings, fuel lines, fittings and connections and other related equipment.

“Fuel Equipment Financial Assurance Requirements” means requirements applicable to an owner and/or operator of Fuel Equipment for the demonstration of financial responsibility for taking corrective action caused by accidental Releases arising from the operation of Fuel Equipment. The term “Fuel Equipment Financial Assurance Requirements” shall include the federal financial responsibility requirements set forth in Title 40 of the Code of Federal Regulations Part 280, Subpart H and each set of state or local financial responsibility requirements applicable to UST Systems.

“Fuel Equipment Requirements” means any applicable Laws relating to the ownership and/or operation of Fuel Equipment, including the Fuel Equipment Financial

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Assurance Requirements. The term “Fuel Equipment Requirements” shall include the applicable federal regulations set forth in Title 40 of the Code of Federal Regulations Part 280 and each set of applicable state Laws setting forth requirements for UST Systems.

“Fuel Inventory” means all gasoline, diesel fuel, kerosene and other petroleum based motor fuels stored in bulk and owned by the Acquired Company, whether at any of the Leased Real Property or Owned Real Property, in transit or otherwise, as determined in accordance with the Balance Sheet Rules.

“Fundamental Representations” means, collectively, the Company Fundamental Representations and the Seller Fundamental Representations.

“GAAP” means United States generally accepted accounting principles, in effect from time to time.

“Gaming License” means any Permit issued or granted by a Gaming Regulatory Authority.

“Gaming Regulatory Authority” means the competent Governmental Authority in any jurisdiction regulating gambling, betting, gaming and lottery activities (if any), including, for the avoidance of doubt, the Governmental Authorities issuing the Gaming Licenses.

“Governmental Authority” means (a) any federal, provincial, state, local, municipal, national or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (b) any self-regulatory organization to the extent the rules, regulations, or orders of such organization have the force of Law; or (c) any political subdivision of any of the foregoing.

“GPS Acquired Companies” means GPS and each Subsidiary of GPS, if any, that is an Acquired Company.

“GPS Adjustment Amount” means, the GPS Net Working Capital Adjustment, plus the GPS Closing Cash, minus GPS Closing Indebtedness, minus GPS Transaction Expenses.

“GPS Closing Cash” means the amount of consolidated Cash of the GPS Acquired Companies outstanding as of the Effective Time, determined in accordance with the Balance Sheet Rules. GPS Closing Cash shall be reduced for any cash payments made to discharge any GPS Transaction Expenses or GPS Indebtedness between the Effective Time and immediately prior to the Closing.

“GPS Closing Indebtedness” means the aggregate amount of Indebtedness of the GPS Acquired Companies as of immediately prior to the Closing, determined in accordance with the Balance Sheet Rules.

“GPS Net Working Capital Adjustment” means the Net Working Capital Adjustment multiplied by the NWC Percentage with respect to GPS.

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“GPS Shareholders’ Agreement” means the Shareholders’ Agreement of GPS, effective June 24, 2020, by and among Kim C. Fikes, as trustee of the Fikes 2010 Irrevocable Asset Trust fbo Kim C. Fikes, Kim C. Fikes, as voting trustee of the Fikes 2010 Irrevocable Asset Trust fbo Laura Fikes Thomas, Kim C. Fikes, as voting trustee of the Fikes 2010 Irrevocable Asset Trust fbo Anne Fikes Carter, Susan R. Fikes, as trustee of the Susan R. Fikes 2015 Irrevocable Asset Trust, Susan R. Fikes, Kathryn Kim Coufal Fikes, as trustee of the Carroll Fikes Irrevocable Asset Trust, Kathryn Kim Coufal Fikes as, trustee of the Kim Fikes Irrevocable Asset Trust, Anne Marie Fikes Carter, as trustee of the Anne Marie Fikes Irrevocable Asset Trust, Laura Fikes Thomas, as trustee of the Laura Fikes Thomas Irrevocable Asset Trust and GPS.

“GPS Transaction Expenses” means the Transaction Expenses of the GPS Acquired Companies.

“Hazardous Substance” means any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, material, pollutant, contaminant, chemical or waste, including petroleum or any fraction thereof, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead, urea formaldehyde, per- or polyfluoroalkyl substances, radon gas or mold, in each case as defined, designated, classified or regulated under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Taxes imposed on or based on or measured with respect to gross or net income or profits (however denominated) or other similar Taxes or any franchise Tax imposed on or based on or measured with respect to gross or net income.

“Income Tax Return” means any Tax Return for Income Taxes.

“Indebtedness” means, without duplication, with respect to an Acquired Company, (a) any indebtedness or other obligation of such Acquired Company for borrowed money, whether current, short-term or long-term and whether secured or unsecured (excluding any inter-company obligations solely among the Acquired Companies for borrowed money, trade payables, accounts payable and other intercompany Liabilities solely among the Acquired Companies); (b) any indebtedness of such Acquired Company evidenced by any note, bond, loan (including equipment loans), mortgage (or deed of trust or deed to secure debt), debenture or other securities (whether or not convertible into any other security) or similar instrument; (c)  any Liabilities of such Acquired Company for the deferred purchase price of equity, services, property or other assets (including any “earn-out” or similar payments) (other than trade payables and expenses incurred in the ordinary course of business); (d) any Liabilities of such Acquired Company in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for as finance leases in accordance with the Balance Sheet Rules (but excluding any operating leases, including the Leases and Third-Party Leases); (e) Liabilities for any amounts owed by such Acquired Company to the Sellers, the NewCos, the Representative or any of their respective Related Parties other than Liabilities in respect of any Leases for which such

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Acquired Company is the tenant or sub-tenant; (f) any Liabilities of such Acquired Company under any performance bond or letter of credit or any bank overdrafts and similar charges; (g) any declared but unpaid dividends of such Acquired Company; (h) all guaranties, endorsements, assumptions and other contingent obligations of such Acquired Company in respect of, or to purchase or to otherwise acquire, Indebtedness of others; (i) any unfunded or unpaid benefit liability with respect to any retirement, deferred compensation or severance plan, program, agreement or arrangement, including the employer portion of any payroll, employment, social security, or other similar Taxes or similar obligations and any “tax gross-up” payments payable with respect thereto; (j) any accrued and unused vacation, paid time off or similar leave, any accrued and unpaid bonuses or commissions, and any other bonuses or commissions of such Acquired Company that relate to the period prior to the Closing, irrespective of whether accrued, including the employer portion of any payroll, employment, social security, or other similar Taxes or similar obligations payable with respect thereto (but subject to reimbursement by the Buyer to Sellers pursuant to Section 2.4 to the extent any such amounts are not actually paid to the applicable payee; provided, for the avoidance of doubt, that Buyer’s reimbursement obligations pursuant to this clause (j) and Section 2.4 shall only be applicable to amounts that are scheduled, pursuant to their existing terms, to be paid within ninety (90) days following the Closing Date and Buyer does not actually pay such amounts to the applicable payee); (k) any unpaid Income Taxes of such Acquired Company attributable to a Pre-Closing Tax Period with respect to which Tax Returns have historically been filed by such Acquired Company and have not yet been filed; (l) any accrued interest, premiums, penalties and other obligations relating to the foregoing and (m) any indebtedness referred to in clauses (a) through (l) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, any Acquired Company. Indebtedness shall also include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, calculated assuming that such Indebtedness is repaid on the Closing Date. For the avoidance of doubt, “Indebtedness” shall not include any amount included in Transaction Expenses or Net Working Capital.

“Indemnified Taxes” means, except to the extent taken into account in the Closing Statement as finally determined pursuant to Section 2.4(b), any and all Non-Income Taxes of the Acquired Companies with respect to a Pre-Closing Tax Period.

“Indirect Loss” means (a) any punitive damages, and (b) Losses that are not the reasonably foreseeable result (based on the circumstances) of, and were not proximately caused by, a breach by the Indemnifying Party of a representation and warranty or covenant contained in this Agreement.

“Intellectual Property” means any and all rights in intellectual property and proprietary information arising anywhere in the world, whether registered or unregistered, including the following: (a) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, trade names, service names, taglines, social media identifiers (such as an Instagram® handle) and related accounts, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, moral rights, mask works,

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works of authorship, database rights and design rights; (d) trade secrets, know-how, inventions (whether or not patentable), processes, procedures, databases, confidential business information and other proprietary information and rights; (e) rights in Software; and (f) domain names, Internet addresses and other computer identifiers.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means computers, Software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party Software or systems) owned, licensed, leased or otherwise used by any Acquired Company.

“Knowledge” means (a) when used in reference to the Acquired Companies, the actual knowledge of Kim Fikes, Raymond Smith or Tate Seideman, in each case, after due inquiry; (b) when used in reference to any Seller that is a natural person, the actual knowledge of such Seller, after due inquiry; (c) when used in reference to any Seller that is not a natural person, the actual knowledge of its trustees, directors, and officers, in each case, after due inquiry; and (d) when used in reference to the Buyer, the actual knowledge of Brian J. Johnson and Douglas M. Beech, in each case, after due inquiry.

“Labor Laws” means any Laws relating to employment, employment standards and practices, employment of minors, employment discrimination, immigration, workplace health and safety, collective bargaining, labor relations, employment tax withholding, wages, hours, family and medical leave and other leave of absence, workplace safety and insurance or pay equity, and proper classification as an “exempt” vs. a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended) or as an employee vs. an independent contractor.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority, including common law or any international treaties.

“Liability” means any liability, debt, obligation, loss, damage, claim, cost or expense (including reasonable costs of investigation, professional fees and defense and attorney’s fees, costs and expenses), in each case, whether accrued or contingent.

“Licensed Intellectual Property” means all Company Intellectual Property other than Owned Intellectual Property.

“Lien” means any lien, mortgage, deed of trust, hypothecation, deed to secure debt, pledge, charge, security interest, right of first refusal, right of first offer, easement, restriction, covenant, condition, title default, encroachment, option or other encumbrance.

“Losses” means any Liability (including incidental and consequential damages) or diminution of value, whether or not involving a third party claim but excluding Indirect Losses.

“Malicious Code” means any surreptitious computer code or other Software routines or hardware components intentionally designed to permit unauthorized access to, disable

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or erase Software, hardware or data, or to perform any other similar type of unauthorized activities (including viruses, Trojan horses, worms or other similar code, designs or routines).

“Material Adverse Effect” means any effect, event, change, occurrence, circumstance, state of facts or development (each, an “Effect”) that, individually or in the aggregate, has, or would be reasonably expected to have, a material adverse effect on the assets, properties, liabilities, business, results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole; provided that, none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any change in general business or economic conditions, (including interest rates, the availability of debt financing, changes in the price of gas, oil, or other natural resources), events or conditions generally effecting the industries in which the Acquired Companies operate, any change in the financial, banking, currency or capital markets in the United States or foreign economies; (ii) changes in Law, GAAP or other applicable accounting standards or the official interpretations thereof after the date hereof; (iii) the occurrence of any pandemics or natural disasters, acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence or threatened occurrence of any military action; (iv) any change in, or effects arising from or relating to, general business or economic conditions affecting any industry in which any Acquired Company operates after the date of this Agreement; (v) the public announcement of this Agreement and the other agreements contemplated hereby if resulting solely from the identity of Buyer (it being understood that this clause (v) shall not apply to the representations and warranties in Section 4.3 and Section 5.3); (vi) any action taken by Buyer or any of its Affiliates; (vii) any omission to act or action taken at the written direction of, or with the prior written consent of, the Buyer under Section 7.1; (viii) any actions taken with Buyer’s prior written consent that are required in order to obtain any waiver or consent from any Person, other than with respect to consent of any Governmental Authority in connection with the Contemplated Transactions and the Transaction Documents; (ix) the failures by the Acquired Companies to meet any internal budgets, plans, estimates, predictions, performance metrics, or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood and agreed that the Effects underlying such failure may be taken into consideration in determining whether there has been, is or would reasonably be expected to be, a Material Adverse Effect), in the case of clauses (i), (ii), (iii) and (iv) other than to extent such Effects (alone or in combination) disproportionately impact any of the Acquired Companies in an adverse manner relative to the other Persons in the industry in which any Acquired Company operates.

“Multiemployer Plan” means any “multiemployer plan” as such term is defined in Section 3(37) of ERISA.

“Net Working Capital” means Current Assets, minus Current Liabilities as determined in accordance with the Balance Sheet Rules, each calculated as of the Effective Time, in each case, excluding any amounts included in the calculations of Fikes Closing Cash, GPS Closing Cash, Fikes Transaction Expenses, GPS Transaction Expenses, Fikes Closing Indebtedness, and GPS Closing Indebtedness. Exhibit C sets forth an illustrative calculation of Net Working Capital.

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“Net Working Capital Adjustment” means Net Working Capital, minus $23,000,000.00, expressed as a positive number, if positive, and as a negative number, if negative.

“New Stores” means the stores set forth on Schedule 1.1(b).

“New Stores Capex Adjustment Amount” means with respect to each Unopened Store, the difference, if any, between (a) the Target New Stores Capex Amount minus (b) the Closing New Stores Capex Amount; provided that in no event will the New Stores Capex Adjustment Amount be a negative number with respect to any New Store. By way of example, if the Target New Stores Capex Amount with respect to an Unopened Store is $10,000,000 and the Closing New Stores Capex Amount with respect to such Unopened Store is $8,000,000, then the New Stores Capex Adjustment Amount for such Unopened Store would be $2,000,000, resulting in a $2,000,000 decrease to the Fikes Purchase Price.  By way of example, if the Target New Stores Capex Amount with respect to an Unopened Store is $10,000,000 and the Closing New Store Capex Amount with respect to such Unopened Store is $11,000,000, then the New Stores Capex Adjustment Amount for such Unopened Store would be deemed $0, resulting in no increase or decrease to the Fikes Purchase Price.

“Non-Income Taxes” means all Taxes other than Income Taxes, including sales, property and fuel Taxes.

“NWC Percentage” means with respect to (a) Fikes NewCo: 98.21%, and (b) with respect to GPS NewCo: 1.79%.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, writ, subpoena or verdict, whether temporary, preliminary or permanent, entered, issued, made or rendered by any Governmental Authority.

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by an Acquired Company.

“Pass-Through Tax Return” means any Income Tax Return of an Acquired Company in respect of which items of income, deduction, credit, gain or loss are required to be reported on a Tax Return of the Sellers or the NewCos and not on a Tax Return of the Acquired Company under applicable Law.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

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“Permits” means all permits, licenses, identification numbers, franchises, approvals, authorizations, certificates, registrations, consents or similar authorizations of any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for current Taxes not yet due and payable; (b) landlords’, warehouse persons’, mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith and for which appropriate reserves have been established on the Financial Statements in accordance with the Balance Sheet Rules; (c) zoning, entitlement, building and other land use Liens applicable to the Owned Real Property or Leased Real Property which are not violated by the current use, occupancy or operation of the Owned Real Property or Leased Real Property; (d) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any Owned Real Property or Leased Real Property which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, current use, occupancy or operation of such Owned Real Property or Leased Real Property; (e) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (f) the interest of lessors and sub-lessors of any leased or subleased property under the applicable leases and subleases; (g) matters that would be disclosed by an accurate survey of real property in question and that do not, individually or in the aggregate, prohibit, impair or interfere, in each case in any material respect, with the value, occupancy, use or operation of any Business or operations of the Acquired Companies or any real property used in the Business or by any Acquired Company; (h) Third-Party Leases; and (i) Liens that will be satisfied and released of record pursuant to the Pay-Off Letters.

“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Personal Information” means (i) a natural Person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by any Acquired Company allows the identification of or contact with a natural Person or can be used to identify a Person, and (ii) any information defined as “personal information, “personal data,” “personally identifiable information” or similar term by any applicable Law governing the collection, use, transfer or processing of data.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Related Party” means, when used to indicate a relationship with any Person, (a) any relative, spouse or family member of such Person, or any relative of such spouse (collectively, “Relatives”); (b) any Affiliate of such Person or such Person’s Relatives; (c) any

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other Person in which such Person has an economic interest, other than the passive ownership of less than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company; (d) any trust or estate in which any of the foregoing has a beneficial interest or as to which any of the foregoing serves as trustee or in a similar fiduciary capacity; (e) any former, current or future, direct or indirect, officers, other fiduciary, directors, employees, affiliates, stockholders, equityholders, managers, members, partners, agents, attorneys, advisors, lenders or other representatives of any such Person or of any Person described in clause (b) or (c) of this definition and their respective Related Parties and (f) any such Person’s or any of the foregoing’s respective successors or assigns.

“Release” means any release, spilling, emitting, leaking, pumping, pouring, injecting, escaping, depositing, disposing, discharging, dispersing, dumping, leaching, abandonment or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Substances in the indoor or outdoor environment; (b) prevent or minimize a Release of Hazardous Substances so they do not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq., or any other analogous Environmental Law.

“Representative” means the Initial Representative or any successor representative of the Sellers appointed in accordance with the terms of this Agreement.

“Required Financial Information” shall mean (i) the Financial Statements and (ii) each of Fikes’ and GPS’s unaudited balance sheets as of the end of, and the related statements of income, changes in stockholders’ equity and cash flows for, each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date (other than any fiscal fourth quarter), in each case, prepared in accordance with GAAP, except as may be noted therein (subject to the absence of footnotes and normal year-end audit adjustments) and except as set forth in Schedule 5.7(a) with respect to the Business Pro Forma Financial Statements.

“Restricted Territory” means a twenty-five (25) mile radius from each of the store locations set forth on Schedule 1.1(c).

“SEC” means the U.S. Securities and Exchange Commission.

“Seller Fundamental Representations” means the representations and warranties of each Seller set forth in Sections 4.1 (Corporate Organization), 4.2 (Due Authorization), 4.4 (No Authorization or Consents), 4.5 (Litigation), 4.6 (Ownership) and 4.7 (Brokers).

“Seller Group” means the Sellers, the NewCos, the Representative, the Acquired Companies, the Excluded Entities, the Seller Family Members, their respective Affiliates, and each of their respective advisors.

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“Service Provider” means any current or former employee, officer, director, consultant or independent contractor of the Acquired Companies.

“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code and any documentation relating to the foregoing.

“Subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other Subsidiary of such specified Person) directly or indirectly (a) owns, more than fifty percent (50%) of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity or (b) controls the management.

“Target New Stores Capex Amount” means the aggregate amount of capital expenditures budgeted to be expended to construct, equip and open each New Store as set forth on Schedule 1.1(b).

“Tax” means (a) any taxes, levies, fees, imposts, duties or similar charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) imposed by any Governmental Authority, including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (ii) franchise, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, fuel, excise, stamp, escheat, occupation, premium, windfall profits, transfer and gains taxes and (iii) customs duties; (b) any liability for the payment of any items described in clause (a) above as a result of (i) being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group or (ii) being included (or being required to be included) in any Tax Return related to such group; and (c) any liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability or liability pursuant to Contract, in respect of any of the items described in clause (a) or (b) above.

“Tax Contest” means any audit, examination, contest or administrative or judicial proceedings involving any asserted Tax liability with respect to the Acquired Companies.

“Tax Law” means any Law with respect to Taxes.

“Tax Return” means any report, return, declaration, claim for refund, election, disclosure, estimate, information report or return or statement required to be supplied or otherwise provided to a Governmental Authority in connection with Taxes, including any schedule, attachment or supporting information thereto or amendment thereof.

“Terminated Lease Property Value” means, with respect to each Leased Real Property designated as a Terminated Lease Property pursuant to Section 7.9(c) or Section 7.20(a) or Section 7.20(b), the amount set forth in the column titled “CY23 / PF EBITDA”, multiplied by the EBITDA Multiple, in each case set forth on Schedule 1.1(d).

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“Terminated Lease Property Value Adjustment Amount” means the aggregate amount of the Terminated Lease Property Values for the Terminated Lease Properties.

“Total Loss Property Value” means, with respect to each Leased Real Property or Owned Real Property designated as a Total Loss Property pursuant to Section 7.20(a) or Section 7.20(b), the amount set forth in the column titled “CY23 / PF EBITDA” assigned to such Leased Real Property or Owned Real Property, multiplied by the EBITDA Multiple, in each case set forth on Schedule 1.1(e) less, if Buyer elects pursuant to Section 7.20(a) for the Acquired Companies to retain such Total Loss Property at Closing, the fair market value (as mutually agreed in good faith between the Representative and the Buyer) of such Total Loss Property retained by the Acquired Companies as of the Closing.

“Total Loss Property Value Adjustment Amount” means the aggregate amount of the Total Loss Property Values for the Total Loss Properties.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Restructuring Documents and all instruments and certificates contemplated to be delivered at Closing under this Agreement.

“Transaction Expenses” means, without duplication, any fees, costs, payments, liabilities, premiums, expenditures and expenses (collectively, the “Expenses”) incurred or subject to reimbursement by or on behalf of any Acquired Company, in each case in connection with the preparation, negotiation, and execution of this Agreement, the other Transaction Documents or the completion of the Contemplated Transactions (or any sales process conducted or pursued by any Acquired Company prior to the Closing) (whether incurred prior to or after the date hereof) and not paid prior to the Closing, including: (a) any brokerage, finders’ or other advisory Expenses, commissions or similar payments; (b) any Expenses of counsel, accountants or other advisors or service providers; (c) any Expenses of any Acquired Company or any of their respective Affiliates related to any severance, transaction bonus, discretionary bonus, change-of-control payment, phantom equity payout, “stay-put”, retention bonus, sale bonus or other compensatory payments (including, for the avoidance of doubt, any payments due in respect of the Fikes SARs set forth on Schedule 5.6(a)(ii)) made to any Service Provider or any of their respective Affiliates as a result of the execution of any Transaction Document or in connection with the Contemplated Transactions (regardless if any of such are actually paid), other than those payments offered by Buyer in connection with the Contemplated Transactions; (d) any Expenses payable in connection with receipt of any consent or approval required on the part of an Acquired Company in connection with the Contemplated Transactions (regardless if any of such are actually paid) but, for the avoidance of doubt, excluding any Permit Expenses; (e) any employment Taxes relating to any of the foregoing (including payroll and social security Taxes), including the employer portion of the amount of any withholding, payroll, employment or similar Taxes incurred as a result of any Transaction Expense with respect to the amounts set forth in clauses (c) and (d); (f) fifty percent (50%) of all filing fees for the filing(s) required to be made under the HSR Act in connection with the Contemplated Transactions (it being understood that Buyer will pay the entire HSR filing fee at the time of such HSR filing and shall be reimbursed for 50% of such fees at Closing by way of the Fikes Adjustment Amount or GPS Adjustment Amount, as applicable); (g) all Expenses associated with the D&O Tail, (h) fifty percent (50%) of all underwriting fees, premiums and other amounts payable by the Buyer or its

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Affiliates to any insurers or brokers in respect of the issuance of the R&W Policy (but only at or prior to the Closing of the Contemplated Transactions, it being understood that Buyer will pay all such amounts in respect of the issuance of the R&W Policy when due and shall be reimbursed for 50% of such amounts at Closing by way of the Fikes Adjustment Amount or GPS Adjustment Amount, as applicable); (i) 50% of the Expenses relating to the Escrow Agreement; (j) any Expenses arising from or relating to obtaining any Lease Consent, including all Lease Consent Expenses; (k) the Gaming Removal Expenses; and (l) all Casualty Expenses and Condemnation Expenses.

“Transaction Percentage” means, with respect to (a) Fikes NewCo: 98.21%, and (b) with respect to GPS NewCo: 1.79%.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“UST System” has the meaning given such term in 40 C.F.R. Section 280.12.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.).

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of a deliberate act or omission undertaken by, and within the reasonable control of, the breaching party.

Section 1.2.             Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement.

Term	Section
Accounting Firm	Section 2.4(b)
Affiliate Agreements	Section 7.13
Affiliated Contracts	Section 5.28
Agreement	Preamble
Assets	Section 5.15(a)
Audited Financial Statements	Section 5.7(a)
Books and Records	Section 5.31
Business Pro Forma Financial Statements	Section 5.7(a)
Buyer	Preamble
Buyer Group	Section 12.18(a)
Buyer Indemnified Parties	Section 11.2
Buyer Released Parties	Section 7.15(a)
Buyer Releasing Parties	Section 7.15(b)
Buyer/Fikes Adjustment Amount	Section 2.4(d)(ii)
Buyer/GPS Adjustment Amount	Section 2.4(e)(ii)
Buyer’s Inspection	Section 7.19(b)
Buyer-Prepared Tax Returns	Section 8.5
Capex Budget	Section 7.1

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Casualty Event	Section 7.20(a)
Casualty Expenses	Section 7.20(a)
cause	Section 7.1(q)
Center Point	Recitals
Clean Team Agreement	Section 7.2
Closing	Section 3.1
Closing Date	Section 3.1
Closing Statements	Section 2.4(a)(ii)
Closing Transaction Expenses	Section 2.2(c)(iii)
Combined Audited Balance Sheets	Section 5.7(a)
Company Intellectual Property	Section 5.13(a)
Company Protected Group	Section 7.4(c)
Condemnation Action	Section 7.20(b)
Condemnation Expenses	Section 7.20(b)
Confidentiality Agreement	Section 7.2
Continuing Employees	Section 7.10(a)
Conveyance Taxes	Section 8.7
CORD	Recitals
Credit Support Arrangement	Section 7.22
D&O Indemnified Party	Section 7.11(a)
D&O Tail	Section 7.11(a)
Designated Persons	Section 12.18(a)
Direct Claim	Section 11.6
Dispute	Section 2.4(b)
Effect	Section 1.1
Employee List	Section 5.17
Estoppel Certificates	Section 7.23(b)
Excluded Entities	Section 1.1
Excluded Assets	Section 7.24
Expenses	Section 1.1
Fikes	Recitals
Fikes	Preamble
Fikes Adjustment Escrow Account	Section 2.5
Fikes Adjustment Escrow Amount	Section 2.2(a)
Fikes Closing Statement	Section 2.4(a)(i)
Fikes Company Conversion	Section 7.17(a)(iv)
Fikes Contribution	Section 7.17(a)(ii)
Fikes Estimated Adjustment Amount	Section 2.2(c)(i)
Fikes Estimated Purchase Price	Section 2.2(a)
Fikes F Reorganization	Section 7.17(a)(iii)
Fikes Final Adjustment Amount	Section 2.4(d)
Fikes Interests	Recitals
Fikes Pre-Closing Statement	Section 2.2(c)(i)
Fikes Purchase Price	Section 2.2(a)
Fikes QSub Election	Section 7.17(a)(iii)
Fikes Restructuring	Section 7.17(a)

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Fikes Restructuring Documents	Section 7.17(a)
Fikes Restructuring LLC Agreement	Section 3.2(a)(vii)
Fikes Sellers	Preamble
Fikes Sellers Adjustment Amount	Section 2.4(d)(i)
Fikes Shares	Recitals
Fikes Subsidiary Conversions	Section 7.17(a)(vi)
Fikes Tax Indemnity Escrow Amount	Section 2.2(a)
Financial Statements.	Section 5.7(a)
Financing	Section 7.18(a)
Franchise Contracts	Section 5.11(a)(iv)
Fuel Equipment Report	Section 7.19(d)
Funded Indebtedness	Section 2.3
Gaming Operation Contracts	Section 5.11(a)(v)
Gaming Operations	Section 5.11(a)(v)
Gaming Removal Expenses	Section 7.9(d)
GPS	Preamble
GPS Adjustment Escrow Account	Section 2.5
GPS Adjustment Escrow Amount	Section 2.2(b)
GPS Closing Statement	Section 2.4(a)(ii)
GPS Company Conversion	Section 7.17(b)(iv)
GPS Contribution	Section 7.17(b)(ii)
GPS Estimated Adjustment Amount	Section 2.2(c)(ii)
GPS Estimated Purchase Price	Section 2.2(b)
GPS F Reorganization	Section 7.17(b)(iii)
GPS Final Adjustment Amount	Section 2.4(e)
GPS Interests	Recitals
GPS NewCo	Recitals
GPS Pre-Closing Statement	Section 2.2(c)(ii)
GPS Purchase Price	Section 2.2(b)
GPS QSub Election	Section 7.17(b)(iii)
GPS Restructuring	Section 7.17(b)
GPS Restructuring Documents	Section 7.17(b)
GPS Restructuring LLC Agreement	Section 3.2(a)(vii)
GPS Sellers	Preamble
GPS Sellers Adjustment Amount	Section 2.4(e)(i)
GPS Shares	Recitals
GPS Subsidiary Conversions	Section 7.17(b)(v)
GPS Tax Indemnity Escrow Amount	Section 2.2(b)
Indemnified Party	Section 11.5(a)
Indemnifying Party	Section 11.5(a)
Initial Representative	Preamble
Intended Tax Treatment	Section 8.9
Interim Financial Statements	Section 5.7(a)
JF Air	Recitals
Joinder	Recitals
Latest Balance Sheets	Section 5.7(a)

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Lease	Section 5.14(c)
Lease Consent	Section 7.9(b)
Lease Consent Expenses	Section 7.9(b)
Leased Real Property	Section 5.14(c)
Leases	Section 5.14(c)
Lessor	Section 5.14(c)
Material Contracts	Section 5.11(a)
Material Customers	Section 5.12
Material Suppliers	Section 5.12
New Title Commitment Documents	Section 7.23(a)
NewCos	Recitals
Objection Notice	Section 2.8(a)
Objections Statement	Section 2.4(b)
Owned Real Property	Section 5.14(a)
Pay-Off Lender	Section 2.3
Pay-Off Letters	Section 2.3
Post-Closing Representation	Section 12.18(a)
Pre-Closing Communications	Section 12.18(b)
Pre-Closing Representation	Section 12.18(a)
Pre-Closing Statements	Section 2.2(c)(ii)
Preliminary Allocation	Section 2.8(d)
Prior Company Counsel	Section 12.18(a)
Privacy Policy	Section 5.13(f)
Privacy Requirements	Section 5.13(f)
Proposed Allocation	Section 2.8(a)
QSub	Section 7.17(a)(iii)
R&W Policy	Section 7.16
Relatives	Section 1.1
Response Period	Section 2.8(a)
Restricted Period	Section 7.4(a)
Restrictive Covenants	Section 7.4(d)
Restructuring	Section 7.17(b)
Restructuring Documents	Section 7.17(b)
Seller Family Members	Preamble
Seller Indemnified Parties	Section 11.3
Seller Protected Group	Section 7.4(f)
Seller Released Parties	Section 7.15(b)
Seller Releasing Parties	Section 7.15(a)
Seller-Prepared Tax Returns	Section 8.5
Sellers	Preamble
Straddle Period	Section 8.6
Subsidiary Conversions	Section 7.17(b)(v)
tail coverage	Section 7.11(a)
Tank Material Defects	Section 7.19(d)
Tank Testing	Section 7.19(c)
Tax Indemnified Buyer Parties	Section 8.2(a)(i)

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Tax Indemnity Claim	Section 8.3(b)
Tax Indemnity Escrow Account	Section 8.3(a)
Tax Indemnity Escrow Amount	Section 3.2(b)(iii)
Tax Indemnity Escrow Period	Section 8.3(a)
Tax Sharing Agreements	Section 5.10(h)
Terminated Lease Property	Section 7.9(c)
Termination Date	Section 10.1(d)
Third Party Claim	Section 11.5(a)
Third-Party Lease	Section 5.14(d)
Total Loss Property	Section 7.20(a)
Waiver Exceptions	Section 11.4

Section 1.3.             Interpretive Provisions. Unless the express context otherwise requires:

(a)               the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)               words defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)               the words “Dollars” and “$” mean U.S. dollars;

(d)               references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement;

(e)               references to a specific Schedule “of this Agreement” shall refer to a Schedule or Schedules of this Agreement;

(f)                references to a specific Schedule shall refer to the Sections or Subsections of the Disclosure Schedules;

(g)               wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(h)               references herein to any gender shall include each other gender;

(i)                 references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(j)                 references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

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(k)               with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(l)                 the word “or” shall be disjunctive but not exclusive;

(m)             references herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder;

(n)               references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule;

(o)               the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(p)               if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(q)               whenever this Agreement requires any Acquired Company to take any action, such requirement shall be deemed to include an undertaking on the part of each Seller and each Seller Family Member to use commercially reasonable efforts to cause such Acquired Company, as applicable, to take such action;

(r)                references herein to “property” shall be deemed to include “asset” and vice versa; and

(s)                each representation, warranty, covenant and agreement contained in this Agreement will have independent significance. The fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

Article II

PURCHASE AND SALE OF THE FIKES INTERESTS AND GPS INTERESTS

Section 2.1.             Purchase and Sale of the Fikes Interests and GPS Interests. Upon the terms and subject to the conditions set forth in this Agreement, (a) Fikes NewCo shall sell, assign, transfer and convey to the Buyer (or its designee), free and clear of any Liens, and the Buyer (or its designee) shall purchase and acquire from Fikes NewCo, all of the Fikes Interests owned by Fikes NewCo in exchange for (i) a cash payment to Fikes NewCo at the Closing equal to the Fikes Estimated Purchase Price and (ii) any amounts payable to Fikes NewCo pursuant to Section 2.4(d) or Section 2.5, minus any amount owed by Fikes NewCo pursuant to Section 2.4(d), and (b) GPS NewCo shall sell, assign, transfer and convey to the Buyer (or its

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designee), free and clear of any Liens, and the Buyer (or its designee) shall purchase and acquire from GPS NewCo, all of the GPS Interests owned by GPS NewCo, in exchange for (i) a cash payment to GPS NewCo at the Closing equal to the GPS Estimated Purchase Price and (ii) any amounts payable to GPS NewCo pursuant to Section 2.4(e) or Section 2.5, minus any amounts owed by GPS NewCo pursuant to Section 2.4(e).

Section 2.2.             Calculation of Purchase Price.

(a)               Fikes Estimated Purchase Price. The term “Fikes Estimated Purchase Price” means the amount resulting from: (i) $1,124,500,000 minus (ii) $16,204,650 (the “Fikes Adjustment Escrow Amount”), (iii) minus $9,821,000 (the “Fikes Tax Indemnity Escrow Amount”) (iv) minus $5,000,000 (the “Special Tax Indemnity Escrow Amount”), plus (v) the Fikes Estimated Adjustment Amount (if the Fikes Estimated Adjustment Amount is a positive number), minus (vi) the absolute value of the Fikes Estimated Adjustment Amount (if the Fikes Estimated Adjustment Amount is a negative number). The Fikes Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.4 (as so adjusted, the “Fikes Purchase Price”).

(b)               GPS Estimated Purchase Price. The term “GPS Estimated Purchase Price” means the amount resulting from: (i) $20,500,000 minus (ii) $295,350 (the “GPS Adjustment Escrow Amount”), (iii) minus $179,000 (the “GPS Tax Indemnity Escrow Amount”) plus (iv) the GPS Estimated Adjustment Amount (if the GPS Estimated Adjustment Amount is a positive number), minus (v) the absolute value of the GPS Estimated Adjustment Amount (if the GPS Estimated Adjustment Amount is a negative number). The GPS Estimated Purchase Price shall be subject to adjustment following the Closing pursuant to Section 2.4 (as so adjusted, the “GPS Purchase Price”).

(c)               Pre-Closing Statement and Transaction Expenses. Not fewer than three (3) Business Days prior to the anticipated Closing Date:

(i)                 The Representative shall deliver to the Buyer a certificate executed by an executive officer of Fikes (the “Fikes Pre-Closing Statement”), setting forth good faith estimates, for the Fikes Acquired Companies of (A) Fikes Closing Indebtedness, (B) Fikes Transaction Expenses, (C) Net Working Capital, (D) Fikes Closing Cash, (E) the New Stores Capex Adjustment Amount, (F) the Terminated Lease Property Value Adjustment Amount, (G) the Total Loss Property Value Adjustment Amount and (H) the Fikes Adjustment Amount, in each case determined in accordance with the Balance Sheet Rules (provided, however, that to the extent there is a conflict between the definitions set forth herein and the Balance Sheet Rules, the definitions set forth herein shall prevail) (clause (H) being the “Fikes Estimated Adjustment Amount” for the Fikes Acquired Companies), together with supporting documentation for such estimates and any additional information reasonably requested by the Buyer.

(ii)              The Representative shall deliver to the Buyer a certificate executed by an executive officer of GPS (the “GPS Pre-Closing Statement”, and together with the Fikes Pre-Closing Statement, the “Pre-Closing Statements”), setting forth good faith estimates, for the GPS Acquired Companies, of (A)  GPS Closing Indebtedness, (B)  GPS Transaction Expenses, (C) Net Working Capital, (D) GPS Closing Cash, and (E) the GPS

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Adjustment Amount, in each case determined in accordance with the Balance Sheet Rules (provided, however, that to the extent there is a conflict between the definitions set forth herein and the Balance Sheet Rules, the definitions set forth herein shall prevail) (clause (E) being the “GPS Estimated Adjustment Amount” for the GPS Acquired Companies), together with supporting documentation for such estimates and any additional information reasonably requested by the Buyer.

(iii)            (A) Buyer shall deliver to the Representative final invoices with respect to the R&W Policy, Lease Consent Expenses paid by the Buyer and any other Transaction Expenses reasonably requested by the Representative, and (B) the Representative shall deliver to the Buyer final invoices with respect to all Transaction Expenses to be paid by any Acquired Company at the Closing and shall indicate which Acquired Company paid or will pay each such invoice (together, clause (A) and (B), the “Closing Transaction Expenses”).

(iv)             The Pre-Closing Statements shall be prepared in consultation with the Buyer and shall be reasonably acceptable to the Buyer. The Representative shall consider, in good faith, any changes to the Pre-Closing Statements proposed by the Buyer and will re-issue the Pre-Closing Statements with any such changes that are appropriate prior to the Closing. For the avoidance of doubt, Buyer shall have no obligation to comment on the Pre-Closing Statements and Buyer’s failure to identify any questions or changes to the Pre-Closing Statements shall not indicate any acceptance or waiver, or otherwise impact Buyer’s right to prepare the Closing Statements in accordance with Section 2.4.

(v)               The Representative, each NewCo (from and when formed), and each Seller acknowledges and agrees on behalf of such Person and its Affiliates that Buyer and their Affiliates (including the Acquired Companies following the Closing) shall be able to rely on the allocations made by the Sellers and its Affiliates in determining (A) Fikes Closing Cash and GPS Closing Cash, (B) Fikes Closing Indebtedness and GPS Closing Indebtedness, (C) Fikes Transaction Expenses and GPS Transaction Expenses, (D) Fikes Net Working Capital Adjustment and GPS Net Working Capital Adjustment and (E) the Fikes Estimated Purchase Price or the GPS Estimated Purchase Price resulting from such allocations, in each case, with no liability to the Buyer or any of its Affiliates (including the Acquired Companies following the Closing) for any payments made in accordance with such allocations, or for any errors, omissions or inaccuracies in the determinations of the amounts set forth therein.

Section 2.3.             Payment of Funded Indebtedness. No fewer than three (3) Business Days prior to the anticipated Closing Date, the Representative shall deliver to the Buyer: (a) separate certificates executed by an executive officer of each of Fikes and GPS, respectively, setting forth such executive officer’s good faith estimate of all Closing Indebtedness of the Fikes Acquired Companies and the GPS Acquired Companies, as applicable, including pursuant to the instruments listed on Schedule 2.3 (the “Funded Indebtedness”) as of the anticipated Closing Date, including the names of each Person to which such Funded Indebtedness is owed (each, a “Pay-Off Lender”) and the amounts owed to each Pay-Off Lender; (b) pay-off letters in form and substance reasonably satisfactory to the Buyer to be executed at or prior to the Closing by all Pay-Off Lenders (the “Pay-Off Letters”), specifying the aggregate payoff amount of the Acquired Companies’ obligations thereunder (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that

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will be outstanding under such indebtedness as of the Closing and providing for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Pay-Off Letters, including, in the case of any letters of credit or similar obligations, cash collateralization of such obligations (it being understood and agreed that the Buyer shall be responsible for paying all amounts under the Pay-Off Letters (including cash collateralizing any letters of credit or similar obligations at Closing)); and (c) to the extent obtained by the Acquired Companies pursuant to Section 7.26, customary documentation evidencing the release of all Liens with respect to the Funded Indebtedness (including any customary termination statements on Form UCC-3 or other customary releases), it being understood that Buyer shall cause such documentation to be filed and/or recorded, as applicable, on or promptly after the Closing Date.

Section 2.4.             Purchase Price Adjustment.

(a)               Closing Statement.

(i)                 Within ninety (90) days following the Closing Date, the Buyer shall prepare and deliver to the Representative a certificate executed by an executive officer of the Buyer as to the Fikes Acquired Companies (the “Fikes Closing Statement”), setting forth the Buyer’s determination, for the Fikes Acquired Companies, of (A) Fikes Closing Indebtedness, (B) Fikes Transaction Expenses, (C) Net Working Capital, (D) Fikes Closing Cash (E) the New Stores Capex Adjustment Amount (which, for the avoidance of doubt, shall be equal to New Stores Capex Adjustment Amount set forth on the Fikes Pre-Closing Statement), (F) the Terminated Lease Property Value Adjustment Amount, (G) the Total Loss Property Value Adjustment Amount and (H) the Fikes Adjustment Amount, in each case determined in accordance with the Balance Sheet Rules; provided, however, that to the extent there is a conflict between the definitions set forth herein and the Balance Sheet Rules, the definitions set forth herein shall prevail.

(ii)              Within ninety (90) days following the Closing Date, and simultaneously with the delivery of the Fikes Closing Statement, the Buyer shall prepare and deliver to the Representative a certificate as to the GPS Acquired Companies (the “GPS Closing Statement”; and together with the Fikes Closing Statement, the “Closing Statements”) setting forth the Buyer’s determination, for the GPS Acquired Companies, of (A) GPS Closing Indebtedness, (B) GPS Transaction Expenses, (C) Net Working Capital, (D) GPS Closing Cash and (E) the GPS Adjustment Amount, in each case determined in accordance with the Balance Sheet Rules; provided, however, that to the extent there is a conflict between the definitions set forth herein and the Balance Sheet Rules, the definitions set forth herein shall prevail.

(iii)            Following delivery of the Closing Statements, the Buyer shall promptly provide the Representative with any supporting documentation for the Closing Statements that the Representative may reasonably request.

(b)               Dispute Resolution. Within forty-five (45) days after the Representative’s receipt of both Closing Statements, the Representative shall deliver to the Buyer a written statement either accepting the Closing Statements or specifying any objections thereto in reasonable detail (an “Objections Statement”). If the Representative does not deliver an Objections Statement within such 45-day period, then the Closing Statements shall become

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final and binding upon all parties. If the Representative delivers an Objections Statement within such 45-day period, then the Representative and the Buyer shall negotiate in good faith for 15 days following the Buyer’s receipt of such Objections Statement to resolve such objections. Any such objections that the Buyer and the Representative are unable to resolve during such 15-day period is referred to as a “Dispute”. After such 15-day period, any matter set forth in the Closing Statements that is not a Dispute shall become final and binding upon all parties. If the Buyer and the Representative are unable to resolve all objections during such 15-day period, then any Disputes, and only such Disputes, shall be resolved by a mutually agreed independent accounting or consulting firm (the “Accounting Firm”). The Accounting Firm shall act as an expert and not as an arbitrator. The Accounting Firm shall be instructed to resolve any Disputes in accordance with the terms of this Agreement within 30 days after its appointment. The resolution of such Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between the Buyer and the Representative, (iii) shall constitute an arbitral award and (iv) shall be conclusive and binding upon all the parties, absent manifest error, upon which a judgment may be rendered by a court having proper jurisdiction thereover. Upon delivery of such resolution, the Closing Statements, as modified in accordance with such resolution, shall become final and binding upon all parties.

(c)               Accounting Firm Expenses. The fees, costs and expenses of the Accounting Firm shall be allocated between the Buyer, on the one hand, and Fikes NewCo (as to the Fikes Closing Statement) or GPS NewCo (as to the GPS Closing Statement), on the other hand, based upon the percentage which the portion of the Disputes not awarded to each party bears to the amount actually contested by such party. For example, if the Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by the Buyer and if the Accounting Firm ultimately resolves the Dispute by awarding to the Representative $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300  ÷  1,000) to the Buyer and 70% (i.e., 700  ÷  1,000) to the applicable NewCo.

(d)               Fikes Final Adjustment Amount. As used herein, “Fikes Final Adjustment Amount” means (i) if the Representative delivers a written statement accepting the Fikes Closing Statement in accordance with Section 2.4(b), the Fikes Adjustment Amount as set forth in the Fikes Closing Statement, (ii) if the Representative fails to deliver an Objections Statement as to the Fikes Closing Statement in accordance with Section 2.4(b), the Fikes Adjustment Amount as set forth in the Fikes Closing Statement, or (iii) if the Fikes Adjustment Amount is resolved by the Buyer and the Representative or by submission of any Disputes to the Accounting Firm, as contemplated by Section 2.4(b), the Fikes Adjustment Amount as so resolved. If the Fikes Final Adjustment Amount is:

(i)                 greater than the Fikes Estimated Adjustment Amount (any such excess, the “Fikes Sellers Adjustment Amount”), then promptly (but in any event within five (5) Business Days following the determination of the Fikes Final Adjustment Amount): (A) the Buyer and the Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to the Representative (for distribution to Fikes NewCo) the funds from the Fikes Adjustment Escrow Account to an account or accounts designated by the Representative in writing; and (B) the Buyer shall deliver or cause to be delivered to the Representative (for distribution to Fikes NewCo), the Fikes Sellers Adjustment Amount by wire

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transfer of immediately available funds to an account or accounts designated by the Representative in writing;

(ii)              less than the Fikes Estimated Adjustment Amount (any such shortfall, the “Buyer/Fikes Adjustment Amount”), then promptly (but in any event within five (5) Business Days following the determination of the Fikes Final Adjustment Amount), the Buyer and the Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to the Buyer an amount equal to the lesser of the amount in the Fikes Adjustment Escrow Account and the Buyer/Fikes Adjustment Amount; provided that if the amount then held in the Fikes Adjustment Escrow Account exceeds the Buyer/Fikes Adjustment Amount, such joint release notice shall also direct the Escrow Agent to release to the Representative (for distribution to Fikes NewCo) the amount of such excess. If the Buyer/Fikes Adjustment Amount is greater than the Fikes Adjustment Escrow Amount, then the Buyer shall be entitled to receive from Fikes NewCo and the Fikes Sellers (severally, in accordance with their respective ownership percentage listed on Schedule I) the amount by which the Buyer/Fikes Adjustment Amount exceeds the Fikes Adjustment Escrow Amount. All such payments required to be made pursuant to this Section 2.4(d)(ii) shall be made promptly by wire transfer of immediately available funds to an account or accounts designated by the Buyer or the Representative, as applicable, in writing; or

(iii)            equal to the Fikes Estimated Adjustment Amount, then the Buyer and the Representative shall promptly (but in any event within three (3) Business Days following the determination of the Fikes Final Adjustment Amount) deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to the Representative (for distribution to Fikes NewCo) the amount then held in the Fikes Adjustment Escrow Account to an account or accounts designated by the Representative in writing.

(iv)             All payments made pursuant to this Section 2.4(d) shall be treated by all parties for tax purposes as adjustments to the Fikes Purchase Price. In connection with determining whether the Fikes Final Adjustment Amount is “greater than”, “less than” or “equal to” the Fikes Estimated Adjustment Amount, all calculations made under this Section 2.4 shall be made in reference to the difference between the amount received by Fikes NewCo at the Closing based on the Fikes Estimated Adjustment Amount as compared to the amount which should have been received by Fikes NewCo at the Closing based on the Fikes Final Adjustment Amount, as finally determined hereunder.

By way of example and not of limitation, if the Fikes Estimated Adjustment Amount was calculated at -$300,000,000, and the Fikes Final Adjustment Amount is calculated to be -$280,000,000, then pursuant to Section 2.4(d)(i) above, the entire Fikes Adjustment Escrow Amount would be released to the Representative and Buyer would deliver $20,000,000 to the Representative (for distribution to Fikes NewCo).

(e)               GPS Final Adjustment Amount. As used herein, “GPS Final Adjustment Amount” means (i) if the Representative delivers a written statement accepting the GPS Closing Statement in accordance with Section 2.4(b), the GPS Adjustment Amount as set forth in the GPS Closing Statement, (ii) if the Representative fails to deliver an Objections Statement as to the GPS Closing Statement in accordance with Section 2.4(b), the GPS

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Adjustment Amount as set forth in the GPS Closing Statement, or (iii) if the GPS Adjustment Amount is resolved by the Buyer and the Representative or by submission of any Disputes to the Accounting Firm, as contemplated by Section 2.4(b), the GPS Adjustment Amount as so resolved. If the GPS Final Adjustment Amount is:

(i)                 greater than the GPS Estimated Adjustment Amount (any such excess, the “GPS Sellers Adjustment Amount”), then promptly (but in any event within five (5) Business Days following the determination of the GPS Final Adjustment Amount): (A) the Buyer and the Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to the Representative (for distribution to GPS NewCo) the funds from the GPS Adjustment Escrow Account to an account or accounts designated by the Representative in writing; and (B) the Buyer shall deliver or cause to be delivered to the Representative (for distribution to GPS NewCo), the GPS Sellers Adjustment Amount by wire transfer of immediately available funds to an account or accounts designated by the Representative in writing;

(ii)              less than the GPS Estimated Adjustment Amount (any such shortfall, the “Buyer/GPS Adjustment Amount”), then promptly (but in any event within five (5) Business Days following the determination of the GPS Final Adjustment Amount), the Buyer and the Representative shall deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to the Buyer an amount equal to the lesser of the amount in the GPS Adjustment Escrow Account and the Buyer/GPS Adjustment Amount; provided that if the amount then held in the GPS Adjustment Escrow Account exceeds the Buyer/GPS Adjustment Amount, such joint release notice shall also direct the Escrow Agent to release to the Representative (for distribution to GPS NewCo) the amount of such excess. If the Buyer/GPS Adjustment Amount is greater than the GPS Adjustment Escrow Amount, then the Buyer shall be entitled to receive from GPS NewCo and the GPS Sellers (severally, in accordance with their respective ownership percentage listed on Schedule II) the amount by which the Buyer/GPS Adjustment Amount exceeds the GPS Adjustment Escrow Amount. All such payments required to be made pursuant to this Section 2.4(e)(ii) shall be made promptly by wire transfer of immediately available funds to an account or accounts designated by the Buyer or the Representative, as applicable, in writing; or

(iii)            equal to the GPS Estimated Adjustment Amount, then the Buyer and the Representative shall promptly (but in any event within three (3) Business Days following the determination of the GPS Final Adjustment Amount) deliver to the Escrow Agent a joint release notice directing the Escrow Agent to release to the Representative (for distribution to GPS NewCo) the amount then held in the GPS Adjustment Escrow Account to an account or accounts designated by the Representative in writing.

(iv)             All payments made pursuant to this Section 2.4(e) shall be treated by all parties for tax purposes as adjustments to the GPS Purchase Price. In connection with determining whether the GPS Final Adjustment Amount is “greater than”, “less than” or “equal to” the GPS Estimated Adjustment Amount, all calculations made under this Section 2.4 shall be made in reference to the difference between the amount received by GPS NewCo at the Closing based on the GPS Estimated Adjustment Amount as compared to the amount which

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should have been received by GPS NewCo at the Closing based on the GPS Final Adjustment Amount, as finally determined hereunder.

By way of example and not of limitation, if the GPS Estimated Adjustment Amount was calculated at $3,500,000 and the GPS Final Adjustment Amount is calculated to be $3,000,000, then pursuant to Section 2.4(e)(i) above, $500,000 would be owed by the Sellers to the Buyer (first through the GPS Adjustment Escrow Amount, with any shortfall paid by GPS NewCo and Sellers). To the extent the GPS Adjustment Escrow Amount exceeded such $500,000, such excess amount would be released to the Representative (for distribution to GPS NewCo).

Section 2.5.             Adjustment Escrow Accounts. At the Closing, the Buyer shall deposit, or shall cause to be deposited, with the Escrow Agent cash in the amount of the Fikes Adjustment Escrow Amount and the GPS Adjustment Escrow Amount by wire transfer of immediately available funds to a segregated, interest bearing account(s) designated in writing by the Escrow Agent no fewer than five (5) Business Days prior to the Closing Date (such account holding the Fikes Adjustment Escrow Amount, the “Fikes Adjustment Escrow Account”, and such account holding the GPS Adjustment Escrow Amount, the “GPS Adjustment Escrow Account”). The Fikes Adjustment Escrow Account shall be used exclusively to satisfy the obligation to deliver amounts in accordance with the terms of Section 2.4(d) and the GPS Adjustment Escrow Account shall be used exclusively to satisfy the obligation to deliver amounts in accordance with the terms of Section 2.4(e). In the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern.

Section 2.6.             Withholding. Each of the Buyer, the Acquired Companies, each of their respective Affiliates, and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold under any provision of any Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.7.             The Representative.

(a)               Appointment of the Representative. Each Seller hereby irrevocably appoints the Representative as the sole agent of the Sellers to act on behalf of such Seller regarding any matter relating to or arising under the Transaction Documents and the Contemplated Transactions, including for the purposes of: (i) receiving any payments due from the Buyer that are required under the terms of any Transaction Document to be paid to the Sellers or NewCos and, where applicable, distributing such payments to the NewCos, in accordance with their respective interests therein; (ii) taking any action on behalf of the Sellers or any individual Seller that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with the indemnification provisions set forth in Article VIII or Article XI and the amendment of this Agreement in accordance with Section 12.2 or any other Transaction Document in accordance with its terms; (iii) taking any action on behalf of the Sellers or any individual Seller that may be necessary or desirable, as determined by the Representative in its sole discretion, in connection with negotiating or entering into settlements, resolutions and compromises with respect to the adjustments or payments contemplated by

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Section 2.4; (iv) accepting notices on behalf of the Sellers or any individual Seller in accordance with Section 12.4; (v) executing and delivering, on behalf of the Sellers or any individual Seller, any notices, documents or certificates to be executed by the Sellers or any individual Seller in connection with any Transaction Document and the Contemplated Transactions; (vi) granting any consent or approval on behalf of the Sellers or any individual Seller under any Transaction Document; and (vii) exercising any rights of the Sellers or any individual Seller with respect to either NewCo, the Fikes Shares, the Fikes Interests, the GPS Shares and the GPS Interests and in connection with the Transaction Documents or the Contemplated Transactions. As the representative of the Sellers or any individual Seller under each Transaction Document, the Representative shall act as the agent for each Seller and shall have authority to bind each Seller in accordance with each Transaction Document. In furtherance and not in limitation of the foregoing, no Seller shall bring any claim or other Action against any Acquired Company or any Buyer Related Party arising from or relating to this Agreement or any other Transaction Document other than by and through the Representative (and subject to the other terms and conditions of this Agreement).

(b)               Buyer Reliance. The Buyer may rely exclusively, without independent verification or investigation, upon all decisions, communications or writings made, given or executed by the Representative in connection with any Transaction Document and the Contemplated Transactions, and no Seller shall have any cause of action against the Buyer or any of its Affiliates for actions taken by the Buyer or any of its Affiliates in reliance upon such decision, communications or writings. The Buyer is entitled to deal exclusively with the Representative on all matters relating to any Transaction Document and the Contemplated Transactions, and the Buyer shall not have any obligation to inquire as to the veracity, accuracy or adequacy thereof. Any action taken or not taken or decisions, communications or writings made, given or executed by the Representative, for or on behalf of any Seller, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Seller. Any notice or communication delivered by the Buyer to the Representative shall be deemed to have been delivered to all Sellers. The Buyer shall be entitled to disregard any decisions, communications or writings made, given or executed by any Seller in connection with any Transaction Document and the Contemplated Transactions unless the same is made, given or executed by the Representative.

(c)               Appointment as Attorney-in-Fact and Agent. Each Seller hereby appoints the Representative as such Seller’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the Transaction Documents and the Contemplated Transactions, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the Transaction Documents and the Contemplated Transactions as fully to all intents and purposes as such Seller might or could do in person.

(d)               Limitation on the Representative’s Liability. Other than in its capacity as a Seller hereunder and without limitation to its obligations under any Transaction Document wherein the Representative acts in a capacity as the Representative, the Representative shall have no liability to the Buyer for any default under any Transaction Document by any other Seller. Except for intentional fraud or criminal activity, the

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Representative shall have no liability to any other Seller under any Transaction Document for any act or omission by the Representative on behalf of the other Sellers.

(e)               Retention of Advisors. The Representative shall be entitled to retain counsel, accountants and other professional advisors and to incur such fees, costs and expenses as the Representative deems to be necessary or appropriate in connection with the performance of its obligations under the Transaction Documents. The Representative shall be reimbursed for all such fees, costs and expenses (including, without limitation, fees, costs and expenses for attorneys, accountants, and other advisors, travel, and lodging) by the Sellers, pro rata in accordance with their ownership percentages in the NewCos. The Sellers acknowledge and agree that a portion of the Fikes Purchase Price and the GPS Purchase Price, as determined by the Representative, will be retained by Fikes NewCo and GPS NewCo, as applicable, following the Closing and not distributed in order to provide a source of funds to support such reimbursement obligations in connection with the Representative’s performance of his post-Closing duties pursuant to this Agreement and support any indemnification and other obligations of the Sellers and the NewCos under this Agreement following the Closing. Such retained funds shall be distributed by the NewCos to the Sellers in such amounts and at such times as determined by the Representative in his, her or its sole discretion.

(f)                Survival. All of the immunities and powers granted to the Representative under this Agreement shall survive the Closing or any termination of any Transaction Document. The grant of authority provided herein is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, dissolution, winding up or liquidation of any of the Sellers.

(g)               Limitation on the Buyer’s Liability. Notwithstanding anything to the contrary set forth herein, the Buyer shall not be liable for any Loss or Indirect Loss to any Person, including any Seller, for any action taken or not taken by the Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Representative, including any failure of the Representative to distribute, or to distribute or sub divide in the correct amounts, any payments made to the Representative by (or cause to be made by) the Buyer for distribution to or among the Sellers or any other Person; it being understood that once the Buyer has made, or has caused to be made, such a payment to the Representative or either Fikes NewCo or GPS NewCo for distribution to or among the Sellers or any other Person, such payment shall constitute a complete discharge of the relevant payment obligation of the Buyer, and neither the Buyer, nor on or after the Closing, the Acquired Companies, will have any Liability or obligation to any Seller or any other Person for any payment made in accordance with this Agreement or any other distribution by the Representative to the Sellers or among the Sellers or any other Person, or for any errors, omissions or inaccuracies in the determination of such amounts.

(h)               Replacement of the Representative. The Representative may be removed by action of those Sellers representing a majority of the aggregate voting power of the owners of the NewCos (or, prior to the formation of the NewCos, the aggregate voting power of the owners of the Acquired Companies) and such removal shall be effective upon written notice to the Representative and the Buyer. If the Representative (i) is removed by the Sellers, (ii) dies or terminates its legal existence (if not an individual), (iii) becomes legally incapacitated or

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(iv) resigns from its position as Representative, then the Sellers shall, as promptly as practicable thereafter by action of those Sellers representing a majority of the aggregate voting power of the owners of the NewCos (or, prior to the formation of the NewCos, the aggregate voting power of the owners of the Acquired Companies), appoint a replacement Representative, which replacement Representative shall be reasonably acceptable to the Buyer. Such appointment shall be effective upon delivery of at least two (2) Business Days prior written notice to the Buyer and, thereafter, the replacement Representative shall be deemed to be the Representative for all purposes of this Agreement. Any obligation of the Buyer to take any action in respect of the Representative shall be suspended during any period that the position of Representative is vacant.

(i)                 Indemnification Concerning Representative. The Representative shall be indemnified by the Sellers (on a pro rata basis based on their ownership percentages in the NewCos (or, prior to the formation of the NewCos, on a pro rata basis based on their ownership percentages in the Acquired Companies)) for, and shall be held harmless against, any losses, damages, costs or other expenses incurred by the Representative relating to such Person’s conduct as the Representative, other than losses, damages, costs and other expenses that have been finally determined by a court of competent jurisdiction to result from the Representative’s intentional fraud or criminal activity in connection with its performance under this Agreement.  This indemnification shall survive the Closing or termination of this Agreement. Sellers and NewCos will enter into an agreement in connection with the Closing to set forth such contemplated indemnification and corresponding release terms in favor of the Representative.

Section 2.8.             Purchase Price Allocation.

(a)               Within ninety (90) days after the final determination of the Fikes Purchase Price and the GPS Purchase Price under Section 2.4, the Buyer shall allocate for U.S. federal income tax purposes the Fikes Purchase Price and the GPS Purchase Price, respectively (together with any liabilities or other amounts that are properly treated as purchase price for U.S. federal income tax purposes), respectively, among the assets of the Fikes Acquired Companies and the GPS Acquired Companies, respectively, deemed acquired for U.S. federal income tax purposes, in each case in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and any comparable provision of state or local Law (the “Proposed Allocation”), (it being understood, however, that in determining the Proposed Allocation, no payment shall be treated for U.S. federal or other applicable income Tax purposes as having been made to the Buyer in exchange for the Buyer’s assumption of any liabilities or obligations hereunder under the principles of James M. Pierce Corp. v. Commissioner, 326 F.2d 67 (8th Cir. 1964)), and the Buyer shall provide a copy of the Proposed Allocation to the Representative. The Representative shall have a period of forty-five (45) days after the delivery of the Proposed Allocation (the “Response Period”) to notify the Buyer in writing of any objections the Representative may have to the Proposed Allocation (an “Objection Notice”). Unless the Representative timely delivers the Objection Notice to the Buyer within the specified time period, such Proposed Allocation shall be binding on the parties without further adjustment, absent manifest error.

(b)               If the Representative delivers the Objection Notice to the Buyer within the Response Period, Representative and the Buyer shall negotiate in good faith and use

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their reasonable best efforts to resolve such dispute. If the parties fail to agree within forty-five (45) days after the delivery of the Objection Notice, then each party shall prepare its Tax Returns as it determines appropriate.

(c)               The final allocation shall be amended to reflect any purchase price adjustments hereunder. Buyer and the Representative shall and each shall cause its Affiliates to report the transactions contemplated by this Agreement for Tax purposes (including Section 1060 of the Code) in accordance with the allocation (as so amended) as finally determined under this Section 2.8.

(d)               To the extent that Buyer or Sellers are required to determine the amount or value of the Fikes Interests, the GPS Interests, or any assets owned by the Acquired Companies for the purpose of paying any Conveyance Taxes that are due prior to the completion of the final allocation determined pursuant to Section 2.8, the Buyer shall provide to the Representative an allocation of the Fikes Purchase Price to the Fikes Interests, the GPS Purchase Price to the GPS Interests, or any assets owned by the Acquired Companies at least five (5) Business Days prior to the due date of any such Conveyance Taxes (the “Preliminary Allocation”). If the Representative disagrees with the Preliminary Allocation provided by the Buyer, the Buyer and the Representative shall jointly revise the Preliminary Allocation in a manner reasonably acceptable to both parties. The Preliminary Allocation shall be binding on Buyer and Sellers solely for the purposes of paying such Conveyance Taxes and not for purposes of Section 2.8(a)-(c).

Article III

THE CLOSING

Section 3.1.             Closing; Closing Date. The closing of the sale and purchase of the Fikes Interests and the GPS Interests contemplated by this Agreement (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064 (or such other place as agreed by the Buyer and the Representative), at 10:00 a.m. local time, on the later of (a) October 1, 2024 and (b) the first (1st) Business Day of the calendar month that begins following the date that is five (5) Business Days after the date that all of the conditions to the Closing set forth in Articles IX (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions on the Closing Date) shall have been satisfied or waived by the party entitled to waive the same (provided that the Buyer may at its option, upon written notice to the Representative, elect to have the Closing occur (mid-month) on the date that is five (5) Business Days after the date on which all of such conditions to Closing shall have been satisfied or waived), or at such other time, place and date that the Representative and the Buyer may agree in writing. The date upon which the Closing occurs is referred to as the “Closing Date.”

Section 3.2.             Transactions to Be Effected at Closing.

(a)               At the Closing:

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(i)                 the Representative shall deliver to the Buyer a certificate, in form and substance reasonably acceptable to the Buyer, executed by the Representative, setting forth a true, correct and complete list of the name of each holder of Fikes Interests and GPS Interests and the number of Fikes Interests or GPS Interests held by such Person immediately before the Closing;

(ii)              each of Fikes, GPS, and each Seller (or the Representative on behalf of each Seller) shall deliver to the Buyer the certificate to be delivered pursuant to Section 9.2(d);

(iii)            (x) Fikes NewCo shall deliver to the Buyer an interest assignment representing all of the Fikes Interests duly executed by Fikes NewCo, and (y) GPS NewCo shall deliver to the Buyer an interest assignment representing all of the GPS Interests duly executed by GPS NewCo, in each case of clauses (x) and (y), in form and substance reasonably acceptable to the Buyer;

(iv)             the Representative shall or Sellers shall, and shall cause each applicable Acquired Company to, deliver to the Buyer, written evidence in form and substance reasonably acceptable to the Buyer of the termination of each agreement required to be terminated pursuant to Section 7.13;

(v)               the Representative shall deliver, or cause to be delivered, to the Buyer the resignations required to be delivered by the managers, directors and officers of the Acquired Companies, as applicable, pursuant to Section 7.14;

(vi)             each NewCo and each Seller shall deliver to the Buyer a duly and properly executed IRS Form W-9;

(vii)          each of the Sellers and each NewCo shall deliver to the Buyer, and the Sellers shall cause the applicable Acquired Companies to deliver, true and complete copies of all of Restructuring Documents duly executed by the Sellers, each NewCo and each Acquired Company, as applicable (including the limited liability company agreement of Fikes entered into by Fikes NewCo and Fikes, in a form mutually agreed between the Buyer and the Representative (the “Fikes Restructuring LLC Agreement”) and the limited liability company agreement of GPS entered into by GPS NewCo and GPS , in a form mutually agreed between the Buyer and the Representative (the “GPS Restructuring LLC Agreement”));

(viii)        the Representative shall deliver to the Buyer the Pay-Off Letters, duly executed by the applicable Acquired Companies;

(ix)             the Representative shall deliver to the Buyer the Escrow Agreement, duly executed by the Representative;

(x)               to the extent Buyer and certain key employees of the Acquired Companies choose to enter into retention agreements, the Representative shall deliver executed copies of such retention agreements executed by the applicable employee of the Buyer (and each of the Sellers shall use commercially reasonable efforts to encourage the applicable employees to execute such retention agreements); and

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(xi)             the Representative, each NewCo, Fikes, GPS, and the Sellers shall deliver to the Buyer other documents reasonably requested by the Buyer.

(b)               At the Closing, the Buyer shall:

(i)                 pay, or cause to be paid to the Representative (on behalf of, and at the direction of Fikes NewCo), by wire transfer of immediately available funds to a bank account designated in writing by the Representative at least two (2) Business Days before the Closing Date, an amount equal to the Fikes Estimated Purchase Price payable pursuant to Section 2.1, which payment shall constitute full satisfaction of the Buyer’s obligations to Fikes NewCo and the Fikes Sellers under Section 2.1(a)(i);

(ii)              pay, or cause to be paid to the Representative (on behalf of, and at the direction of GPS NewCo), by wire transfer of immediately available funds to a bank account designated in writing by the Representative at least two (2) Business Days before the Closing Date, an amount equal to the GPS Estimated Purchase Price payable pursuant to Section 2.1, which payment shall constitute full satisfaction of the Buyer’s obligations to GPS NewCo and the GPS Sellers under Section 2.1(b)(i);

(iii)            deposit, or cause to be deposited (x) the Fikes Adjustment Escrow Amount and the GPS Adjustment Escrow Amount into the Fikes Adjustment Escrow Account and GPS Adjustment Escrow Account, as applicable (which accounts shall be segregated accounts and for which all earned interest shall be for the benefit of the Sellers) and (y) the aggregate of the Fikes Tax Indemnity Escrow Amount and GPS Tax Indemnity Escrow Amount (such total, being $10,000,000.00, the “Tax Indemnity Escrow Amount”) into the Tax Indemnity Escrow Account (which account shall be segregated accounts and for which all earned interest shall be for the benefit of the Sellers);

(iv)             deposit, or cause to be deposited the Special Tax Indemnity Escrow Amount into the Special Adjustment Escrow Account (which account shall be a segregated account and for which all earned interest shall be for the benefit of the Sellers);

(v)               pay, or cause to be paid, on behalf of the Acquired Companies, the Closing Transaction Expenses by wire transfer of immediately available funds or as otherwise as directed by the Representative, to bank account(s) designated in writing by the Representative at least three (3) Business Days before the Closing Date;

(vi)             pay, or cause to be paid, on behalf of the Acquired Companies (as applicable), all of the Funded Indebtedness in accordance with the Pay-Off Letters to the applicable Pay-Off Lenders;

(vii)          deliver, or cause to be delivered, the Escrow Agreement(s) to the Representative, duly executed by the Buyer;

(viii)        deliver, or cause to be delivered, the certificate to the Representative pursuant to Section 9.3(c);

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(ix)             deliver, or cause to be delivered, a copy of the R&W Policy, including evidence that the R&W Policy has been bound and issued; and

(x)               deliver, or cause to be delivered, such other documents to the Representative reasonably requested by the Representative.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE NEWCOS

Except as set forth in the Disclosure Schedules, (a) each Seller, as to itself only and not as to any other Seller represents and warrants to the Buyer as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date) and (b) each NewCo, as to itself only and not as to any other NewCo, when formed, represents and warrants to the Buyer as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

Section 4.1.             Corporate Organization. Such Seller (if such Seller is not a natural Person) has been duly organized, is validly existing and is in good standing under the Laws of its jurisdiction of organization. Following the date each NewCo is formed, each NewCo shall be duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Seller, and following the date each NewCo is formed, each NewCo, has the requisite power and authority to own or lease its assets and properties and to conduct its business as it is now being conducted. Such Seller (if such Seller is not a natural Person) and following the date each NewCo is formed, each NewCo, is duly licensed or qualified and is in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified for the current conduct of its business, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of such Seller or, following the date each NewCo is formed, such NewCo, to enter into this Agreement or consummate the Contemplated Transactions.

Section 4.2.             Due Authorization. Following the date each NewCo is formed, each NewCo, and such Seller (if such Seller is not a natural Person) has all requisite power and authority, or (if such Seller is a natural Person) legal capacity, to execute and deliver each Transaction Document to which, as applicable, such NewCo or such Seller is or will be a party and to consummate the Contemplated Transactions. In the case of such NewCo, and, if such Seller is not a natural Person, such Seller, the execution and delivery, as applicable, by such NewCo following the date of such NewCo’s formation and such Seller of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the board of directors or other applicable governing body of such NewCo and such Seller, as applicable, and no other proceeding, consent or authorization on the part of such NewCo following the date of such NewCo’s formation or such Seller is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which such Seller or each NewCo following the date of such NewCo’s formation is or will be a party has been or will be duly and validly executed and delivered by each NewCo and each Seller, as

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applicable, and constitutes, or will constitute, a legal, valid and binding obligation of each NewCo and such Seller, as applicable, enforceable against each NewCo and such Seller, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3.             No Conflict. The execution and delivery by such Seller, and following the date each NewCo is formed, each NewCo, of each Transaction Document to which such Seller or such NewCo is or will be a party, as applicable, and the consummation of the Contemplated Transactions do not and will not:

(a)               breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach, violation, conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of, or give rise to any payment under or give any Person the right to terminate, any material Contract to which such Seller is a party or by which any of such Seller’s assets are bound;

(b)               assuming compliance with the matters addressed in Section 4.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any Law or Order binding upon or applicable to such Seller;

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(c)               as to any Seller that is not a natural Person, and as to each NewCo, violate or conflict with any Organizational Documents of such Seller or such NewCo, as applicable; or

(d)               result in the creation or imposition of any material Lien (other than Permitted Liens), with or without notice or lapse of time or both, on any business, Equity Interests or assets of such Seller or such NewCo.

Section 4.4.             No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement, no notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority or other Person is required by each NewCo and each Seller with respect to such NewCo or such Seller’s execution or delivery of any Transaction Document, as applicable, to which such NewCo or such Seller is or will be a party or the consummation of the Contemplated Transactions, except for (a) the applicable requirements of the HSR Act and (b) as otherwise disclosed on Schedule 4.4.

Section 4.5.             Litigation. There are no pending or, to the Knowledge of each Seller, threatened Actions before or by any Governmental Authority by any other Person against either NewCo or such Seller or any of their properties or assets that would reasonably be expected to adversely affect or restrict the ability of such NewCo or such Seller to enter into and perform such NewCo or such Seller’s obligations under any Transaction Document to which such NewCo or such Seller is or will be a party, as applicable. Each NewCo and such Seller is not subject to any outstanding Order that prohibits or otherwise restricts the ability of such NewCo or such Seller, as applicable, to consummate fully the Contemplated Transactions.

Section 4.6.             Ownership. Schedule 4.6(a) sets forth such Seller’s record ownership of the Fikes Shares and the GPS Shares, as applicable, as of the date hereof. Schedule 4.6(b) sets forth Fikes NewCo’s ownership of the Fikes Interests and GPS NewCo’s ownership of the GPS Interests as of immediately prior to the Closing. Subject to the Restructuring, other than the Fikes Shares and the GPS Shares set forth opposite such Seller’s name on Schedule 4.6(a) or (b), such Seller holds no other Equity Interests of the Acquired Companies. Immediately prior to the Restructuring, such Fikes Seller and GPS Seller, as applicable, shall have good and valid title to the Fikes Shares and the GPS Shares set forth opposite such Seller’s name on Schedule 4.6(a) or (b), free and clear of all Liens other than Permitted Liens, and upon the consummation of the Restructuring, Fikes NewCo shall have good and valid title to the Fikes Interests and GPS NewCo shall have good and valid title to the GPS Interests. At the Closing, good and valid title to the Fikes Interests and the GPS Interests shall pass to the Buyer, free and clear of any Liens other than Permitted Liens. Following the Restructuring, the Fikes Interests represent one hundred percent (100%) of the issued and outstanding Equity Interests of Fikes and the GPS Interests represent one hundred percent (100%) of the issued and outstanding Equity Interests of GPS. Other than as contemplated by this Agreement, no Seller is, and following the formation of each NewCo, no NewCo is, party to any (a) option, warrant, right, contract, call, pledge, put or other Contract providing for the disposition or acquisition of such Seller’s interest in a NewCo or an Acquired Company, or (b) voting trust, proxy or other agreement or understanding with respect to the voting of any of the Fikes Shares, Fikes Interests, the GPS Shares or the GPS Interests.

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Section 4.7.             Brokers. Except as identified on Schedule 4.7, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other advisory fees, costs, expenses, commissions or similar payments in connection with the Contemplated Transactions based upon any arrangements or Contract made by such Seller, any NewCo, or any of its or their respective Affiliates.

Article V

REPRESENTATIONS AND WARRANTIES AS TO THE ACQUIRED COMPANIES

Except as set forth in the Disclosure Schedules, the Sellers, Fikes, and GPS, jointly and severally, represent and warrant to the Buyer as of the date of this Agreement and as of the Closing as follows:

Section 5.1.             Organization. Each Acquired Company has been duly organized and is validly existing as a corporation, limited liability company, or general partnership, as applicable, in good standing under the Laws of its jurisdiction of organization. Each Acquired Company has the requisite entity power and authority to own or lease its properties and to conduct its business as it is now being conducted, and to perform its obligations under all Contracts to which it is a party or by which it is bound. Each Acquired Company is duly licensed or qualified and in good standing as a foreign entity in all jurisdictions in which it is required to be so licensed or qualified for the current conduct of its business, except where failure to be so licensed or qualified would not have a Material Adverse Effect. The Acquired Companies have supplied the Buyer with a true, correct and complete copy of its Organizational Documents, each as in effect on the date hereof, of the Acquired Companies, as applicable.

Section 5.2.             Due Authorization. Each Acquired Company has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by each Acquired Company of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the board of directors or other applicable governing body of the Acquired Companies, as applicable, and no other proceeding, consent or authorization on the part of each Acquired Company is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which each Acquired Company is or will be a party, has been or will be duly and validly executed and delivered by each Acquired Company and constitutes, or will constitute, a legal, valid and binding obligation of each Acquired Company, enforceable against each Acquired Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3.             No Conflict. Except for the impact the Restructuring or the Closing may have on the Permits of the Acquired Companies or as disclosed on Schedule 5.3, the execution and delivery by each Acquired Company of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

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(a)               breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of, or give rise to any payment under or give any Person the right to terminate, any Material Contract or Lease to which any Acquired Company is a party or by which any of the Acquired Companies’ assets are bound;

(b)               assuming compliance with the matters addressed in Section 5.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, in each case in any material respect, any applicable Law or Order binding upon or applicable to any Acquired Company or any of its respective business, properties or assets;

(c)               violate or conflict with the Organizational Documents of any Acquired Company; or

(d)               result in the creation or imposition of any material Lien, with or without notice or lapse of time or both, on any business, Equity Interests or assets of any Acquired Company.

Section 5.4.             No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Buyer contained in this Agreement except for the impact the Restructuring or the Closing may have on the Permits of the Acquired Companies, no notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority or other Person is required by any Acquired Company with respect to the execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions, except for (a) the applicable requirements of the HSR Act, (b) any such action required under any Contract other than Material Contracts or Leases, and (c) as otherwise disclosed on Schedule 5.4.

Section 5.5.             Litigation; Orders. Except as set forth on Schedule 5.5, there are no pending or, to the Knowledge of the Acquired Companies, threatened Actions before or by any Governmental Authority or by any other Person against any Acquired Company. There are no pending or, to the Knowledge of the Acquired Companies, threatened Actions by any Governmental Authority or by any other Person against any officer or director of any Acquired Company in their capacities as such not otherwise listed on Schedule 5.5. There are no outstanding Orders (other than Orders of general applicability) and no unsatisfied judgments, penalties or awards against or affecting any Acquired Company or any of their properties, Equity Interests, or assets, in each case that would, or would be reasonably expected to, be material to the Acquired Companies, taken as a whole. None of the Acquired Companies is subject to any outstanding Order that prohibits or otherwise restricts the ability of any Acquired Company to consummate fully the Contemplated Transactions. Except as set forth on Schedule 5.5(b), no Acquired Company has any Action pending against any other Person.

Section 5.6.             Capitalization.

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(a)               Schedule 5.6(a)(i) sets forth a true, correct and complete list of the name, jurisdiction, and authorized, issued and outstanding Equity Interests of each Acquired Company as of the date hereof and as of the Closing Date (other than the Fikes SARs). The issued and outstanding Equity Interests of each Acquired Company is duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights in respect thereto except as provided in the Organizational Documents of such Acquired Company made available to Buyer prior to the date hereof or by applicable Law. Except as set forth on Schedule 5.6(a) and for the Fikes SARs, there is no other Equity Interests of any Acquired Company authorized, issued, reserved for issuance or outstanding. Except for the Fikes SARs, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Equity Interests of any Acquired Company. Except as set forth in the Organizational Documents of any Acquired Company made available to Buyer prior to the date hereof, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of any Acquired Company. No Acquired Company has authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of Equity Interests of any Acquired Company on any matter. Except as set forth in the Organizational Documents of any Acquired Company or the Fikes SARs Plan, in each case, made available to the Buyer prior to the date hereof, there are no Contracts to which any Acquired Company is a party or by which any of them are bound to (i) repurchase, redeem or otherwise acquire any Equity Interests of any Acquired Company or (ii) vote or dispose of any Equity Interests of any Acquired Company. All Equity Interests of any Acquired Company ever repurchased, redeemed, converted or canceled by the applicable Acquired Company were repurchased, redeemed, converted or canceled in compliance with: (i) all applicable securities Laws and (ii) all requirements set forth in all applicable Contracts and Organizational Documents. Except as set forth in the Organizational Documents of an Acquired Company made available to the Buyer prior to the date hereof or provided by applicable Law, no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Equity Interests of any Acquired Company. Except for the Fikes SARs which will vest and be paid in full at Closing pursuant to the terms of this Agreement, the Fikes Interests and the GPS Interests being acquired by the Buyer pursuant hereto represent, in the aggregate, all of the issued and outstanding Equity Interests of the Acquired Companies, as applicable. No Acquired Company is obligated to make any investment in or capital contribution to any Person. There is no liability for dividends accrued and unpaid by any Acquired Company. Schedule 5.6(a)(ii) sets forth a correct and complete list of all Fikes SARs outstanding as of the date hereof, including, with respect to each such Fikes SAR: (i) the name of the holder thereof; (ii) the grant or issuance date; (iii) the applicable vesting schedule; (iv) with respect to each such holder, the Contracts pursuant to which such holder is entitled to any acceleration of the vesting of such unvested Fikes SARs as a result of the transactions contemplated by this Agreement (alone or in combination with any other event); and (v) the cash amount each holder shall receive, with respect to such Fikes SAR, upon the consummation of the transactions contemplated by this Agreement (excluding any Tax withholding). No Fikes SAR is subject to Code Section 409A.

(b)               Other than the Persons set forth on Schedule 5.6(a), neither Fikes nor GPS owns any Equity Interests in any other Person. GPS does not have any Subsidiaries.

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Section 5.7.             Financial Statements.

(a)               Exhibit D sets forth a true, correct and complete copy of (i) each of Fikes’ and GPS’s unaudited balance sheet (the “Latest Balance Sheets”) as of June 30, 2024 and the related statements of income, changes in stockholders’ equity and cash flows for the 6-month period then ended (together with the Latest Balance Sheets, the “Interim Financial Statements”), (ii) the combined audited balance sheets of Fikes and GPS (the “Combined Audited Balance Sheets”) and the combined statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023 (together with the Combined Audited Balance Sheets, the “Audited Financial Statements”) and (iii) the Acquired Companies’ unaudited carve-out pro forma balance sheet as of June 30, 2024 and the related statements of income, changes in stockholders’ equity and cash flows for the 6-month period then ended (each of which shall in the case of this clause (iii), for the avoidance of doubt, exclude financial information of the Excluded Entities) (the “Business Pro Forma Financial Statements”). The Audited Financial Statements, the Interim Financial Statements and the Business Pro Forma Financial Statements, collectively, are hereinafter referred to as the “Financial Statements.” The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly the consolidated financial condition and results of operations of the Acquired Companies as of the times and for the periods referred to therein, subject in the case of the Interim Financial Statements and the Business Pro Forma Financial Statements to (x) the absence of footnote disclosures and (y) changes resulting from normal year-end adjustments in each case, none of which shall be material, either individually or in the aggregate, to the Acquired Companies, and subject further, in the case of the Business Pro Forma Financial Statements, as set forth in Schedule 5.7(a).

(b)               Since December 31, 2023, the Acquired Companies have (i) maintained systems of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements, (ii) employed the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies, (iii) provided reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, and that receipts and expenditures of the Acquired Companies are being made only in accordance with appropriate authorizations of management, (iv) provided reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies and (v) implemented disclosure controls and procedures designed to ensure that material information is made known to the management of the Acquired Companies by others within the Acquired Companies. Neither the Acquired Companies nor any of its officers or auditors has, since December 31, 2023, identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Acquired Companies, (ii) any fraud, whether or not material, that involves the Acquired Companies’ management’s role in the preparation of financial statements or the internal accounting controls utilized by the Acquired Companies or (iii) any claim or allegation regarding any of the foregoing or the Financial Statements.

Section 5.8.             No Undisclosed Liabilities. There are no Liabilities (whether or not required to be reflected in financial statements prepared in accordance with GAAP) of or

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with respect to any Acquired Company, other than (a) Liabilities disclosed on Schedule 5.8, (b) Liabilities disclosed in the Financial Statements, (c) Liabilities for performance under Material Contracts listed on Schedule 5.11 (excluding any Liability for breach) (d) Liabilities incurred in the ordinary course of business consistent with past practice since January 1, 2024, or (e) that individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Acquired Companies, taken as a whole. Except as expressly set forth in the Financial Statements, none of the Acquired Companies maintains, or has any commitment to become a party to, any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

Section 5.9.             Absence of Certain Developments.

(a)               Since January 1, 2024 through the date of this Agreement, (i) the Acquired Companies have, in all material respects, conducted the Business and operated their properties in the ordinary course of business consistent with past practice and (ii) none of the Acquired Companies has taken any action which, if taken after the date hereof, would require the consent of the Buyer pursuant to Section 7.1 (except for actions that would require consent of the Buyer pursuant to clauses (g), (j), (q), (r), (s), (w) and (bb) thereof, and with respect to clause (h) and (n) thereof, except as such actions have been taken in the ordinary course of business consistent with past practice).

(b)               Since January 1, 2024, there has not been any Material Adverse Effect and no Effects have occurred, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.10.          Taxes. Except in connection with the Restructuring:

(a)               With respect to all taxable periods for which the applicable statute of limitations has not yet expired, all U.S. federal and state Income Tax and other material Tax Returns filed or required to be filed by or with respect to any Acquired Company have been properly prepared and timely filed. All such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects.

(b)               With respect to all taxable periods for which the applicable statute of limitations has not yet expired, the Acquired Companies have fully and timely paid all material Taxes owed by them (whether or not shown on any Tax Return) and have made adequate provision for any material Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date hereof. The Financial Statements reflect an adequate reserve for all Taxes payable by the Acquired Companies for all taxable periods and portions thereof accrued through the date of such Financial Statements. Since the date of such Financial Statements, none of the Acquired Companies has incurred any Tax liabilities, other than for Taxes relating to the ordinary course of business conducted by the Acquired Companies consistent with past practice.

(c)               The Acquired Companies have supplied the Buyer with true, correct and complete copies of all Income Tax Returns, and all other material Tax Returns, and all examination reports and statements of deficiencies for the Acquired Companies requested by

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the Buyer, in each case, in the form actually filed with (or received from) the relevant Government Authority.

(d)               Except as set forth in Section 5.10(d), there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from any Acquired Company for any taxable period. No request for any such waiver or extension is currently pending.

(e)               Except as set forth on Schedule 5.10(e), no audit or other Action by any Governmental Authority is pending or, to the Knowledge of the Acquired Companies, threatened with respect to any Taxes due from or with respect to any Acquired Company. No Governmental Authority has given notice of any intention to assert any deficiency or claim for additional Taxes against any Acquired Company. No claim has been made by any Governmental Authority in a jurisdiction where the Acquired Companies do not file Tax Returns that it is or may be subject to taxation by that jurisdiction which claim has not been finally resolved. All deficiencies for Taxes asserted or assessed against any Acquired Company have been fully and timely paid, settled or properly reflected in the Financial Statements.

(f)                There are no Liens for Taxes upon the assets or properties of any Acquired Company, except for Permitted Liens.

(g)               None of the Acquired Companies has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of any Tax Law).

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(h)               None of the Acquired Companies is a party to any Contract relating to the sharing, allocation or indemnification of Taxes (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78 or similar provision of any Tax Law, as a transferee or successor, pursuant to a Contract or otherwise.

(i)                 The Acquired Companies have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws. The Acquired Companies have each complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(j)                 None of the Acquired Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the three years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions by this Agreement.

(k)               No Acquired Company will be required to include in a Post-Closing Tax Period taxable material amounts of income attributable to income that accrued in a Pre-Closing Tax Period but was not recognized for Tax purposes in such Pre-Closing Tax Period (or to exclude from taxable income in a Post-Closing Tax Period any material deduction the recognition of which was accelerated from such Post-Closing Tax Period to a Pre-Closing Tax Period) as a result of (i) a change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (ii) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, or the cash method of accounting, (iii) prepaid amounts or deferred revenue received prior to the Closing, or (iv) as a result of the forgiveness of any loans received by any Acquired Company under Section 1102 of the CARES Act, or any similar Law.

(l)                 Any adjustment of Taxes of any Acquired Company made by the IRS, which adjustment is required to be reported to the appropriate Governmental Authorities, has been so reported.

(m)             None of the Acquired Companies has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of any Law which have continuing effect after the Closing. None of the Acquired Companies is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority. There are no pending requests for rulings from any Governmental Authority with respect to Taxes of any Acquired Company.

(n)               None of the Acquired Companies has deferred any “applicable employment taxes” under Section 2302 of the CARES Act, and the Acquired Companies have properly complied in all material respects with all requirements for obtaining for all material

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credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act. No Acquired Company has deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the IRS Notice 2020-65.

(o)               None of the Acquired Companies has made any election pursuant to Section 965(h) of the Code or will be required to include any amount in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of the application of Section 965 of the Code.

(p)               Except as set forth on Schedule 5.10(p), each of Fikes and GPS have been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and under any analogous provisions of state or local Tax Law) at all times since each of its respective formations through the effective date of the Fikes F Reorganization and the GPS F Reorganization, respectively. Each of Fikes and GPS have received notice of acceptance of such treatment from the IRS and appropriate state authorities. Each other Acquired Company is, and at all times since its formation through the Closing Date (or, if applicable to such Acquired Company, the effective date of the Subsidiary Conversions) has been, properly classified for U.S. federal income Tax purposes in the manner set forth on Schedule 5.10(p).

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(q)               No power of attorney has been granted by the Sellers, the NewCos, Fikes or GPS with respect to any matter relating to Taxes of Fikes and/or GPS, which power of attorney is currently in force.

(r)                Each Acquired Company has not, or has not had, a permanent establishment in any country other than its respective jurisdiction of formation, or has engaged in a trade or business in any country other than its respective jurisdiction of formation that subjected it to Tax in such country.

(s)                Except as set forth on Schedule 5.10(s), the Acquired Companies do not participate in or have any liability for Income Taxes attributable to any “pass-through entity tax,” any composite state or local Income Taxes, or any similar Income Tax regime, including for this purpose any Income Tax regime whereby any Acquired Company, as applicable, pays or has elected to pay Income Taxes so as to reduce (or provide a credit in respect of) Income Taxes otherwise payable by its direct or indirect equity owners.

(t)                 Except as set forth on Schedule 5.10(t), none of the Acquired Companies will be obligated to pay any Tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement.

(u)               Neither CEFCO nor JF Heritage Food Company, LLC has ever (i) filed an entity classification election to be treated as a corporation for U.S. federal or applicable state or local income tax purposes or (ii) filed an election to be treated as a QSub within the meaning of Section 1361(b)(3)(B) of the Code.

Section 5.11.          Contracts.

(a)               Schedule 5.11 sets forth a true, correct and complete list of all Material Contracts as of the date hereof. “Material Contracts” means any Contract to which any Acquired Company is a party or by which their assets are bound and which falls within any of the following categories (other than Leases and Company Plans):

(i)                 any Contract or group of related Contracts for the purchase of goods (which shall not include, for the avoidance of doubt, motor fuels for resale) or services that provides for, resulted in or could reasonably be expected to result in, aggregate payments by the Acquired Companies of $500,000 or more;

(ii)              any Contract that is a fuel supply Contract by which any Person has the right or obligation to purchase or sell any brand of motor fuel at any of the Owned Real Property or Leased Real Property, with aggregate payments by the Acquired Companies of $500,000 or more;

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(iii)            any Contract for the purchase of (A) fuel or (B) merchandise by any of the Acquired Companies that provides for payments by or to such Person of $500,000 or more per year;

(iv)             (x) any Contract that is a franchise Contract for the operation by the Acquired Companies of franchised food or beverage franchises (including quick service restaurants) (the “Franchise Contracts”), (y) any Contract related to a branded, sponsored or similar credit card or credit card program that any Acquired Company offers or sponsors, or (z) any dealer or branded retailer Contract;

(v)               any Contract relating to the conduct of lottery operations, racing, pari-mutuel activities, sports wagering, gambling games, gaming devices, gaming equipment or slot machines, internet gaming services or products or other similar activities (such operations, “Gaming Operations”, and such Contracts, the “Gaming Operation Contracts”);

(vi)             any material Contract between (A) any Acquired Company, on the one hand, and any Governmental Authority, on the other, or (B) any Acquired Company, on the one hand, and any prime contractor, higher tier subcontractor, or resellers to any Governmental Authority, on the other, by which any Acquired Company agrees to provide goods or services that will ultimately be delivered to or otherwise benefit such Governmental Authority;

(vii)          any Contract or group of related Contracts for the provision, sale, license, lease or other disposition of other goods or services that provides for, resulted in or could reasonably be expected to result in, aggregate payments to any Acquired Company of $500,000 or more;

(viii)        any Contract with a Material Customer other than purchase orders for less than $500,000;

(ix)             any Contract with a Material Supplier other than purchase orders for less than $500,000;

(x)               any Contract (including letters of intent but excluding confidentiality and non-disclosure agreements that do not contain any restrictions other than customary confidentiality and non-disclosure obligations) relating to the acquisition or disposition of any business or a material amount of Equity Interests or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) (A) involving payments in excess of $90,000, (B) entered into since January 1, 2021 and (C) pursuant to which any Acquired Company has remaining obligations (other than customary confidentiality and non-disclosure obligations);

(xi)             any Contract (A) relating to Indebtedness for borrowed money of any Acquired Company, (B) that relates to a Derivative, (C) granting any Liens over any material asset of any Acquired Company, or (D) relating to any other Indebtedness (x) pursuant to which the Acquired Companies owe $300,000 or more annually or (y) with unpaid principal of $500,000 or more, in each case, that will not be extinguished at Closing;

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(xii)          any Contract under which any Acquired Company would incur any change-in-control payment or similar compensation obligations to any of its Service Providers by reason of any Transaction Document or the Contemplated Transactions;

(xiii)        any stock option, restricted stock, stock purchase, stock appreciation or equity-based plan which will not be fully extinguished at Closing;

(xiv)         any Contract under which any Acquired Company has advanced or loaned an amount to any Person, other than trade credit in the ordinary course of business consistent with past practice;

(xv)           any joint venture, strategic alliance, legal partnership or similar arrangements;

(xvi)         any employment, severance, retention, non-competition or separation Contract with any Service Provider that will continue after Closing containing monetary obligations;

(xvii)      any Contracts which purport to limit or restrict the ability of any Acquired Company to enter into or engage in any market or line of business or that provides for “most favored nations” terms or establishes an exclusive or minimum sale or purchase obligation with respect to any product or any geographic location;

(xviii)    any Contract with any current or former officer, director, stockholder or Affiliate of any Acquired Company, with any Related Party of any of the foregoing or with any Affiliate of any such Related Party which will not be fully extinguished at Closing (including the Contracts set forth on Schedule 5.28);

(xix)         any Contract for the sale, transfer or acquisition of any of the assets, Equity Interests or businesses of any Acquired Company (other than, in the case of sales or transfers of immaterial assets, in the ordinary course of business consistent with past practice) or for any option, warrant, or right of first refusal, first offer or first negotiation, or similar preferential rights to purchase, license, use, possess or occupy any of the assets, Equity Interests or businesses material to the Acquired Companies, taken as a whole;

(xx)           any Contract (i) pursuant to which a third party has assigned to any Acquired Company, developed with or for any Acquired Company, or granted to any Acquired Company a license under, covenant not to sue in respect of, or any other material right to, any Intellectual Property (other than invention assignment agreements entered into with employees and contractors on the Acquired Companies’ form agreements provided to Buyer or Contracts for off-the-shelf, click-through, or commercially available Software or services that do not involve payments by any Acquired Company in excess of $250,000 per year, in each case, entered into in the ordinary course of business consistent with past practice) or (ii) pursuant to which any Acquired Company has granted to any Person a license under, covenant not to sue in respect of, or other material right under any Owned Intellectual Property;

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(xxi)         any Contract for capital expenditures involving payments of more than $1,000,000 in the aggregate, in each case under which there are material outstanding obligations;

(xxii)      any Contract entered into in the past three years involving any resolution or settlement of any actual or threatened Action with a value of greater than $100,000 or which imposes continuing obligations on any Acquired Company (other than customary confidentiality or non-disclosure obligations);

(xxiii)    any Contract under which any Acquired Company has continuing material indemnification obligations to any Person, other than those entered into in the ordinary course of business consistent with past practice;

(xxiv)     any Contract with any labor union or association relating to any current or former employee of any Acquired Company;

(xxv)       any Contracts (other than the Franchise Contracts) which purports to limit or restrict the ability of the Acquired Company to sell food in, or make structural changes to, a Leased Real Property; or

(xxvi)     any other Contract that is material to the Acquired Companies, taken as a whole.

Notwithstanding anything to the contrary set forth in this Section 5.11 and except as described on Schedule 5.11, no Contract that would otherwise be required to be listed under clauses (vii), (viii), (ix), and (xvii) above shall constitute a Material Contract if the applicable Acquired Company bound by such Contract has the right to terminate such Contract on not more than one (1) years’ notice and without incurring material financial repercussions under such Contract as a result of such termination.

(b)               Prior to the date hereof, the Buyer either has been supplied with, or has been given access to, a true, correct and complete copy of each Material Contract.

(c)               Each Material Contract is a valid and binding obligation of one or more of the Acquired Companies, as applicable, is in full force and effect and is enforceable against one or more of the Acquired Companies, as applicable, and, to the Knowledge of the Acquired Companies, against the other parties thereto, subject to the Enforceability Exceptions. None of the Acquired Companies is in material breach, violation of or default under any Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by any Acquired Company under any Material Contract or, to the Knowledge of the Acquired Companies, the other parties thereto. No Acquired Company has received any written notice of breach, default, or intention not to extend, to terminate, cancel or modify any Material Contract.

Section 5.12.          Material Customers and Material Suppliers. Schedule 5.12 sets forth a true, correct and complete list, for the twelve (12) months ended December 31, 2023 and the six (6) months ended June 30, 2024, of (i) the ten (10) largest fuel distribution and commissary business customers of the Acquired Companies, taken as a whole (the “Material

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Customers”), and (ii) the ten (10) largest suppliers of goods and services to the Acquired Companies, taken as a whole (the “Material Suppliers”). Except as set forth on Schedule 5.12, no Person (a) has threatened in writing to cancel or otherwise terminate or, to the Knowledge of the Acquired Companies, intends to cancel or otherwise terminate, the relationship of such Person with any Acquired Company or (b) has materially modified or decreased materially or threatened in writing to materially modify or decrease materially or limit materially or, to the Knowledge of the Acquired Companies, intends to materially modify its relationship with any Acquired Company or intends to decrease materially its purchases from, or services or supplies to, any Acquired Company.

Section 5.13.          Intellectual Property.

(a)               All Intellectual Property used in the operation of the Business (the “Company Intellectual Property”) is either owned by any Acquired Company or is used by any Acquired Company pursuant to, and in compliance in all material respects with, a valid license Contract. The Acquired Companies have taken all reasonably necessary actions to maintain and protect each item of Owned Intellectual Property.

(b)               Schedule 5.13(b) sets forth a true, correct and complete list of (i) all Owned Intellectual Property that is registered, issued or the subject of a pending application with a Governmental Authority and (ii) all material unregistered Software, domain names and social media accounts. All of the registrations, issuances and applications set forth on Schedule 5.13(b) are valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees, costs and expenses in respect thereof, and all filings related thereto, have been duly made. The Acquired Companies exclusively own and possess all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.

(c)               The conduct of the Business does not infringe upon, misappropriate or otherwise violate in any material respect any Intellectual Property or other proprietary rights of any other Person. There is no Action pending or, to the Knowledge of the Acquired Companies, threatened (and there have been no such Actions since January 1, 2021) alleging any such infringement or violation or challenging any Acquired Companies’ rights in or to any Company Intellectual Property. To the Knowledge of the Acquired Companies, no Person is infringing, misappropriating or otherwise violating in any material respect any Owned Intellectual Property or any rights of any Acquired Company in any Licensed Intellectual Property.

(d)               The Company Intellectual Property is sufficient for the Buyer to carry on the Business from and after the Closing Date in all material respects as presently carried on by the Sellers and their Affiliates, consistent with the past practice of the Sellers and their Affiliates with respect to the Business.

(e)               The IT Assets (i) operate and perform in all material respects in conformance with their documentation (as applicable), and (ii) are free from any material defects, faults, and Malicious Code. There has been no material failure of IT Assets in the past three years which, to the Knowledge of the Acquired Companies, has not been fully resolved

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and, to the Knowledge of the Acquired Companies, except as set forth on Schedule 5.13(e), no Person has gained any material unauthorized access to the IT Assets. The IT Assets are adequate and sufficient in all material respects to meet the requirements of the Acquired Companies as its business is currently conducted and the Acquired Companies have no reason to believe that the IT Assets will not operate in a substantially similar manner after the Closing Date.

(f)                The Acquired Companies have a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Information, a true, correct and complete copy of which has been provided to the Buyer prior to the date hereof.  Each Acquired Company is, in all material respects, in compliance with (i) all applicable Laws regarding the collection, use and protection of Personal Information (ii) the Acquired Companies’ Privacy Policy (iii) any contractual provisions governing Personal Information, and (iv) the PCI-DSS (collectively, the “Privacy Requirements”). To the Knowledge of the Acquired Companies, except as set forth on Schedule 5.13(f), no Person has gained unauthorized access to or made any unauthorized use of any such Personal Information or confidential information maintained by or on behalf of any Acquired Company.

(g)               The Acquired Companies have at least industry standard measures and procedures in place to protect the IT Assets and all Personal Information and other confidential information stored or maintained on behalf of the Acquired Companies from improper disclosure to or unlawful use by any third party or any other use by a third party that would violate the Privacy Requirements. No Actions are pending or, to the Knowledge of the Acquired Companies, threatened against any Acquired Company relating to the collection or use of Personal Information or alleging any violation of the Privacy Requirements.

Section 5.14.          Property.

(a)               Schedule 5.14(a) sets forth a true, correct and complete list of all real property owned by any Acquired Company and the street addresses thereof (the “Owned Real Property”). The Acquired Companies have good and valid fee simple title to all of the Owned Real Property, free and clear of Liens except Permitted Liens.

(b)               Except as set forth on Schedule 5.14(b) or for assets disposed of in the ordinary course of business consistent with past practice since January 1, 2024, the Acquired Companies own good and valid title to, or hold pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by it on the Latest Balance Sheets, in each case free and clear of all Liens, except for Permitted Liens and Liens that will be released at Closing.

(c)               Schedule 5.14(c) sets forth a true, correct and complete list of all real property which any Acquired Company leases, subleases, licenses or otherwise occupies as lessee, sublessee, licensee, grantee or occupant (such real property, individually or collectively, “Leased Real Property”, and each Contract under which any Acquired Company leases, subleases, licenses or otherwise occupies such real property as lessee, sublessee, licensee, grantee or occupant, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, a “Lease” and collectively, the “Leases”). Prior to the date hereof, the Buyer either has been supplied with, or has been given access to, a true, correct and

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complete copy of each Lease. Each Lease is a valid and binding obligation of the Acquired Companies, as applicable, is in full force and effect and is enforceable against the Acquired Companies, as applicable, and, to the Knowledge of the Acquired Companies, the other parties thereto (each, a “Lessor”), subject to the Enforceability Exceptions, and none of the Acquired Companies nor, to the Knowledge of the Acquired Companies, any other Lessor is in breach, violation or default in any material respect under any Lease and no event has occurred that, with notice or lapse of time or both, would constitute such a breach, violation or default by any Acquired Company or, to the Knowledge of the Acquired Companies, any Lessor. The Acquired Companies, as applicable, have a good and valid leasehold title to each Leased Real Property subject only to the terms and conditions of the applicable Lease and to any Permitted Liens and Liens that will be released at Closing. The applicable Acquired Company has accepted full possession of each individual Leased Real Property, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

(d)               Schedule 5.14(d) sets forth a true, correct and complete list of all real property which any Acquired Company leases (as lessor), subleases (as sublessor), licenses (as licensor) or otherwise grants to any Person the right to use or occupy. Prior to the date hereof, the Buyer has been supplied with, or has been given access to, a true, correct and complete copy of each Contract under which any Acquired Company leases (as lessor), subleases (as sublessor), licenses (as licensor) or otherwise grants to any Person the right to use or occupy real property (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (any such Contract, a “Third-Party Lease”). Prior to the date hereof, the Buyer either has been supplied with, or has been given access to, a true, correct and complete copy of each Third-Party Lease. Each Third-Party Lease is a valid and binding obligation of the Acquired Companies, as applicable, is in full force and effect and is enforceable against the Acquired Companies, as applicable, and, to the Knowledge of the Acquired Companies, the other parties thereto, subject to the Enforceability Exceptions, and none of the Acquired Companies nor, to the Knowledge of the Acquired Companies, any other party thereto is in breach, violation or default in any material respect under any Third-Party Lease and no event has occurred that, with notice or lapse of time or both, would constitute such a breach, violation or default by any Acquired Company or, to the Knowledge of the Acquired Companies, any other party thereto.

(e)               All of the Owned Real Property and the Leased Real Property constitute all interests in real property currently used, occupied or held for use in connection with the Business as presently conducted. The Owned Real Property and the Leased Real Property, together with all improvements and physical components forming a part thereof, are in good operating condition and repair, suitable for the operation of the Business as conducted as of the date of this Agreement, subject to ordinary course maintenance and repairs. As of the date of this Agreement, no Acquired Company has received any written notice with respect to any Owned Real Property or Leased Real Property requiring the performance of any structural or other material alterations to such Owned Real Property or Leased Real Property, in each case, that have not been completed.

(f)                Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, (i) to the Knowledge of the Acquired Companies, no Acquired Company has received any written notice that any Owned Real Property or Leased Real Property is currently in violation of any applicable Law(s), (ii) no zoning Law, building

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code, covenant, condition or restriction applicable to the Owned Real Property or Leased Real Property prohibits or restricts (x) any of the Owned Real Property or Leased Real Property from being operated consistent with the current hours of operations for such Owned Real Property or Leased Real Property (including any prohibition or restriction on any Owned Real Property or Leased Real Property that is currently used as a 24-hour convenience store from being operated as a 24-hour convenience store) or (y) the sale of motor fuels, tobacco, beer, wine or other alcohol at any Owned Real Property or Leased Real Property to the extent such items are currently sold at such Owned Real Property or Leased Real Property, (iii) the current operation of the Acquired Companies at the Owned Real Property or Leased Real Property does not violate any applicable Law, covenant, condition or restriction applicable thereto, including, without limitation, any zoning Law or building code, (iv) all certificates of occupancy, permits, licenses, certificates of authority, authorizations, approvals, registrations, and other similar consents issued by or obtained from any Governmental Authority necessary for the current ownership, use and operation of the Owned Real Property or Leased Real Property are in full force and effect and (v) to the Acquired Companies’ Knowledge, no zoning changes are pending which would restrict or otherwise impair the Acquired Companies’ operation of any Leased Real Property or Owned Real Property, or Buyer’s operation of any Leased Real Property or Owned Real Property after the Closing, as 24-hour convenience stores with motor fuels, tobacco, and beer and wine or other alcohol (as applicable) sales, to the extent the same are currently used as such.

(g)               Except as set forth on Schedule 5.14(g), there are no pending, or, to the Knowledge of the Acquired Companies, threatened or planned, appropriation, condemnation or like Actions materially affecting the Owned Real Property or Leased Real Property or any part thereof or sales or other dispositions of the Owned Real Property or Leased Real Property or any part thereof in lieu of appropriation, condemnation or like Action.

(h)               The current use of the Owned Real Property or Leased Real Property or any portion thereof or any improvements erected thereon, does not, in any material respect, breach, violate or conflict with (i) any covenants, conditions or restrictions applicable thereto or (ii) the terms and provisions of any Contract relating thereto.

Section 5.15.          Title; Sufficiency of Assets.

(a)               The Acquired Companies have good and valid title to, or (in the case of assets and properties leased by the Acquired Companies) valid leasehold interests in, all of the assets and properties owned or used by the Acquired Companies in the Business (the “Assets”), and such title and interests are held free and clear of any Liens (other than Permitted Liens and Liens that will be released at Closing).

(b)               The Assets are sufficient for the Acquired Companies to carry on the Business as presently carried on, and the Acquired Companies will own or have the right to use all of the Assets necessary to conduct the Business, in each case, from and after the Closing Date in all material respects as presently carried on, consistent with past practice.

(c)               The Assets are (i) in good operating condition and repair, subject to continued repair and replacement in accordance with past practice and (ii) suitable for their intended use.

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(d)               As of the Closing Date, no Assets are held by any Seller or its Affiliates (other than the Acquired Companies), other than assets and properties made available to the Acquired Companies pursuant to the terms of the Affiliated Contracts. No business or operations of the Excluded Entities are or have been conducted by the Acquired Companies, and the Acquired Companies are not responsible for paying, performing or discharging any Liabilities of the Excluded Entities.

Section 5.16.          Permits. Set forth on Schedule 5.16 is a list of the Acquired Companies’ material Permits held and maintained in connection with the operation of the Business. Each Acquired Company owns or possesses all of the Permits (including relating to the sale of tobacco and alcoholic beverages and any applicable Gaming License) that are necessary under and pursuant to applicable Law for the ownership, use, maintenance and operation of the assets of the Acquired Companies and for the conduct of the Business as presently carried on, consistent with past practice, and each such Permit is in full force and effect. Since January 1, 2021, each Acquired Company is, and has been, in compliance in all material respects with the terms and conditions of such Permits and no suspension, modification, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Acquired Companies, threatened.

Section 5.17.          Employees. Schedule 5.17 sets forth a true, correct and complete list setting forth the name, title or position, job location, primary place of residence, salary or wage rate, commission status, bonus opportunity, status if on leave and when eligible to return to work under the Acquired Companies’ policies, including specifying the type of leave, date of hire, full- or part-time status and “exempt” or “non-exempt” status, for each employee of the Acquired Companies as of thirty (30) days prior to the date hereof (the “Employee List”).

Section 5.18.          Labor Matters.

(a)               The Acquired Companies are in compliance in all material respects with all applicable Labor Laws.

(b)               Except as set forth on Schedule 5.18(b), no employee of any Acquired Company is covered by a collective bargaining or any other labor-related Contract with any labor union or labor organization, nor is any such Contract currently being negotiated.

(c)               None of the Acquired Companies is the subject of, nor, to the Knowledge of the Acquired Companies, is there threatened, any Action reasonably likely to give rise to a material Liability asserting that any Acquired Company has committed an unfair labor practice, nor is there pending or, to the Knowledge of the Acquired Companies, threatened, nor has there been in the past three years, any organized effort or demand for recognition or certification or attempt to organize employees of any Acquired Company by any labor organization. There is no pending nor, to the Knowledge of the Acquired Companies, threatened labor strike, walk-out, work stoppage, slowdown or lockout with respect to employees of any Acquired Company, and no labor strike, walk-out, work stoppage, slowdown or lockout has occurred during the three years preceding the date hereof.

(d)               As of the date of this Agreement, no employee of any Acquired Company set forth on the Employee List whose annual compensation exceeds $100,000 has

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given written notice to any Acquired Company that any such employee intends to terminate his or her employment with any Acquired Company. To the Knowledge of the Acquired Companies, no employee of any Acquired Company is in any material respect in violation of any term of any employment contract, non-disclosure agreement or noncompetition agreement.

(e)               Since January 1, 2021, none of the Acquired Companies has incurred any Liability under the WARN Act or any similar Law that remains unsatisfied. None of the Acquired Companies has implemented any plant closings or mass layoffs, or term of similar import under any applicable similar Law, within the past six (6) months.

(f)                Since January 1, 2021, all Service Providers have been properly classified in all material respects under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended, and state and local wage and hour Laws), and no such individual has been improperly included or excluded from any Company Plan, and no Acquired Company has notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(g)               Since January 1, 2021, except as set forth on Schedule 5.18(g) (i) no allegations of sexual harassment, misconduct, discrimination or retaliation have been made against any Service Provider whose total annual compensation exceeds $100,000 and (ii) there are no Actions or, to the Knowledge of the Acquired Companies, investigations by any Governmental Authority or proceedings before any Governmental Authority, pending or, to the Acquired Companies’ Knowledge, threatened, related to any allegations of sexual harassment, misconduct, discrimination or retaliation by any Service Provider whose total annual compensation exceeds $100,000.

Section 5.19.          Employee Benefit Plans.

(a)               Schedule 5.19(a) sets forth a true, correct and complete list of each Company Plan.

(b)               With respect to each Company Plan, the Acquired Companies have provided the Buyer with a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) the most recent documents constituting the Company Plan and all amendments thereto, (ii) each related trust agreement or other funding instrument, (iii) the most recent IRS determination or opinion letter, if applicable, (iv) the most recent summary plan description and summary of material modifications, (v) a summary of any proposed amendments or changes anticipated to be made to the Company Plan at any time within the 12 months immediately following the date of this Agreement, and (vi) for the three most recent years, (A) Forms 5500 and attached schedules, (B) Audited Financial Statements and (C) actuarial valuation reports, if any.

(c)               Except as set forth on Schedule 5.19(c), (i) since January 1, 2019, each Company Plan has been established and administered in material compliance with its terms and in material compliance with the applicable provisions of ERISA, the Code and all other

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applicable Laws, (ii) with respect to each Company Plan, all material reports, returns, notices and other documentation required to have been filed with or furnished to the IRS, the DOL, the PBGC, the SEC or any other Governmental Authority or to the participants or beneficiaries of such Company Plan have been filed or furnished on a timely basis, (iii) each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Company Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification, (iv) since January 1, 2019, no individual who has performed services for any Acquired Company has been improperly excluded from participation in any Company Plan, and none of the Acquired Companies has any Liability with respect to any misclassification of any Person as an independent contractor rather than as an employee or with respect to any employee leased from another employer, (v) since January 1, 2019, no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Company Plan, (vi) each Company Plan subject to Section 409A of the Code is in material compliance in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder and (vii) no fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Company Plan.

(d)               Except as set forth on Schedule 5.19(d), none of the Acquired Companies has incurred any current or projected Liability in respect of post-employment health, medical or life insurance benefits for any Service Provider, except as may be required under COBRA, and at the expense of the Service Provider.

(e)               None of the Acquired Companies and their ERISA Affiliates sponsors, maintains, contributes to or has any Liability in respect of, or has in the past six years sponsored, maintained, contributed to or had any Liability in respect of, any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA.

(f)                Except as set forth on Schedule 5.19(f), no Company Plan is a Multiemployer Plan, and none of the Acquired Companies and their ERISA Affiliates has at any time maintained or contributed to, or had any Liability in respect of, any Multiemployer Plan.

(g)               No event has occurred and no condition exists that would, either directly or by reason of any of the Acquired Companies’ affiliation with any of their ERISA Affiliates, subject any Acquired Company to any Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws or Orders.

(h)               None of the execution and delivery of any Transaction Document, approval of any Transaction Document or the consummation of the Contemplated Transactions would reasonably be expected to (either alone or in combination with another event) result in (i) severance pay or any increase in severance pay upon any termination of employment of any employee or service provider of any Acquired Company after the date of this Agreement, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment,

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compensation or benefit due, to any Service Provider other than any payments becoming due under the Fikes SARs Plan, (iii) the acceleration of the time of payment or vesting or result in any funding (through a grantor trust or otherwise) of compensation or benefits (other than pursuant to the Fikes SARs Plan) or (iv) any limitation or restriction on the right of any Acquired Company’s ability to merge, amend or terminate any of the Company Plans. To the extent applicable, the Acquired Companies have made available to Buyer the “base amount” for each “disqualified individual” and a reasonable estimate of potential “parachute payments” such person could receive (each as defined in Section 280G of the Code). None of the Acquired Companies is a party to or has any obligation under any Company Plan or otherwise to compensate, gross-up or indemnify any person for Taxes, including those payable pursuant to Section 409A or 4999 of the Code.

(i)                 With respect to each Company Plan, (i) no Actions (other than routine claims for benefits) are pending or, to the Knowledge of the Acquired Companies, threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, (iii) no written or oral communication has been received from the PBGC in respect of any Company Plan that is a Title IV Plan or a Multiemployer Plan concerning the funded status of any such plan or any transfer of assets and Liabilities from any such plan in connection with the Contemplated Transactions herein, (iv) no audit or other Action by the DOL, the PBGC, the IRS or any other Governmental Authority is pending or, to the Knowledge of the Acquired Companies, threatened (including any routine requests for information from the PBGC) and (v) there are no audits or Actions initiated pursuant to the Employee Plans Compliance Resolution System or similar proceedings pending with the IRS or DOL with respect to any Company Plan.

(j)                 For each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date of such Form 5500. None of the Acquired Companies has any plan or Contract, whether legally binding or not, or has announced (orally or in writing) an intention, to create any additional material employee benefit or compensation plans, policies or arrangements or, except as may be required by applicable Law or Order, to modify, suspend or terminate any Company Plan.

(k)               No Company Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(l)                 The Acquired Companies do not maintain any Foreign Plans.

(m)             As of the date of this Agreement, all payments and contributions required to be made under the terms of any Company Plan or in accordance with applicable Law have in all material respects been timely made or reflected on the Financial Statements, and all payments or contributions for any period ending on or prior to the Closing Date which are not yet due will, on or prior to the Closing Date, have in all material respects been paid or accrued on the Financial Statements, in each case, in accordance with the Balance Sheet Rules.

Section 5.20.          Insurance. Schedule 5.20 sets forth a true, correct and complete list of all insurance policies maintained by, at the expense of, or for the benefit of, any Acquired

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Company or any of their respective businesses or properties. All such insurance policies and binders are valid, binding and in full force and effect. All premiums due and payable as of the date hereof under all insurance policies and bonds of the Acquired Companies have been paid and the Acquired Companies are otherwise in material compliance with the terms of such policies and bonds. None of the Acquired Companies has received any notice of cancellation or non-renewal or material premium increase with respect to any such policies or binders nor, to the Knowledge of the Acquired Companies, is the termination of any such policies or binders or material premium increases threatened. Except as set forth on Schedule 5.20, there is no material Action pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders. The Acquired Companies have made available to the Buyer loss-runs of $100,000 or more for the last 12 months in respect of the Acquired Companies.

Section 5.21.          Compliance with Laws.

(a)               The Acquired Companies have been since January 1, 2019, and are in compliance with all Laws and Orders to which the Acquired Companies are subject, except where the failure to comply, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Acquired Companies, taken as a whole. Since January 1, 2019, none of the Acquired Companies has received written notice from any Governmental Authority that such Person is not in compliance with any applicable Law or Order except for such non-compliance as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

(b)               The Business is, and since January 1, 2019 has been, conducted in material compliance with all applicable financial recordkeeping and reporting requirements relating to anti-money laundering Laws and rules and regulations thereunder. No Action, notice of violation or investigation, by or before any Governmental Authority involving any Acquired Company with respect to such financial and anti-money laundering laws has been or is pending or threatened.

(c)               Since January 1, 2019, none of the Acquired Companies nor any of their respective directors nor officers, nor any owners or other fiduciaries of the Acquired Companies or, to the Knowledge of the Acquired Companies, employee, manager or other Person acting on their behalf, has paid, offered, promised, provided or authorized, or solicited or received, the payment, contribution, gift, bribe, rebate, payoff, kickback, inducement or other remuneration, of money or anything of value, directly or indirectly, to any government official, government employee, political party, political party official, candidate for public office, or officer or employee of a public international organization for the purpose of influencing any official act or decision or to secure any improper. The Acquired Companies have implemented and maintained effective internal controls reasonably designed to prevent and detect violations of all applicable Anti-Corruption Laws, except as would not be material to the Acquired Companies, taken as a whole.

(d)               The Acquired Companies have been and are in material compliance with all applicable Anti-Corruption Laws.

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(e)               Since January 1, 2019, the Acquired Companies have maintained accurate books and records in material compliance with all Anti-Corruption Laws.

(f)                Since January 1, 2019, none of the Acquired Companies nor any of their respective directors, officers, or, to the Knowledge of the Acquired Companies, any employee or other Person acting on their behalf has received from any Governmental Authority or any other Person any written or verbal notice of any violation, alleged violation, or any suspected violation of any Anti-Corruption Law or conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Authority concerning, any actual, suspected, or alleged violation of any Anti-Corruption Law.

(g)               Except as set forth on Schedule 5.21, neither the Acquired Companies nor any of their respective directors, officers, or shareholders, nor, to the Knowledge of the Acquired Companies, any other Persons acting on behalf of the Acquired Companies, is (i) a Person that is designated on, or is owned or controlled by a Person that is designated on any list of sanctioned parties maintained by the United States, Canada, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC; or (ii) located, organized or resident in a country or territory that is or whose government is, or has been in the past five (5) years, the target of comprehensive sanctions imposed by the United States, Canada, European Union or United Kingdom (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Russia, Belarus, and the so called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine).

Section 5.22.          Environmental Matters.

Since January 1, 2019, except to the extent it would not reasonably be expected to be material to the Acquired Companies:

(a)               No notice, notification, demand, request for information, citation or summons has been received by, and no complaint has been filed, no penalty has been assessed and no Action, Order or Liability is pending or, to the Knowledge of the Acquired Companies, threatened in writing by any Person or Governmental Authority against any Acquired Company with respect to any actual or alleged matter, including, without limitation, any of which remain unresolved or are the source of ongoing obligations or requirements as of the Closing Date, relating to or arising out of any Environmental Law. To the Knowledge of the Acquired Companies, there are no facts, conditions, situations or set of circumstances that would reasonably be expected to result in or be the basis for any such Action, Order or Liability.

(b)               No site where the Acquired Companies have Released, arranged for or permitted the Release of Hazardous Substances is subject to investigation or action under any Environmental Laws or is included in any published United States federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority.

(c)               The Acquired Companies are, and, since January 1, 2019, have been in compliance in all material respects with all applicable Environmental Laws and possess,

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have maintained and are in compliance in all material respects with all Environmental Licenses. Such Environmental Licenses are valid and in full force and effect.

(d)               Except as set forth on Schedule 5.22(d), there has been no Release of any Hazardous Substance on, upon, into or from any Owned Real Property, Leased Real Property or any property now or previously owned, leased, operated or otherwise used by any Acquired Company, in each case, except as would not reasonably be expected to require any Remedial Action, the subject of which is unresolved as of the Closing Date.

(e)               Neither the Acquired Companies nor any of their predecessors has assumed, undertaken or provided any indemnification with respect to, or otherwise has become subject to, any Liability of any Person or Governmental Authority arising under any Environmental Law.

(f)                Schedule 5.22(f) sets forth a complete and accurate list of all active and abandoned aboveground or underground storage tanks located at the Owned Real Property or Leased Real Property, including any new storage tank that is in the process of being installed. Except as set forth on Schedule 5.22(f), all aboveground and underground storage tanks that are no longer in use located on the Owned Real Property or Leased Real Property have been properly closed under Environmental Law and all active aboveground and underground storage tanks are in good working condition, normal wear and tear excepted, and are in compliance in all material respects with Environmental Law.

(g)               All Fuel Equipment is and, since January 1, 2019, has been, maintained in compliance in all material respects with all Environmental Laws and Fuel Equipment Requirements, and are in good operating condition, normal wear and tear excepted, with, to the Knowledge of the Acquired Companies, no material deferred maintenance issues, and since January 1, 2019, the Acquired Companies have performed all inspections, tests, upgrades, recordkeeping, inventory control, monitoring, leak detection and other activities as may be required by Fuel Equipment Requirements and Environmental Laws with regard to such Fuel Equipment. The Acquired Companies meet and have met all Fuel Equipment Financial Assurance Requirements. All Fuel Equipment owned or operated by an Acquired Company has been validly registered in accordance with applicable Environmental Laws and Fuel Equipment Requirements and is currently validly registered, and all registration fees and taxes or impositions therefor have been paid in full. All such Fuel Equipment satisfy in all material respects the upgrade and other requirements of the U.S. Environmental Protection Agency set forth in 40 C.F.R. part 280 and other applicable Environmental Laws.

(h)               All material environmental investigations, reports, studies, audits, tests (including tank tightness tests), reviews, Environmental Licenses and other similar documents related to active or ongoing Remedial Action at any Leased Real Property or Owned Real Property that are in the possession or control of the Sellers or any Acquired Company have been delivered to the Buyer.

Section 5.23.          Accounts Receivable. All of the outstanding accounts receivable shown on the Financial Statements have been valued in accordance with GAAP and represent, as of the respective dates thereof, valid Liabilities arising from sales actually made or services

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actually performed, in each case, in the ordinary course of business consistent with past practice. All of the outstanding accounts receivable deemed uncollectible have been reserved against on the Financial Statements in accordance with GAAP. The accounts receivable created since January 1, 2024 have been created in the ordinary course of business consistent with past practice. Since January 1, 2024, none of the Acquired Companies have canceled, or agreed to cancel, in whole or in part, any accounts receivable except in the ordinary course of business consistent with past practice.

Section 5.24.          Point of Sale. Each Leased Real Property and Owned Real Property on which an Acquired Company is operating a convenience store has a functioning Point of Sale systems and equipment that have been configured to be in compliance with PCI DSS.

Section 5.25.          Inventory.

(a)               Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, (i) all inventory reflected on the Financial Statements consists of a quality and quantity usable in the Business consistent with past practices and have been valued in accordance with the Balance Sheet Rules, except that the inventory deemed obsolete, excessive or below-standard quality has been reserved against, written off or written down to net realizable value on the Financial Statements and valued in accordance with the Balance Sheet Rules, (ii) inventory levels of the Acquired Companies are maintained in such amounts as are required in the ordinary course of business, and such inventory levels are adequate therefor, (iii) other than in the ordinary course of business, there has been no material change in the Acquired Companies’ inventory valuation standards or methods with respect to the inventory in the three (3) years, and (iv) no Acquired Company holds any items of inventory on consignment from other Persons.

(b)               All Fuel Inventory in all material respects (i) is of sufficient quality and fitness that it will be suitable for use by automotive consumers, and (ii) is of merchantable quality. Such Fuel Inventory meets in all material respects all applicable federal, state and local Laws, including the rules and regulations promulgated pursuant to Section 211 of the Clean Air Act (or any other Environmental Law), 40 CFR 79-Registration of Fuels and Fuel Additives and 40 CFR 80-Regulation of Fuels and Fuel Additives.

Section 5.26.          Access. To the Knowledge of the Acquired Companies, all curb cuts and street openings, drive lanes, permits, easements and licenses required for vehicular access to and from adjoining public streets or to any parking spaces utilized in connection with any Leased Real Property or Owned Real Property (a) are in full force and effect, and will inure to the benefit of Buyer, subject however, to any temporary restrictions or limitations on access resulting from construction or other temporary situations and (b) are fully paid for.

Section 5.27.          Sewer and Water. All Leased Real Properties and Owned Real Properties that are currently operating in the Business are connected to sewer, water and electric utility sources consistent with historical operations. Schedule 5.27 sets forth a list of the Leased Real Property or Owned Real Property that utilizes a septic system.

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Section 5.28.          Affiliate Transactions. Except as set forth on Schedule 5.28, (a) none of the Sellers, any Affiliate of any Seller, any Seller Family Member, any current or former officer, director, stockholder or Affiliate of any Acquired Company and any Related Party of any Seller, any Affiliate of any Seller or any Seller Family Member is a party to or the beneficiary of any Contract with any Acquired Company or owns or has any interest in any property used by any Acquired Company and (b) none of the Acquired Companies are bound by any Contract with any Sellers, any Affiliate of any Seller, any Seller Family Member, or any current or former officer director, stockholder or Affiliate of any Acquired Company or any Related Party of any Seller, any Affiliate of any Seller or any Seller Family Member, except for normal compensation for services as an officer, director or employee thereof. The leases and the Contract with CORD identified on Schedule 5.28 will constitute the “Affiliated Contracts” for purposes of this Agreement. Other than the director and officer indemnification agreements set forth on Schedule 5.28 or in the Organizational Documents of the Acquired Companies, each of which has been made available to the Buyer, the Acquired Companies do not have any indemnification, advancement, reimbursement or exculpation obligations with respect to any Sellers, any Affiliate of any Seller, any Seller Family Member, any current or former officer, director, stockholder or Affiliate of any Acquired Company, and, except as set forth in the Organizational Documents of the Acquired Companies, there are no Contracts to which any Acquired Company is a party with regard to contribution or indemnification, advancement or reimbursement between or among any of the Sellers or their Affiliates.

Section 5.29.          No No-Poaching Arrangements. No Acquired Company is, or at any time has been, party to any no-poaching, no-solicitation, wage-fixing, price-fixing or similar Contract or arrangement related to the operations of the Business or the Assets that is, or is reasonably likely to be, in violation of any applicable antitrust, competition or trade regulation Law.

Section 5.30.          Brokers. Except for the fees, costs and expenses set forth on Schedule 5.30, which will be paid by the Acquired Companies at or prior to the Closing and shall be deemed a Transaction Expense hereunder if not so paid by the Acquired Companies prior to Closing, there are no claims for brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments in connection with the Contemplated Transactions.

Section 5.31.          Books and Records. The material books, ledgers, files, reports, operating records and any other material documents of the Acquired Companies (the “Books and Records”), are complete and correct in all material respects and have been maintained in accordance with sound business practices. At the Closing, all of the Books and Records of the Acquired Companies will be in the possession or control of the Acquired Companies.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth in the Disclosure Schedules, the Buyer represents and warrants to the Sellers as of the date of this Agreement and as of the Closing as follows:

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Section 6.1.             Corporate Organization. The Buyer has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of organization. The Buyer has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Buyer is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which it is required to be so licensed or qualified for the current conduct of its business, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of the Buyer to enter into this Agreement or consummate the Contemplated Transactions.

Section 6.2.             Due Authorization. The Buyer has all requisite power and authority to execute and deliver each Transaction Document to which it is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by the Buyer of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions has been duly and validly authorized and approved by the board of directors of the Buyer, and no other proceeding, consent or authorization on the part of the Buyer is necessary to authorize any Transaction Document to which it is or will be a party or the Contemplated Transactions. Each Transaction Document to which the Buyer is or will be a party, has been or will be duly and validly executed and delivered by the Buyer and constitutes, or will constitute, a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.3.             No Conflict. The execution and delivery by the Buyer of each Transaction Document to which it is or will be a party and the consummation of the Contemplated Transactions do not and will not:

(a)               breach, violate, conflict with or result in a default under any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or conflict or default under, or accelerate the performance required, in each case in any material respect, or result in the termination of, or give rise to any payment under or give any Person the right to terminate, any material Contract to which the Buyer is a party or by which any of the Buyer’s assets are bound;

(b)               assuming compliance with the matters addressed in Section 6.4, breach, violate, conflict with or result in a default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a breach or violation of or, conflict or default under, in each case in any material respect, any Law or Order binding upon or applicable to the Buyer or any of its business, properties or assets;

(c)               violate or conflict with the Organizational Documents of the Buyer; or

(d)               result in the creation or imposition of any material Lien (other than any Permitted Liens), with or without notice or lapse of time or both, on any business, Equity Interests or assets of the Buyer.

Section 6.4.             No Authorization or Consents Required. Assuming the truth and completeness of the representations and warranties of the Sellers contained in this Agreement, no

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notice to, consent, approval or authorization of or designation, declaration or filing with any Governmental Authority or other Person is required by the Buyer with respect to the Buyer’s execution or delivery of any Transaction Document to which it is or will be a party or the consummation of the Contemplated Transactions, except for (a) the applicable requirements of the HSR Act and (b) as otherwise disclosed on Schedule 6.4.

Section 6.5.             Litigation. There are no pending or, to the Knowledge of the Buyer, threatened Actions before or by any Governmental Authority or by any other Person against the Buyer that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Buyer to enter into and perform its obligations under any Transaction Document to which it is or will be a party.

Section 6.6.             Investment Purpose. The Buyer (or its designee(s)) is acquiring the Fikes Interests and the GPS Interests for its (or its designee(s)) own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.

Section 6.7.             Brokers. Except for the fees, costs and expenses due to BMO Capital Markets Corp., which will be paid by the Buyer or its Affiliate at or prior to the Closing, there are no claims for brokerage, finders’ or other advisory fees, costs, expenses, commissions or other similar payments in connection with the transactions contemplated by this Agreement.

Section 6.8.             Sufficiency of Funds. The Buyer will have at the Closing, sufficient cash on hand, available lines of credit or other sources of immediately available funds to satisfy its payment obligations under this Agreement. The Buyer has no reason to believe that the representations and warranties contained in the immediately preceding sentence will not be true at and as of the Closing Date. In no event shall the receipt or availability of any funds or financing by the Buyer or any of its Affiliates be a condition to the Buyer’s obligations under this Agreement.

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Article VII

COVENANTS

Section 7.1.             Conduct of Business of the Acquired Companies. From the date of this Agreement until the Closing, except to the extent required to effect the Restructuring as set forth in Section 7.17, Fikes and GPS shall cause the Acquired Companies to conduct the Business and operations in the ordinary course of business consistent with past practice and Fikes and GPS shall use, and cause the Acquired Companies to use, their reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material Permits of the Acquired Companies, (iii) keep available the services of its directors, officers and key employees, (iv) maintain good relationships with its customers, suppliers, lenders, lessors workforce and others having material business relationships with it, (v) preserve in good operating condition the Assets (reasonable wear and tear excepted), (vi) manage its cash (including Cash on hand at each Leased Real Property and Owned Real Property and Cash sufficient for the operation of the Business in the ordinary course, including with respect to regularly-scheduled payroll payments) and working capital (including the management of inventory) in the ordinary course of business consistent with past practice, (vii) continue to make capital expenditures consistent with those contemplated by the capital expenditure budget set forth in Schedule 7.1 (the “Capex Budget”) and (viii) comply in all material respects with all applicable Laws in the operation of the Business. Without limiting the generality of the foregoing, except as set forth in Schedule 7.1, Fikes and GPS shall cause the Acquired Companies not to, and each of Fikes, GPS and the NewCos (when formed) shall not:

(a)               amend its Organizational Documents (whether by merger, consolidation or otherwise) or form any Subsidiary;

(b)               split, combine or reclassify any Equity Interests of any Acquired Company (whether by merger, consolidation or otherwise);

(c)               declare, set aside or pay any dividend or other distribution (including in stock or property or any combination thereof) in respect of the Equity Interests of any Acquired Company (whether by merger, consolidation or otherwise), other than any cash dividends or distributions;

(d)               redeem, repurchase or otherwise acquire any Equity Interests of any Acquired Company (whether by merger, consolidation or otherwise);

(e)               issue, deliver, authorize or sell, or propose the issuance, delivery or sale of, or purchase of, any Equity Interests of any Acquired Company (whether by merger, consolidation or otherwise);

(f)                amend any term of any Equity Interests of any Acquired Company (whether by merger, consolidation or otherwise);

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(g)               incur any capital expenditures or any Liabilities in respect thereof, other than (i) those contemplated by the Capex Budget and (ii) any unbudgeted capital expenditures that do not exceed $250,000 individually or $1,000,000 in the aggregate;

(h)               acquire (by merger, consolidation or otherwise), directly or indirectly, any assets, securities, properties, interests, businesses or any Person or any division thereof, other than (x) supplies or inventory in the ordinary course of business consistent with past practice, (y) assets or properties in an amount not exceeding $300,000 individually or $500,000 in the aggregate and (z) pursuant to a Contract for the purchase of real property executed prior to the date of this Agreement to the extent a copy of such Contract has previously been made available to the Buyer;

(i)                 sell, lease or otherwise transfer, or create or incur any Lien on, any assets, securities, properties or interests of any Acquired Company, other than in the ordinary course of business consistent with past practice;

(j)                 acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any Company Intellectual Property, or enter into any material Contract, or take any action, with respect to any Company Intellectual Property outside the ordinary course of business consistent with past practice, or do any act or knowingly omit to do any act whereby any material Company Intellectual Property may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

(k)               other than in connection with actions permitted by Section 7.1(g) or Section 7.1(h), make any loans, advances or capital contributions to, or investments in, any other Person which is not an Acquired Company;

(l)                 (x) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness other than the incurrence of trade indebtedness, in each case, in the ordinary course of business consistent with past practice; or (y) enter into, amend, otherwise modify or terminate any Derivative (or Contracts relating thereto) (other than fuel hedging transactions in the ordinary course of business consistent with past practice, including with respect to the duration and amount of such Derivatives or Contracts relating thereto);

(m)             adopt, establish, enter into, amend or terminate or increase the benefits under any Company Plan or other employee benefit, plan, practice, program, policy or Contract that would be a Company Plan if in effect on the date of this Agreement or remove or modify any restrictions or restrictive covenant arrangement in any Company Plan, in any case other than as may be required by the terms of such Company Plan or applicable Law;

(n)               increase the compensation or benefits of any Service Provider;

(o)               grant or increase any severance, retention, change-of-control or similar payments to any Service Provider, other than any arrangements with Service Providers that will be extinguished at or prior to Closing; provided, that any such arrangement will be treated as a Transaction Expense and Sellers shall be solely responsible for the applicable

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payments, including the employer portion of any payroll, employment, social security or other similar Taxes relating thereto;

(p)               take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan;

(q)               hire or terminate any Service Provider whose total annual compensation exceeds (or would reasonably be expected to exceed) $75,000 (other than for “cause”);

(r)                enter into, recognize or enter into discussions with, any labor union, works council, or employee representative group with respect to, any collective bargaining agreement, representation of any employees of any of the Acquired Companies or any other labor related matter;

(s)                extend credit or renew or forgive a previously existing extension of credit (either directly or indirectly) for the benefit of any Covered Person;

(t)                 enter into, amend or modify in any material respect, renew or fail to renew, or terminate any Contract that is or would constitute a Material Contract or Lease, or otherwise waive, release or assign any material rights, claims or benefits thereto of any Acquired Company, in each case, other than in the ordinary course of business;

(u)               acquire, or enter into a ground lease of, any real property;

(v)               change any methods of accounting, except as required by changes in GAAP as agreed to by its independent public accountants;

(w)             settle (i) any Action involving or against any Acquired Company (other than settlements solely involving payment of money (and not any other obligations) not exceeding $100,000 individually or $200,000 in the aggregate), (ii) any stockholder Action against any Acquired Company or any of its officers or directors or (iii) any Action that relates to the Contemplated Transactions;

(x)               other than any election required to facilitate the Restructuring, make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any Tax Returns, enter any closing agreement, settle any Tax Contest or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or incur any Tax, outside of the ordinary course of business;

(y)               adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against any Acquired Company under any similar Law;

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(z)               enter into, conduct, engage in or otherwise operate in any material new line of business or discontinue any material line of business or any material business operations;

(aa)            grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, or accelerate the collection of any accounts receivable or delay the payment of any accounts payable beyond their regular due dates, in each case outside of the ordinary course of business;

(bb)           fail to maintain the insurance policies set forth in Schedule 5.20 unless replaced with comparable policies;

(cc)            intentionally or recklessly damage, destroy or abandon (whether or not covered by insurance) any of the Assets; or

(dd)           agree, commit or offer to do any of the foregoing.

Section 7.2.             Access to Information. Subject to compliance with applicable Law, and in any event upon no less than forty-eight (48) hours’ prior written notice to the Representative (with a copy to the in-house counsel for the Acquired Companies as specified in Section 12.4) and corresponding approval from the Representative, from the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, Fikes and GPS shall, and shall cause the Acquired Companies to, (i) give the Buyer, its counsel, employees, financial advisors, auditors and other representatives reasonable access to the offices, properties, Permits, Contracts, systems, software, books and records of the Acquired Companies (including in connection with the Buyer’s due diligence of the Acquired Companies); (ii) furnish to the Buyer, its counsel, financial advisors, auditors and other representatives such information relating to any Acquired Company as may be reasonably requested (including in connection with the Buyer’s due diligence of the Acquired Companies); and (iii) instruct employees, counsel, accountants and other advisors of any Acquired Company to cooperate with the Buyer in its investigation of any Acquired Company (including in connection with the Buyer’s due diligence of the Acquired Companies). Any information provided pursuant to this Section 7.2 shall be subject to the terms of the Confidentiality Agreement, dated February 27, 2024, between the Buyer and Fikes (as amended, restated, supplemented or otherwise modified from time to time, the “Confidentiality Agreement”), and the Clean Team Confidentiality Agreement, by and between the Buyer and Fikes, dated May 15, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Clean Team Agreement”). The Confidentiality Agreement and Clean Team Agreement shall terminate automatically, without any action by any party, upon the Closing.

Section 7.3.             Confidentiality. After the Closing, each Seller shall hold and shall cause each of its Affiliates to hold, and each such Seller shall use its reasonable efforts to cause its and its Affiliates’ respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Order or Law, all confidential documents and information concerning the Acquired Companies, except to the extent that such information can be shown by such Seller to have been (a) in the public domain through no fault of such Seller or its Affiliate or (b) later lawfully acquired by such Seller from

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sources other than those related to its prior ownership of the Acquired Companies. The obligation of each Seller to hold and to cause its Affiliates to hold any such information in confidence shall be satisfied if it exercises at least the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.

Section 7.4.             Non-Competition; Non-Solicitation.

(a)               In consideration of the payments and other consideration to be provided to each Seller (each of which is ultimately owned by, or for the benefit of, the Seller Family Members) and in order for the Buyer to have and enjoy the full benefit of the businesses of the Acquired Companies, and as a material inducement to the Buyer to enter into this Agreement (without such inducement the Buyer would not have entered into this Agreement), for a period of three years commencing on the Closing Date (the “Restricted Period”) (provided, that such period shall be tolled during (and shall be deemed automatically extended by) any period in which any Seller or Seller Family Member is in violation of any of the provisions of this Section 7.4 but only as to such Seller or Seller Family Member that is in violation), each Seller and each Seller Family Member shall not, directly or indirectly (whether by himself, herself or itself or through an Affiliate, in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant, agent or Affiliate of, any other Person):

(i)                 undertake, participate or carry on or be engaged or have any financial or other interest in, or in any other manner advise or assist any other Person in connection with the operation of, a Competing Business;

(ii)              solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of the Acquired Companies in the Restricted Territory to resign or leave the employ of the Acquired Companies or otherwise hire, employ, engage or contract any such employee to perform services other than for the benefit of the Acquired Companies; or

(iii)            solicit, entice, encourage or influence, or attempt to solicit, entice, encourage or influence, any customer of the Acquired Companies in the Restricted Territory (including any Person who has been a customer of any Acquired Company in the Restricted Territory at any time during the period of 12 months before the Closing) to alter, reduce or terminate its business relationship with the Acquired Companies for the direct or indirect benefit of any Competing Business.

(b)               Notwithstanding Section 7.4(a), none of the following activities shall constitute a violation of Section 7.4(a): (i) the advertisement of job openings by use of newspapers, magazines, the internet and other media not directed at individual prospective employees, consultants or independent contractors; (ii) a Seller or Seller Family Member, as applicable, holding less than 1% of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in a Competing Business; (iii) operating under any Affiliated Contracts; (iv) owning, directly or indirectly, any real property in the capacity as landlord, including without limitation, leasing any real property to any Person involved or otherwise engaged in any Competing Business, unless the rents or other amounts owed to the landlord for such leasing are based (in whole or in part) on the performance of the tenant’s

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business or the activities that consist of any Competing Business conducted on such real property (whether through percentage rent or otherwise); or (v) owning, leasing, operating or otherwise participating in any capacity in any Owned Real Property or Leased Real Property excluded from the Contemplated Transactions and retained by NewCos or Sellers for any reason.

(c)               In order for the Buyer to have and enjoy the full benefit of the Business, and as a material inducement to the Buyer to enter into this Agreement (without such inducement the Buyer would not have entered into this Agreement), from and after the Closing Date, each Seller and each Seller Family Member shall not, directly or indirectly (whether by himself, herself or itself through an Affiliate, in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other Person), disparage or encourage or induce others to disparage the Buyer, the Acquired Companies, Casey’s General Stores, Inc., or any of their respective subsidiaries, employees, officers, or directors, products, or services (collectively the “Company Protected Group”). For purposes hereof, the term disparage includes direct or indirect comments or statements to the press or to any other Person that are intended to adversely affect in any manner the business, reputation, or goodwill, as applicable, of any member of the Company Protected Group; provided that the foregoing shall not prevent a Seller or Seller Family Member, as applicable, from making any truthful statement or comment (i) that is required by any Law or Order, (ii) in connection with the enforcement of any legal rights or defenses under this Agreement or the other Transaction Documents, or (iii) to deny false statement made by others.

(d)               Notwithstanding anything to the contrary set forth herein (including Section 12.9), in the event of a breach of any of the provisions of Section 7.4 (the “Restrictive Covenants”):

(i)                 the Buyer and its Affiliates (including the Acquired Companies) shall have the right and remedy, without regard to any other available remedy, to (A) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (B) have issued an injunction restraining any such breach without posting of a bond or similar security; it being understood that any breach of any of the Restrictive Covenants would cause irreparable and material Loss to the Buyer and its Affiliates (including the Acquired Companies), the amount of which cannot be readily determined and as to which neither the Buyer nor any of its Affiliates (including the Acquired Companies) will have any adequate remedy at law or in damages;

(ii)              it is the desire and intent of the parties hereto that the Restrictive Covenants be enforced to the fullest extent permissible under the Laws, Orders and public policies applied in each jurisdiction in which enforcement is sought and if any Restrictive Covenant shall be adjudicated finally to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, the remainder of such Restrictive Covenant shall not thereby be affected and shall be given full effect without regard to invalid portions and such amendment shall apply only with respect to the operation of the Restrictive Covenant in the particular jurisdiction in which such adjudication is made; and

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(iii)            the parties acknowledge and agree that the Restrictive Covenants are reasonable and necessary for the protection and preservation of the value and the goodwill of the Buyer’s and the Acquired Companies’ businesses and are reasonable and valid in geographical and temporal scope and in all other respects.

(e)               Each of the Sellers and each of the Seller Family Members acknowledges and agrees that it will receive material and substantial consideration, whether directly or indirectly, from the consummation of the transactions contemplated by this Agreement and that such consideration is good and sufficient consideration to it for the performance of its obligations under the Restrictive Covenants.

(f)                As a material inducement to the Sellers to enter into this Agreement (without such inducement the Sellers would not have entered into this Agreement), from and after the Closing Date, the Buyer shall not, and will direct Buyer’s senior management personnel not to, directly or indirectly (whether by itself through an Affiliate, in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other Person), disparage or encourage or induce others to disparage the Sellers, the Seller Family Members, the NewCos, the Representative or any of their respective trustees, officers, or directors (collectively the “Seller Protected Group”). For purposes hereof, the term disparage includes direct or indirect comments or statements to the press or to any other Person that are intended to adversely affect in any manner the business, reputation, or goodwill, as applicable, of any member of the Seller Protected Group; provided that the foregoing shall not prevent Buyer, its Affiliates or its senior management personnel from making any truthful statement or comment (i) that is required by any Law or Order, (ii) in connection with the enforcement of any legal rights or defenses under this Agreement or the other Transaction Documents, or (iii) to deny false statement made by others.

Section 7.5.             Public Announcements. The initial press release to be issued with respect to the execution of this Agreement shall be in a form agreed between Buyer and the Representative. Until the Closing, no party hereto will issue or cause the publication of any press release or other public announcement or public statement with respect to this Agreement or the Contemplated Transactions without the prior written consent of the Representative (in the case of any such press release, announcement or public statement by Buyer or its Affiliates), or Buyer (in the case of any such press release, announcement or public statement by the Representative, any NewCo or any Seller or group Sellers, or any of its Affiliates); provided, however, that nothing herein will prohibit any party from issuing or causing publication of any press release, public announcement or public statement (a) solely to the extent that such disclosure is required by Law or Order or by the rules of any relevant securities exchange, upon advice of counsel, in which case the party seeking to issue or cause the publication of any press release or other public announcement will, if practicable under the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance or publication or (b) if the press release, public announcement or statement contains information that is consistent with the press release, public announcement or statement previously issued or made in accordance with this Section 7.5. Notwithstanding anything herein to the contrary, the Buyer or its Affiliates may, at any time, (x) respond to questions or provide a summary or update relating to, or discuss the benefits of, the transactions contemplated by this Agreement in calls or meetings with the Buyer’s or its Affiliates’ analysts, investors or attendees

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of any industry conference, and make other statements and disclosures in connection with its ordinary investor relations and marketing activities, if such responses, summaries, updates or discussions are consistent with a press release, public announcement or statement previously issued or made in accordance with this Section 7.5 and (y) communicate with the Acquired Companies and each of their respective Affiliates or the lenders or potential lenders of the Buyer or its Affiliates, in each case of clause (x) and (y), without the prior consent of the Representative, any Seller, any NewCo or the Acquired Companies; provided, that in the case of communications pursuant to this clause (y), Buyer shall not communicate with the Acquired Companies (or directors, officers or employees thereof) without written consent of the Representative (not to be unreasonably withheld, conditioned or delayed).

Section 7.6.             Filings and Authorizations; Consummation.

(a)               Upon the terms and subject to the conditions set forth in this Agreement, including the limitations set forth in Section 7.6(b), the Sellers shall and shall cause the Acquired Companies to, and the Buyer shall, use their respective reasonable best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Contemplated Transactions as promptly as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain as promptly as practicable all approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations required to be obtained from any third party or Governmental Authority which are necessary, proper or advisable to consummate the Contemplated Transactions. Provided however, in no event shall Sellers, NewCos, or the Acquired Companies have any duty or obligation under this Section 7.6 with respect to any Permits of the Acquired Companies.

(b)               The Sellers, Fikes, GPS and the Buyer agree to (or to cause their applicable respective Affiliate(s) to) submit the notifications required under the HSR Act with respect to the Contemplated Transactions within ten (10) Business Days after the date hereof and to supply promptly any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act. Each party hereto shall furnish to each other’s counsel such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission of any information that is necessary under the HSR Act. Buyer shall be responsible for the payment of all filing fees payable in connection with any such filing at the time of filing, subject to reimbursement by Sellers of fifty percent (50%) of such fees at Closing as a Transaction Expense. The parties hereto shall, and shall cause their respective applicable Affiliates to, each use their respective reasonable best efforts to secure the expiration or termination of any waiting periods under the HSR Act and to obtain such other approvals of, and take such action with respect to, any other Governmental Authority, as may be necessary to consummate the Contemplated Transactions as promptly as reasonably practicable. Notwithstanding anything to the contrary, nothing contained herein shall require, or be construed to require (i) Buyer or any of its Affiliates to commence, defend or threaten to commence or defend litigation or (ii) the Sellers, the Acquired Companies, or any of their Affiliates to agree to hold, separate, divest, license or sell or otherwise transfer to a third party any of the assets or businesses of the Acquired Companies; provided, that the

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Sellers and the Acquired Companies shall agree to take (and shall take) any of the actions contemplated by the foregoing clause (ii) with respect to the Acquired Companies, but only and solely to the extent (x) the Sellers, the Representative or the Acquired Companies are requested in writing by Buyer and (y) any such actions are only binding on or otherwise applicable to the Acquired Companies from and after the Closing and in the event the Closing occurs. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this Agreement shall require the Buyer or any of its Affiliates to commit to provide prior notice or seek prior approval from any Governmental Authority of any future transaction (not including the Contemplated Transactions); provided, that Buyer shall, if required by an applicable Governmental Authority, agree to a requirement to provide prior notice but not prior approval from, any Governmental Authority, solely to the extent required by the terms specified on Schedule 7.6(b).

(c)               Subject to applicable Law or Order, the Sellers shall, and shall cause the Acquired Companies to, and the Buyer shall, (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party or Governmental Authority, in each case, regarding the Contemplated Transactions, (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the Contemplated Transactions; and (iii) to the extent permitted by applicable Law, consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any material communication given to it by, and consult with each other in advance of any meeting or conference with, any Governmental Authority, including in connection with any proceeding by a private party, in each case, regarding the Contemplated Transactions. The Sellers shall, and shall cause the NewCos and the Acquired Companies to, and the Buyer shall, each use their respective reasonable best efforts to, not participate independently in any meeting or telephone conference, or engage in any other substantive conversation, with any Governmental Authority in respect of any such filings or requests referred to in this Section 7.6 or any investigations or other inquiries relating thereto without giving, to the extent reasonably practicable, the other party reasonable prior notice of the meeting or conversation and, unless expressly prohibited by such Governmental Authority, the opportunity to attend or participate; provided, that the Buyer’s legal counsel may participate independently in any meeting or telephone conference or engage in any other substantive conversation, with any Governmental Authority in respect of any such filings or requests referred to in this Section 7.6 or any investigations or other inquiries relating thereto without giving the Sellers, NewCos or the Acquired Companies the opportunity to attend or participate if the Buyer’s legal counsel reasonably determines, in good faith, that such independent participation, engagement or conversation is reasonably necessary, and the Buyer’s legal counsel promptly notifies the Representative and Sellers’ legal counsel of such participation, engagement or conversation and the substance thereof. The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in this Section 7.6. The parties hereto shall use reasonable best efforts to supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

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(d)               Without prejudice to the other provisions of this Section 7.6 (including the covenants with respect to cooperation, consultation, consideration and the sharing of relevant information set forth herein), (A) the Buyer shall have the right to control and lead all communications and strategy relating to any process with any Governmental Authorities which relate to any HSR filing pursuant to this Section 7.6 and (B) such materials provided by the Buyer pursuant to this Section 7.6 may be redacted (1) to remove references concerning valuation; (2) to the extent necessary to comply with contractual arrangements; and (3) to the extent necessary to address reasonable privilege and confidentiality concerns.

(e)               Without prejudice to the provisions of Section 7.6(b) (including the limitations set forth therein), in the event any of the Acquired Companies are requested or required by any Governmental Authority in connection with or pursuant to the HSR Act to divest or otherwise dispose of any operating facility located on any of the Owned Real Property and/or the Leased Real Property prior to, or as a condition of, such Governmental Authority’s approval of, or acquiescence in connection with, the consummation of the Contemplated Transactions, the parties shall work together in good faith to attempt to satisfy such condition in a manner so as ensure that the Contemplated Transaction are consummated prior to the Termination Date. For the avoidance of doubt, no divesture or other request or requirement by any Governmental Authority to exclude any such location(s) or other asset from the consummation of the Contemplated Transaction (nor the consummation of such divestiture or other satisfaction of such request or requirement) shall under any circumstances give the Buyer the right to terminate this Agreement or to reduce the Fikes Purchase Price or GPS Purchase Price otherwise payable under this Agreement.

(f)                The Buyer covenants and agrees that it and its Affiliates will not, either directly or indirectly, affiliate in any manner with any third party to fund, consummate or participate in any manner with the Contemplated Transactions that could adversely impact the ability to obtain all consents to, approvals of, and/or acquiescence in connection with, the Contemplated Transactions from any Governmental Authority without the express written consent of the Representative. The Buyer acknowledges and agrees that the Representative shall under no circumstances be obligated to so consent and the Representative may reasonably withhold its consent in its sole and complete discretion.

(g)               The Buyer covenants and agrees that it and its Affiliates will not, either directly or indirectly, pursue, entertain, accept, enter into, or otherwise participate in any transaction that could materially delay, materially interfere, or materially impede the ability of the parties hereto to obtain all consents to, approvals of, and/or acquiescence in connection with to the Contemplated Transactions from any Governmental Authority without the express written consent of the Representative. The Buyer acknowledges and agrees that the Representative shall under no circumstances be obligated to so consent and the Representative may reasonably withhold its consent in its sole and complete discretion.

Section 7.7.             Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article X, except for the Contemplated Transactions, the Sellers and the NewCos shall not, and shall cause the Acquired Companies not to, and each shall cause its and its Affiliates’ respective directors, officers and other representatives not to, directly or indirectly, (a) solicit, initiate, seek, or knowingly encourage the

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initiation of any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations or enter into any Contract with any third party regarding, or furnish or make available to any third party any information in connection with, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to, an Acquisition Proposal or (c) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept or approve), or enter into any letter of intent or any other Contract contemplating or otherwise relating to, any Acquisition Proposal. The Sellers, the NewCos, and the Acquired Companies shall, and shall cause their respective Affiliates, directors, officers, managers, employees, investment bankers and other representatives to, promptly following the date hereof, terminate any and all negotiations or discussions with any third party regarding any proposal concerning, or could reasonably be expected to lead to, any Acquisition Proposal (and shall immediately terminate any online data room access related thereto, and request the return or destruction of any confidential, nonpublic or proprietary information or other transaction-related material in accordance with the terms and conditions of any confidentiality agreement with such Person).

Section 7.8.             Further Assurances. From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article X, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and of each Transaction Document and the Contemplated Transactions. Each party shall, on or prior to the earlier of the Closing Date and the termination of this Agreement in accordance with Article X, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Contemplated Transactions including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Contemplated Transactions. Provided however, in no event shall Sellers, NewCos, or the Acquired Companies have any duty or obligation under this Section 7.8 with respect to any Permits of the Acquired Companies.

Section 7.9.             Specified Consents and Actions.

(a)               Promptly following the date of this Agreement, the Buyer shall control and shall initiate the notices, transfer and/or assignment of the Permits required by applicable Law in connection with the Contemplated Transactions. The Buyer shall provide Fikes and GPS evidence reasonably satisfactory to Fikes and GPS and of such initiation, along with any subsequent communications with the applicable Governmental Authorities related thereto. All Expenses arising from or relating to such notices, or the transfer or assignment of such Permits, shall be borne by the Buyer. Prior to the Closing, the Acquired Companies, will use commercially reasonable efforts to cooperate, as reasonably requested by Buyer, including by providing reasonably requested information concerning the Permits and/or providing signatory authorization to the extent required, in connection with the Buyer’s carrying out of its obligations pursuant to this Section 7.9(a). For the avoidance of doubt, in no event shall the failure to obtain any consent, approval, transfer or assignment of such Permits, in and of itself, constitute a failure of a condition to the Buyer’s obligation to close under Section 9.2(b).

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(b)               Fikes and GPS shall use, and shall cause the Acquired Companies to use, commercially reasonable efforts to obtain and deliver to the Buyer the written consent, approval or waiver of each counterparty to the Leases and Third-Party Leases (where such consent, approval or waiver is required in connection with the Contemplated Transactions), and such consent, approval or waiver shall be in the form required by the applicable Lease or Third-Party Lease or, if no form is provided, in a form that is reasonably satisfactory to the Buyer (each, a “Lease Consent”). The Sellers shall keep the Buyer reasonably informed with respect to the status of such Lease Consents, including by providing the Buyer with reasonable advance notice of and the opportunity, to the extent permitted by the counterparty to such Lease or Third-Party Lease, to participate in any meetings with any counterparty for the purpose of discussing such Lease Consent. All customary administrative and/or normal and reasonable Expenses arising from or relating to obtaining any Lease Consent in order for Buyer to receive the benefit of the applicable Lease or Third-Party Lease upon the Closing, including increased rent or other similar payments (or otherwise required to be paid by the tenant in connection with obtaining such Lease Consent by the express terms of the applicable Lease) (the “Lease Consent Expenses”) shall be borne one hundred percent (100%) by the Sellers and shall be treated as a Transaction Expense. If the Sellers have not timely paid, or cause to be paid, any such Lease Consent Expenses upon the Closing, the Buyer may, in its sole discretion, elect to pay, or cause to be paid, such Lease Consent Expenses directly to the applicable counterparty (and such amounts shall be deemed Lease Consent Expenses for the purposes of this Agreement). All Lease Consent Expenses shall be borne one hundred percent (100%) by the Sellers and shall be treated as a Transaction Expense.

(c)               If, despite the Sellers’ exercise of commercially reasonable efforts and compliance with Section 7.9(b), the Sellers are unable to obtain a Lease Consent with respect to a Leased Real Property and, the applicable landlord terminates (or indicates that it intends to terminate) the Lease with respect to such Leased Real Property on or prior to the date that is ninety (90) days following the Closing Date, the Buyer shall be permitted to designate such Leased Real Property as a “Terminated Lease Property”, in which case the Terminated Lease Property Value Adjustment Amount for such Leased Real Property shall be included in the Terminated Lease Property Value (and in the calculation of the Fikes Estimated Purchase Price, the Fikes Estimated Adjustment Amount and the Fikes Final Adjustment Amount, to the extent that such Terminated Lease Property has been designated as such on the dates that such amounts are required to be determined under the terms of this Agreement). For the avoidance of doubt, in no event shall the failure to obtain a Lease Consent, in and of itself, constitute a failure of a condition to the Buyer’s obligation to close under Section 9.2(b).

(d)               If requested by the Buyer at least three (3) Business Days prior to the Closing, Fikes and GPS shall use, and shall cause the Acquired Companies to use, commercially reasonable efforts to remove, any assets or properties relating to Gaming Operations located on any of the Leased Real Property or Owned Real Property, for which the applicable Acquired Company or its vendor does not own or possess the Gaming License necessary under and pursuant to applicable Law for the ownership, use and operation of such Gaming Operations. All Expenses arising from or relating to the removal of such assets or properties (including, but not limited to, any termination fees or penalties arising from the applicable Gaming Operations Contract) (the “Gaming Removal Expenses”) shall be borne one hundred percent (100%) by the Sellers and shall be treated as a Transaction Expense.

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Section 7.10.          Employee Matters.

(a)               From and after the Closing until the first (1st) anniversary thereof (or, if earlier, the termination date of the applicable employee), the Buyer shall provide or shall cause one of its Affiliates to provide to employees of the Acquired Companies who remain employed after the Closing (the “Continuing Employees”) (i) a base salary or base wages no less favorable than the annual rate of the base salary or base wages that was provided to such employees immediately prior to the Closing and (ii) employee benefits that are, in the aggregate, substantially comparable to the employee benefits provided to (A) similarly situated employees of the Buyer or (B) employees of the Acquired Companies immediately prior to the Closing; provided that any defined benefit pension, equity-based compensation arrangements, severance arrangements and any sale, retention or change in control payments shall not be taken into account for purposes of determining comparability.

(b)               The Buyer or its applicable Affiliates shall use commercially reasonable efforts to cause to be given to Continuing Employees credit for purposes of eligibility to participate in and vesting (but not for benefit accrual) under employee benefit plans maintained by the Buyer or its Affiliates and in which such Continuing Employees participate after the Closing, for such Continuing Employees’ service before the Closing with any Acquired Company, to the same extent recognized by the Acquired Companies prior to the Closing. Such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c)               With respect to any welfare benefit plans maintained by the Buyer or its Affiliates for the benefit of Continuing Employees, the Buyer shall (i) use commercially reasonable efforts to cause insurance carriers to waive, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees (and their covered dependents) but, unless otherwise required by applicable Law, only to the same extent recognized by the Acquired Companies prior to the Closing and (ii)  use commercially reasonable efforts to cause insurance carriers to give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid by such employees with respect to similar plans maintained by the Acquired Companies.

(d)               Fikes and GPS shall, and shall cause the Acquired Companies to, coordinate in advance with the Buyer between the date of this Agreement and the Closing Date regarding any communication with any Service Provider relating to compensation or benefits to be provided subsequent to the Closing Date, and any such communication shall be subject to the prior approval of the Buyer, which approval shall not be unreasonably withheld.

(e)               From and after the Closing, (i) the Buyer shall retain any right it would have otherwise had to amend, modify or terminate, and nothing in this Agreement shall prohibit the Buyer or any of its Affiliates from amending, modifying or terminating, any or all compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by the Buyer or any of its Affiliates (including, for the avoidance of doubt, the Acquired Companies), including each Company Plan, and (ii) nothing in this Agreement shall require the Buyer or any of its Affiliates to continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement. Any adverse

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consequence to the Acquired Companies resulting from such acts or omissions of Buyer pursuant to this Section 7.10(e) shall be the sole responsibility of Buyer.

(f)                Nothing in this Section 7.10 shall (i) be treated as an amendment, modification or creation of any employee benefit plan, program, policy, practice, agreement or arrangement, including of any Company Plan, (ii) create any right or benefit in any Person other than Buyer, Fikes and GPS, (iii) guarantee employment of any Service Provider for any period of time after the Closing or preclude the ability of the Buyer or any of its Affiliates to terminate the employment of any employee or (iv) create a binding employment agreement with any employee.

(g)               If requested by the Buyer in writing within twenty (20) Business Days prior to the Closing Date, the Sellers shall cause the Acquired Companies to update the Employee List and deliver it to the Buyer promptly after such request is made.

(h)               Upon request of the Buyer, the Sellers shall, and shall cause the Acquired Companies to, reasonably cooperate with Buyer, between the date of this Agreement and the Closing Date, to facilitate communications and discussions between Buyer and any employees of the Acquired Companies regarding retention agreements.

Section 7.11.          Indemnification; D&O Tail.

(a)               At or prior to the Closing Date, the Sellers shall cause the Acquired Companies to purchase a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) (the “D&O Tail”), which policy or policies shall cover those persons who are currently covered by any Acquired Companies’ directors’ and officers’ liability insurance policy or policies on terms with respect to coverage and amount that are no less favorable than those of such policy or policies (and other terms reasonably satisfactory to the Buyer) for an aggregate period of not less than six years from the Closing Date with respect to claims arising from facts or events that occurred at or before the Closing, including with respect to the transactions contemplated by this Agreement, the premium, costs and expenses for which shall be treated as a Transaction Expense. The obligations of the Buyer, the Acquired Companies and their respective Subsidiaries and Affiliates, as applicable, with respect to any right of indemnification, advancement, reimbursement or contribution, whether under Law, Contract (including the agreements disclosed or required to be disclosed in Schedule 5.11(a)(xxiii)), the organizational documents of the Acquired Companies or otherwise, of or to any Person who is now, has been at any time prior to the date hereof or becomes prior to or after the Closing an officer, director or employee of any Acquired Company (each, a “D&O Indemnified Party”), against any and all Losses based in whole or in part on, or arising in whole or in part out of, the fact that such Person is or was an officer, director or employee of any Acquired Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including matters, acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) shall be satisfied in full by using its commercially reasonable efforts to make the proceeds, if any, under the D&O Tail available to the Representative for the benefit of the D&O Indemnified Parties.

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(b)               Notwithstanding anything to the contrary contained in this Section 7.11, neither the Buyer nor the Acquired Companies (or any of their successors or assigns) shall be required or obligated to make any proceeds under the D&O Tail available to any D&O Indemnified Party in respect of any matter for which the Buyer Indemnified Parties would be entitled to indemnification under Article XI (determined without regard to any thresholds, deductibles, caps, survival periods or other limitations).

Section 7.12.          Transfer of Fikes Interests and the GPS Interests. Except for the Contemplated Transactions from the date hereof until the Closing Date, each Seller and each NewCo, as applicable, agrees that it shall not transfer beneficial or record ownership of the Fikes Shares, the Fikes Interests, the GPS Shares or the GPS Interests, to any Person without the prior written consent of the Buyer.

Section 7.13.          Termination of Affiliate Transactions; New Lease. On or before the Closing Date, except for (i) liabilities relating to employment relationships and the payment of compensation and benefits in the ordinary course of business consistent with past practice and (ii) the Contracts set forth on Schedule 7.13, all Liabilities between any Acquired Company, on the one hand, and one or more of its Affiliates or Related Parties (including the Sellers but not including any Acquired Company, on the other hand, including any and all Contracts (other than any Transaction Document) between any Acquired Company, on the one hand, and one or more of its Affiliates (including the Sellers but not including any Acquired Company), on the other hand (the “Affiliate Agreements”), shall be terminated or paid in full, as applicable, without any Liability to the Buyer, the Acquired Companies or any of their respective Affiliates following the Closing. For the avoidance of doubt, all Affiliate Agreements other than those set forth on Schedule 7.13 shall be terminated in full, without any Liability to the Buyer, the Acquired Companies or any of their respective Affiliates following the Closing. Promptly following the date of this Agreement, the Sellers use reasonable best efforts to cooperate with the Buyer to cause the existing Lease of a warehouse (and certain related property) owned by 7S Investments, LLC and located at 1204 Industrial Blvd., Temple, Texas 76504 to be replaced, effective as of the Closing Date, with a triple net Lease of such warehouse (and related property) on arm’s-length terms and conditions (including a monthly rental of $11,000 and terminable by the Buyer (or its applicable Affiliate) on 120 days advance written notice) reasonably satisfactory to the Buyer and 7S Investments, LLC. If such replacement Lease is not executed and delivered prior to the Closing, the Sellers shall, and shall cause their applicable Affiliates to, allow the Acquired Companies to access and use such warehouse (and related property) in the conduct of their business, consistent with past practice, until such time as the replacement Lease is executed and delivered (on arm’s-length terms and conditions reasonably satisfactory to the Buyer).

Section 7.14.          Resignations. The Representative, Fikes and GPS, as applicable, shall cause to be delivered to the Buyer on the Closing Date the resignations of those managers, directors and officers of the Acquired Companies of whom Buyer shall have notified the Representative at least five (5) Business Days prior to the Closing Date.

Section 7.15.          Release.

(a)               Effective upon the Closing, each Newco, each Seller and each Seller Family Member, on behalf of itself, himself or herself and each of its, his or her respective

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past, present and future Affiliates, heirs, executors, successors and assigns (collectively, the “Seller Releasing Parties”), unconditionally and irrevocably waives, completely releases, acquits, and forever discharges the Buyer, Acquired Companies and its respective past, present and future Affiliates, successors and assigns (collectively, the “Buyer Released Parties”), of and from any and all claims and other Actions that the Seller Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the Buyer Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date in respect of (i) the operation of the Business or the Acquired Companies or relating to the subject matter of the Transaction Documents, including with respect to any Affiliated Contracts, or (ii) the accuracy of, omission or misstatement regarding the Buyer, the Business, the Acquired Companies or any of their respective assets, liabilities or operations, in each case, except in the case of Fraud or to the extent arising under this Agreement or any other Transaction Document or with respect to rights to indemnification, contribution, or expense reimbursement or advancement under the Organizational Documents of the Acquired Companies, as required by applicable Law, or as otherwise provided in Section 7.11. Each NewCo, each Seller and each Seller Family Member, on behalf of itself and its Seller Releasing Parties, hereby irrevocably covenants to refrain from asserting any claim, or commencing, instituting, or causing to be commenced, any Action of any kind against any Buyer Released Party based upon any claim released or purported to be released pursuant to this Agreement or in a representative capacity on behalf of others. Each NewCo, each Seller and each Seller Family Member, on behalf of each of its Seller Releasing Parties, hereby agrees that if such Seller Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any claim released hereunder, or in any manner asserts against any Buyer Released Party any claim released hereunder, then such Seller Releasing Party and the corresponding Seller or Seller Family Member (but not any other Seller Releasing Party) will pay to such Buyer Released Party, in addition to all other Losses suffered by such Buyer Released Party as a result of such suit or claim, all reasonable attorneys’ fees incurred in defending or otherwise responding to such suit or claim. For the avoidance of doubt, the release under this Section 7.15 shall not in any way apply to or affect the Excluded Entities or any Affiliated Contract.

(b)               Effective upon the Closing, Buyer and the Acquired Companies, on behalf of itself each of its respective past, present and future Affiliates, heirs, executors, successors and assigns (collectively, the “Buyer Releasing Parties”), unconditionally and irrevocably waives, completely releases, acquits, and forever discharges the Sellers, the NewCos, the Seller Family Members, the Representative and their respective past, present and future Affiliates, successors and assigns (collectively, the “Seller Released Parties”), of and from any and all claims and other Actions that the Buyer Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the Seller Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date in respect of the accuracy of, omission or misstatement with respect to, any potentially material information regarding the Sellers, the Fikes Interests, the GPS Interests the Business, the Acquired Companies or any of their respective assets, liabilities or operations, in each case, except in the case of Fraud or to the extent arising under this Agreement or any other Transaction Document (including, for the avoidance of doubt, the indemnification set forth in Article VIII or Article XI). The Buyer, on behalf of itself and its Buyer Releasing Parties, hereby irrevocably covenants to refrain from

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asserting any claim, or commencing, instituting, or causing to be commenced, any Action of any kind against any Seller Released Party based upon any claim released or purported to be released pursuant to this Agreement or in a representative capacity on behalf of others. Buyer, on behalf of each of its Buyer Releasing Parties, hereby agrees that if such Buyer Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any claim released hereunder, or in any manner asserts against any Seller Released Party any claim released hereunder, then such Buyer Releasing Party will pay to such Seller Released Party, in addition to all other Losses suffered by such Seller Released Party as a result of such suit or claim, all reasonable attorneys’ fees incurred in defending or otherwise responding to such suit or claim. For the avoidance of doubt, the release under this Section 7.15 shall not in any way apply to or affect the Excluded Entities or any Affiliated Contract.

Section 7.16.          R&W Policy. Prior to the Closing, the Acquired Companies shall cooperate with the Buyer as reasonably required for the Buyer to negotiate and procure a standalone buyer-side representation and warranty insurance policy (the “R&W Policy”), which R&W Policy shall insure the Buyer for Losses resulting from any breach or inaccuracy of any representation or warranty of the Sellers, NewCos, or any Acquired Companies hereunder. The Buyer shall cause the R&W Policy to expressly provide that (a) the insurer thereunder waives and agrees not to pursue, directly or indirectly, any subrogation rights against the Seller Group (other than in connection with Fraud) with respect to any claim made by any insured thereunder, (b) the insurer thereunder agrees to cause the R&W Policy to provide that the Seller Group is a third party beneficiary of such waiver, and (c) the insurer thereunder agrees that Buyer shall have no obligation to pursue any claim against the Seller Group (other than in connection with Fraud) in connection with any loss thereunder. The Buyer shall provide the Representative with a reasonable opportunity to review and provide reasonable comments to the R&W Policy prior to binding coverage. Buyer shall not (whether prior to, or following, the Closing) amend, terminate or modify the R&W Policy in a manner that would adversely affect the Seller Group without the prior written consent of the Representative. Buyer, on behalf of itself and each other Buyer Indemnified Party, further acknowledges and agrees that the provisions of Section 11.13 and Section 11.14 shall apply regardless of whether (i) Buyer obtains the R&W Policy at all, (ii) Buyer obtains, before, at or following the Closing or maintains following the Closing the R&W Policy, (iii) the R&W Policy is revoked, cancelled, or modified in any manner after issuance, or (iv) any of the Buyer Indemnified Parties makes a claim under the R&W Policy and such claim is denied by the insurer. For the avoidance of doubt, the Buyer acknowledges and agrees that obtaining the R&W Policy is not a condition to Closing for the Buyer.

Section 7.17.          Restructuring.

(a)               At least two (2) days prior to the Closing Date, the Sellers, Fikes and Fikes NewCo shall, and shall cause its Affiliates to, cause the steps set forth as follows to be completed in the following order (such steps described in Section 7.17(a)(i)-(vii) collectively, the “Fikes Restructuring”, and any and all documents and election forms required to effect the Restructuring, including the Fikes Restructuring LLC Agreement, the “Fikes Restructuring Documents”):

(i)                 Fikes shall form Fikes NewCo;

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(ii)              the Fikes Sellers shall contribute all of the Fikes Shares to Fikes NewCo in exchange for 100% of the shares therein (the “Fikes Contribution”);

(iii)            concurrently with the Fikes Contribution, Fikes NewCo shall make an election on IRS Form 8869, effective as of the date of the Fikes Contribution and consistent with Treasury Regulations Section 1.1361-4(b)(3)(ii) to (x) be treated as an S corporation (within the meaning of Section 1361(a)(1) of the Code) for U.S. federal income tax purposes and (y) treat Fikes as a “qualified Subchapter S subsidiary” (“QSub”) within the meaning of Section 1361(b)(3)(B) of the Code, (the “Fikes QSub Election,” and, together with the Fikes Contribution, the “Fikes F Reorganization”);

(iv)             at least one (1) Business Day after the date on which the Fikes QSub Election has been mailed and at least one (1) Business Day prior to the Closing, in accordance with the Texas Business Organizations Code, as amended, Fikes will convert from a Texas corporation to a Texas limited liability company (such conversion, the “Fikes Company Conversion”, and such entity following the Fikes Company Conversion shall be deemed to be “Fikes”);

(v)               Fikes shall distribute, or cause to be distributed, directly or indirectly, 100% of the Equity Interests in each of JF Air, CORD and Center Point from Fikes to Fikes NewCo;

(vi)             at least one Business Day prior to the Closing, each direct and indirect Subsidiary of Fikes that is a corporation for applicable state law purposes shall convert under state law from a corporation into a limited liability company in such same state (such conversions, the “Fikes Subsidiary Conversions”); and

(vii)          (x) the successor after the Fikes Subsidiary Conversion to Fikes Investors, Inc., No. 3, a Texas corporation, shall merge with and into Fikes, and (y) the successor after the Fikes Subsidiary Conversion to Fikes Investors, Inc., No. 2, a Texas corporation, shall merge with and into the successor after the Fikes Subsidiary Conversion to Fikes Investors, Inc., a Texas corporation.

(b)               At least two (2) days prior to the Closing Date, the Sellers, GPS and GPS NewCo shall, and shall cause its Affiliates to, cause the steps set forth as follows to be completed in the following order (such steps described in Section 7.17(b)(i)-(v) collectively, the “GPS Restructuring” and together with the Fikes Restructuring, the “Restructuring”, and any and all documents and election forms required to effect the GPS Restructuring, including the GPS Restructuring LLC Agreement, the “GPS Restructuring Documents” and together with the Fikes Restructuring Documents, the “Restructuring Documents”):

(i)                 GPS shall form GPS NewCo;

(ii)              the GPS Sellers shall contribute all of the GPS Shares to GPS NewCo in exchange for 100% of the shares therein (the “GPS Contribution”);

(iii)            concurrently with the GPS Contribution, GPS NewCo shall make an election on IRS Form 8869, effective as of the date of the GPS Contribution and

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consistent with Treasury Regulations Section 1.1361-4(b)(3)(ii) to (x) be treated as an S corporation (within the meaning of Section 1361(a)(1) of the Code) for U.S. federal income tax purposes and (y) treat GPS as a QSub within the meaning of Section 1361(b)(3)(B) of the Code, (the “GPS QSub Election,” and, together with the GPS Contribution, the “GPS F Reorganization”);

(iv)             at least one (1) Business Day after the date on which the GPS QSub Election has been mailed and at least one (1) Business Day prior to the Closing, in accordance with the Texas Business Organizations Code, GPS will convert from a Texas corporation to a Texas limited liability company (such conversion, the “GPS Company Conversion”, and such entity following the GPS Company Conversion shall be deemed to be “GPS”); and

(v)               to the extent applicable, at least one (1) Business Day prior to the Closing, each direct and indirect Subsidiary of GPS (if any) that is a corporation for applicable state law purposes shall convert under state law from a corporation into a limited liability company in such same state (such conversions, the “GPS Subsidiary Conversions” and together with the Fikes Subsidiary Conversions, the “Subsidiary Conversions”).

(c)               The Representative shall deliver or cause to be delivered to the Buyer all Restructuring Documents within a reasonable period of time prior to the effective date for any Restructuring Document, so that the Buyer may have an opportunity to review such Restructuring Documents, and the Representative shall incorporate any changes reasonably requested by the Buyer and shall provide Buyer with reasonably acceptable evidence that all steps were implemented in accordance with this Section 7.17 and that all election forms required under this Section 7.17 were timely and properly filed with the Internal Revenue Service. The Sellers shall cause the Restructuring to occur prior to the Closing in accordance with this Section 7.17, the Fikes Sellers shall cause Fikes NewCo to execute the Joinder, and the GPS Sellers shall cause GPS NewCo to execute the Joinder. For the avoidance of doubt, (X) in no event will any of the Sellers, NewCos, or Seller Family Members guaranty the Tax treatment of the Restructuring so long as (i) they properly complete the mechanical steps for the Restructuring in accordance with this Section 7.17 and (ii) the representations in Section 5.10(u) are true, correct and complete, and (Y) for purposes of this Agreement (including Section 11.2(e)(i)), the determination of whether the Sellers have properly completed the steps for the Restructuring in accordance with Section 7.17 will not depend on whether (i) Fikes or GPS are properly treated as S corporations within the meaning of Sections 1361 and 1362 of the Code or (ii) the IRS accepts or rejects any filings or elections required under Section 7.17.

Section 7.18.          Financing Cooperation.

(a)               Prior to the Closing, the Sellers, the NewCos, Fikes and GPS shall use their commercially reasonable efforts to provide cooperation and financial information relating to the Acquired Companies and shall use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to use their commercially reasonable efforts, in each case only to the extent reasonably

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requested by the Buyer in connection with obtaining any financing of the transactions contemplated hereby (the “Financing”), including using commercially reasonable efforts to:

(i)                 as promptly as practicable (A) furnish the Buyer with the Required Financial Information and (B) inform the Buyer if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of the Acquired Companies shall have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;

(ii)              cooperate with the marketing efforts for any of the Financing; and

(iii)            furnish the Buyer and the Debt Financing Entities at least five (5) Business Days prior to the Closing Date (solely to the extent requested by the Buyer in writing at least ten (10) Business Days prior to the Closing Date) with all documentation and other information related to the Acquired Companies required by any Governmental Authority with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended and the requirements of 31 C.F.R. § 1010.230.

(b)               The commitment of the Sellers, the NewCos, Fikes and GPS under this Section 7.18 shall impose no cost, expense or liability on or to Sellers, NewCos, Fikes or GPS beyond (i) the cost, expense and liability (including without limitation travel, meeting or conference attendance fees and expenses or obligations) of Buyer’s now pending due diligence or (ii) customary practice for financings similar to the Financing for which Buyer provides prompt reimbursement, and shall in no event expand the scope of Buyer’s now pending due diligence and shall in no event impact or delay the closing of the transactions contemplated by this Agreement, which the parties anticipate to be during the fourth quarter of calendar year 2024.  The Buyer shall cause any third party who may receive or review any confidential information of the Acquired Companies to agree to keep such information confidential on terms customary for financings which are similar to the Financing. Any restrictions on the Buyer’s access to information shall apply mutatis mutandis to any such third parties.  Notwithstanding anything to the contrary in this Section 7.18 or otherwise, in no event shall the receipt or availability of any funds or financing (including without limitation the Financing) by or to the Buyer or any of its Affiliates or any other financing transaction be a condition to any of the obligations of the Buyer under this Agreement.

Section 7.19.          Underground Storage Tanks.

(a)               The parties acknowledge that, subject to the terms and conditions of this Agreement, the Owned Real Properties and Leased Real Properties are being sold to the Buyer with aboveground and underground storage tanks in place and accordingly agree that Sellers shall, and shall cause the Acquired Companies to, provide all relevant and necessary information about the aboveground and underground storage tanks reasonably requested by the Buyer, to the extent known and in the possession of any Seller or any Acquired Company,

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including information regarding the age and, to the extent reasonably available, characteristics and condition of the underground storage tanks, tank tightness testing for the last three (3) years and condition of the underground storage tanks and all information regarding registration of the underground storage tanks with appropriate authorities. Such information has been or will be provided solely for Buyer’s use and may not be relied upon by any third party.

(b)               The Sellers hereby consent to the Buyer conducting, under reasonable circumstances during normal business hours prior to the Closing Date, and upon reasonable advance notice to the Representative, at Buyer’s sole risk and expense, on-site visual inspections of site conditions, equipment and other improvements as may be determined during a routine, non-invasive walk through of the Leased Real Property and Owned Real Property and performance of any environmental site assessments, including any Phase I environmental site assessments meeting the American Society for Testing and Materials standard E1527-21 or compliance reviews (collectively, the “Buyer’s Inspection”); provided that (A) with respect to any Lease and to the extent required by the applicable terms thereof, the Lessor thereunder has provided advance written approval for performance of the Buyer’s Inspection; and (B) any such Buyer’s Inspection shall not include any air, soil, surface water or groundwater sampling, testing or other invasive activities, including any Phase II environmental site assessments without the consent of the Representative, not to be unreasonably withheld, conditioned or delayed. In connection with any Buyer’s Inspection, Buyer will use commercially reasonable efforts not to interfere with the normal operation of the Business and agrees to cooperate with the Sellers and any Lessors in the performance of the Buyer’s Inspection, including complying with all reasonable requirements and safety policies of the Sellers and any Lessors. The Sellers shall use commercially reasonable efforts to obtain written consent of access rights from Lessors for the Buyer’s Inspections of the applicable Leased Real Property.

(c)               Attached as Schedule 7.19(c) is a list of the Eligible Tanks for which the Buyer desires the Acquired Companies to conduct tank tightness testing (the “Tank Testing”), at the Buyer’s sole cost, by a reputable independent third party with experience in conducting Tank Testing, and reasonably acceptable to the Buyer. If an Eligible Tank fails the Tank Testing, and correcting such failure would be reasonably likely to result in Losses in excess of $100,000 (as jointly determined by Buyer and the Representative in good faith), the Sellers shall cause the Acquired Companies to remedy the condition and complete the repair of any such defect that caused the failure and conduct any Remedial Action required, in each case, to the extent required by Environmental Law. The Buyer shall be provided a complete copy of the Tank Testing report promptly after receipt by the Acquired Company. The Buyer shall reimburse the Sellers for the cost of such Tank Testing within 30-days after receipt of invoice.

(d)               Prior to the Closing Date if, to the Knowledge of the Sellers, the Acquired Companies or the Buyer, there are any material defects in the integrity of any of the fuel storage tanks, lines or related facilities (collectively, the “Tank Material Defects”) at a Leased Real Property, Owned Real Property, or on any property or facility formerly owned or leased by the Acquired Companies, which Tank Material Defects would be reasonably likely to result in Losses in excess of $100,000 on a per property or per facility basis (as jointly determined by Buyer and the Representative in good faith), (i) Buyer has the right, at Buyer’s sole cost, to have a reputable independent third party conduct such testing related to the Tank Material Defects and/or identify the costs and recommended plan for remedying any such Tank

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Material Defects in a report or similar assessment (the “Fuel Equipment Report”), which Fuel Equipment Report Buyer will present or otherwise make available to Sellers, and (ii) Sellers shall remedy any such Tank Material Defect identified in the Fuel Equipment Report in accordance with any reasonable recommendations set forth in the Fuel Equipment Report and conduct any Remedial Action required, in each case, to the extent required by Environmental Law whether such Tank Material Defect was to the Knowledge of the Sellers, the Acquired Companies or Buyer, or was otherwise identified as a result of Buyer’s testing conducted pursuant to Section 7.19(d)(i)).

Section 7.20.          Casualty and Condemnation.

(a)               If any Leased Real Property or Owned Real Property is materially damaged by a Casualty prior to the Closing (such event, a “Casualty Event”), (i) as promptly as practicable (and, in any event, within forty-eight (48) hours of any Acquired Company first obtaining knowledge of the occurrence thereof), the Representative shall notify the Buyer of such Casualty Event in writing, which such notice shall specify with reasonable particularity the applicable Leased Real Property or Owned Real Property, the loss or damage incurred in the Casualty Event, and the cause thereof, in each case, to the extent then known, and (ii) as promptly as practicable, the Representative shall provide the Buyer with (x) a good faith estimate of the cost to repair such damage on the particular Leased Real Property or Owned Real Property (to the extent, in the case of Leased Real Property, that an Acquired Company or Affiliate thereof is obligated to perform any repairs under the applicable Lease) by a reputable independent third party with experience in estimating the cost of the applicable repairs or replacements, who is selected by the Representative and reasonably approved by the Buyer (with the fees and expenses of such third party payable by the Sellers and treated as a Transaction Expense hereunder (such amounts, the “Casualty Expenses”)) and (y) any information described in clause (i) that was not known when the initial notice was given. With respect to any Casualty Event following which the Sellers do not restore, prior to the Closing, the Leased Real Property or Owned Real Property to the same or substantially similar condition as it was in prior to the Casualty Event, at the Buyer’s sole election (subject to Buyer’s good faith consultation with the Representative), (i) the Casualty Expenses (to the extent not expended on repairs undertaken by the Sellers prior to the Closing) shall be borne one hundred percent (100%) by the Sellers and shall be treated as Transaction Expenses, (ii) if the Buyer and the Representative reasonably determine in good faith within thirty (30) days of Closing such Leased Real Property or Owned Real Property cannot be restored to the same or substantially similar condition as it was prior to the Casualty Event, the Buyer shall be permitted to designate such Leased Real Property or Owned Real Property as a “Total Loss Property”, in which case the Total Loss Property Value Adjustment Amount for such Leased Real Property or Owned Real Property shall be included in the Total Loss Property Value (and in the calculation of the Fikes Estimated Purchase Price, the Fikes Estimated Adjustment Amount and the Fikes Final Adjustment Amount, to the extent that such Total Loss Property has been designated as such on the dates that such amounts are required to be determined under the terms of this Agreement) or (iii) if a landlord exercises a right to terminate a Lease for any Leased Real Property as a result of such Casualty Event, the Buyer shall be permitted to designate such Leased Real Property as a “Terminated Lease Property”, in which case the Terminated Lease Property Value Adjustment Amount for such Leased Real Property shall be included in the Terminated Lease Property Value (and in the calculation of the Fikes Estimated Purchase Price, the Fikes Estimated Adjustment Amount and the Fikes Final

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Adjustment Amount, to the extent that such Terminated Lease Property has been designated as such on the dates that such amounts are required to be determined under the terms of this Agreement). At Buyer’s sole election (to be made prior to the Closing), any Total Loss Property shall (x) be distributed by the Acquired Companies to the applicable NewCo prior to the Closing so as to be retained by the Sellers after the Closing and shall not be subject to the Restrictive Covenants contained herein or (y) be retained by the Acquired Companies at the Closing.

(b)               If, after the date of this Agreement and before the Closing, all or a part of any Leased Real Property or Owned Real Property is taken, or notice of the taking of all or a part of any Leased Real Property or Owned Real Property is given to any Sellers, Acquired Companies or Affiliates thereof or, to the Knowledge of the Sellers or the Knowledge of the Acquired Companies, the taking of all or a part of any Leased Real Property or Owned Real Property is threatened, by eminent domain or any similar action (each of the foregoing, and each Action set forth on Schedule 5.14(g), a “Condemnation Action”), the Representative shall give the Buyer (i) as promptly as practicable (and, in any event, within forty-eight (48) hours of any Seller first obtaining knowledge of such taking, notice or threatened taking) written notice thereof and (ii) as promptly as practicable, except in the case of a temporary taking that will end prior to the Closing, a good faith estimate of the cost to restore the particular Leased Real Property or Owned Real Property to the same or substantially similar condition as it was in prior to the taking, by a reputable independent third party with experience in estimating the cost of the applicable restoration, who is selected by the Representative and reasonably approved by the Buyer (with the fees and expenses of such third party payable by the Sellers and treated as a Transaction Expense hereunder (such amounts, the “Condemnation Expenses”)). With respect to any Condemnation Action (other than a temporary taking that ends prior to the Closing) following which the Sellers do not restore, prior to the Closing, the Leased Real Property or Owned Real Property to the same or substantially similar condition as it was in prior to the taking, at the Buyer’s sole election (subject to Buyer’s good faith consultation with the Representative), (x) the Condemnation Expenses (to the extent not expended on restoration undertaken by the Sellers prior to the Closing) shall be borne one hundred percent (100%) by the Sellers and shall be treated as Transaction Expenses, (y) if the Buyer and the Representative reasonably determine in good faith, not later than thirty (30) days of Closing, such Leased Real Property or Owned Real Property cannot be restored to the same or substantially similar condition as it was prior to the taking, the Buyer shall be permitted to designate such Leased Real Property or Owned Real Property as a “Total Loss Property”, in which case the Total Loss Property Value Adjustment Amount for such Leased Real Property or Owned Real Property shall be included in the Total Loss Property Value (and in the calculation of the Fikes Estimated Purchase Price, the Fikes Estimated Adjustment Amount and the Fikes Final Adjustment Amount, to the extent that such Total Loss Property has been designated as such on the dates that such amounts are required to be determined under the terms of this Agreement) or (z) if a landlord exercises a right to terminate a Lease for any Leased Real Property as a result of such Condemnation Action, the Buyer shall be permitted to designate such Leased Real Property as a “Terminated Lease Property”, in which case the Terminated Lease Property Value Adjustment Amount for such Leased Real Property shall be included in the Terminated Lease Property Value (and in the calculation of the Fikes Estimated Purchase Price, the Fikes Estimated Adjustment Amount and the Fikes Final Adjustment Amount, to the extent that such Terminated Lease Property has been designated as such on the dates that such amounts are required to be determined under the terms of this Agreement). The Representative shall advise the Buyer of any

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condemnation proceeds received with respect to any Leased Real Property or Owned Real Property. To the extent (A) a Condemnation Action has occurred prior to the date of this Agreement and such Condemnation Action is not resolved pursuant to the process outlined above, (B) an Acquired Company does not already have the right to receive future proceeds in respect of such Condemnation Action directly, and (C) in the case of a temporary taking, the Condemnation Action has not ended prior to Closing, the Sellers shall, when received, pay to the Buyer the proceeds thereof.

Section 7.21.          Financial Statements Cooperation. Until the 12-month anniversary of the Closing, the Sellers and the NewCos shall use their commercially reasonable efforts, at the Buyer’s sole cost and expense and as promptly as reasonably practicable upon the Buyer’s reasonable request, to cooperate with and provide support to the Buyer in the Buyer’s preparation of any audited financial statements of (or including) the Business for any periods prior to the Closing, including using its commercially reasonable efforts to cause its independent accountants to provide reasonable assistance to the Buyer; provided that the Buyer hereby acknowledges and agrees that preparation of any such audited financial statements is not a condition to Closing.

Section 7.22.          Guarantees. Prior to Closing, the Sellers, the NewCos and the Acquired Companies shall use commercially reasonable efforts to obtain releases from all letters of credit, bonds, security deposits, financial assurances, guarantees and other surety obligations or Liabilities for all such arrangements given by Sellers or their Affiliates (other than the Acquired Companies) for the benefit of the Acquired Companies or the Business set forth on Schedule 7.22  attached hereto (each a “Credit Support Arrangement”). The Buyer shall use commercially reasonable efforts to cooperate with the Acquired Companies in connection therewith, including providing information and assurances as to compliance with existing agreements to assist in obtaining such releases. The Buyer shall indemnify and hold the Sellers and their Affiliates (other than the Acquired Companies) harmless from and against any and all Losses resulting from the failure of the Acquired Companies or their successors to comply, after the Closing Date, with any written agreement that is the subject of any Credit Support Arrangement which has not been released in full without continuing liability to the Sellers or their Affiliates.

Section 7.23.          Title and Survey; Estoppel Certificates.

(a)               The Sellers have delivered to the Buyer prior to the date hereof, substantially all policies of title insurance (including copies of all exceptions or conditions to such policies or commitments) and surveys, in each case, with respect to each Owned Real Property and Leased Real Property and to the extent in the Sellers’ possession or control. Prior to Closing, the Sellers shall reasonably cooperate with the Buyer (at no cost to Sellers) in the Buyer’s efforts to obtain, as promptly as practicable, new commitments to issue title insurance, and new surveys, for any of the Owned Real Property and Leased Real Property (the “New Title Commitment Documents”). All Expenses of obtaining any New Title Commitment Documents shall be borne by the Buyer. For the avoidance of doubt, in no event shall the Sellers, the NewCos, or the Acquired Companies be required to review the New Title Commitment Documents, raise, address or respond to any title objections to the New Title Commitment Documents, or cure any title issues disclosed in the New Title Commitment Documents. The

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receipt of the New Title Commitment Documents or Buyer’s satisfaction with same shall not be a condition to Closing. For greater clarity, the foregoing shall not affect rights or remedies relating to breaches of representations, warranties or covenants (including those with respect to Liens other than Permitted Liens) or affect the Sellers’ other covenants under this Agreement.

(b)               Prior to the Closing, the Sellers shall use commercially reasonable efforts to deliver to the Buyer executed estoppel certificates addressed to the Buyer from the applicable Lessor of any of the Leased Real Property, dated not more than ten (10) Business Days prior to the Closing Date, stating, with respect to each such Lease: (a) whether there have been any amendments, modifications or supplements of any kind to such Lease; (b) that such Lease is in full force and effect; (c) the commencement and expiration dates of such Lease; (d) that the Seller or Acquired Company party thereto is not in violation of or in default of any material term under such Lease beyond any applicable notice, grace or cure period, and no event has occurred that, with notice or lapse of time or both, would constitute a default by such Seller or Acquired Company; (e) that the Lessor thereunder has no claims against any of the Sellers or any Affiliates thereof; and (f) the amount of and the date through which all fixed rent and any additional rent have been paid under such Lease (such certificates, the “Estoppel Certificates”). The Buyer shall be responsible for all fees, expenses, and other amounts charged by the applicable Lessor for reviewing, negotiating, and executing the Estoppel Certificates.

Section 7.24.          Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Buyer acknowledges and agrees that it is not acquiring the assets of the Acquired Companies listed on Schedule 7.24 (collectively, the “Excluded Assets”). The Excluded Assets shall be retained by the Sellers or the NewCos, as applicable, with any physical Excluded Assets removed from the premises of the Acquired Companies prior to the Closing.

Section 7.25.          Intercompany Accounts. Each Seller shall take (or cause one or more of its Affiliates to take) such action as is necessary, advisable or desirable to settle, effective as of, or prior to, the Closing Date, all intercompany accounts with respect to any Acquired Company, on one hand, and any Seller, NewCo, Excluded Entity, or each of their respective Affiliates (other than an Acquired Company), on the other hand, except for payments required under the terms of the Affiliated Contracts.

Section 7.26.          Lien Releases. Prior to the Closing, Sellers shall use commercially reasonable efforts to cause each Pay-Off Lender to deliver to Sellers or Buyer prior to the Closing Date customary documentation evidencing the termination of all Liens with respect to the Funded Indebtedness (including any customary termination statements on Form UCC-3, deed of trust terminations, or other customary releases) to be filed by Buyer upon full payment of the Funded Indebtedness.

Section 7.27.          Consent. Each of the Sellers hereby provides any and all consents and waivers necessary under the Fikes Shareholders Agreement and the GPS Shareholders Agreement, as applicable, in order to complete any transaction contemplated by this Agreement, including without limitation with respect to any restrictions on transfer.

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Article VIII

TAX MATTERS

Section 8.1.             Tax Sharing Agreements. Fikes and GPS shall cause each Acquired Company to terminate all Tax Sharing Agreements to which it is a party such that there is no further liability thereunder.

Section 8.2.             Tax Indemnification Procedures:

(a)               Indemnification by the Sellers.

(i)                 Subject to the limitations set forth herein, from and after the Closing, the Sellers, each NewCo and the Seller Family Members, severally (and not jointly), on a pro rata basis in accordance with their ownership of Fikes and/or GPS, as applicable, shall indemnify the Buyer, the Acquired Companies and their respective Affiliates (collectively, the “Tax Indemnified Buyer Parties”) against and hold them harmless from any and all Losses suffered or incurred arising out of (i) Indemnified Taxes and (ii) any breach or default in performance by such Seller, such NewCo or such Seller Family Member of any of his, her or its covenants or obligations required to be performed or complied with from and after the Closing Date contained in Section 7.1(x) of this Agreement. The obligation of the Sellers, each NewCo and the Seller Family Members to indemnify the Tax Indemnified Buyer Parties shall survive the Closing until the date that is two (2) years following the Closing Date; provided that any claim asserted prior to such date shall survive until finally resolved and all Losses of the Tax Indemnified Buyer Parties have been fully paid by the Sellers. The R&W Policy and Tax Indemnity Escrow Account shall constitute the sole and exclusive remedy for claims pursuant to this Section 8.2(a)(i), and no Seller, NewCo, or Seller Family Member shall have any personal liability therefor beyond the Tax Indemnity Escrow Account

(ii)              The Sellers, Fikes NewCo, the Seller Family Members and the Buyer acknowledge and agree to the matters set forth on Schedule 8.2(a)(ii).

(b)               Sellers, Fikes, GPS, and the Acquired Companies, as applicable, shall use commercially reasonable efforts to timely furnish Buyer, its counsel, accountants, and other representatives with such information and documentation as is reasonably necessary to perform and complete customary due diligence with respect to the Non-Income Taxes of the Acquired Companies prior to Closing. The Buyer shall be required to follow the notice and approval requirements set forth in Section 7.2 in connection with the sharing of information for purposes of completing diligence pursuant to this Section 8.2(b). The Buyer shall use commercially reasonable efforts to negotiate and procure that the exclusion in the R&W Policy with respect to Non-Income Taxes be removed, provided that the Buyer shall not be obligated to pay any additional premium or other amounts to cause such exclusion to be removed. To the extent coverage for Non-Income Taxes is or becomes available under the R&W Policy, Buyer shall first seek recovery with respect to claims under Section 8.2(a) from the R&W Policy and then from the Tax Indemnity Escrow Account. Notwithstanding the foregoing, the Buyer shall not be obligated to seek coverage under the R&W Policy for any exposure with respect to Non-Income Taxes of the Acquired Companies identified by Buyer pursuant to such diligence.

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(c)       Tax Treatment of Indemnity Payments. It is the intention of the parties hereto to treat any indemnity payment made under Section 8.2 or Article XI of this Agreement as an adjustment to the Fikes Purchase Price or the GPS Purchase Price, as applicable, for all Tax purposes, and the parties shall file their Tax Returns accordingly, except as otherwise required by a change in applicable Tax Laws or a final “determination” within the meaning of Section 1313(a) of the Code.

Section 8.3.             Tax Indemnification Procedures.

(a)               The Escrow Agent will (i) hold the Tax Indemnity Escrow Amount in a segregated account (the “Tax Indemnity Escrow Account”) for a period of two (2) years following the Closing Date (the “Tax Indemnity Escrow Period”), and (ii) hold the Special Tax Indemnity Escrow Amount in a segregated account (the “Special Tax Indemnity Escrow Account”) for a period until the Special Tax Indemnity Escrow Date (the “Special Tax Indemnity Escrow Period”), unless otherwise directed by mutual written consent of the Representative and the Buyer. The Tax Indemnity Escrow Account, or the Special Tax Indemnity Escrow Account, respectively, shall be used exclusively to satisfy the Sellers’, the NewCo’s, the applicable Seller Family Members’ obligations under Section 8.2(a) and shall be held, disbursed and released by the Escrow Agent in accordance with the Escrow Agreement and this Agreement (provided, that in the event of a conflict between the terms of the Escrow Agreement and this Agreement, the terms of this Agreement shall govern). The Tax Indemnified Buyer Parties shall have the right to receive payments from the Tax Indemnity Escrow Account or the Special Tax Indemnity Escrow Account, as applicable, to satisfy the indemnification obligations of the Sellers, the NewCos and Seller Family Members under Section 8.2(a). Upon the expiration of the Tax Indemnity Escrow Period or the Special Tax Indemnity Escrow Period, as applicable, Buyer and the Representative shall cause the Escrow Agent to deliver to the Representative, for onward distribution to the applicable NewCo, the remainder of the Tax Indemnity Escrow Amount or the Special Tax Indemnity Escrow Amount, as applicable, if any, provided, that with respect to any claim asserted prior to such date, adequate funds shall remain in the Tax Indemnity Escrow Account or the Special Tax Indemnity Escrow Account, as applicable, until any such claim is finally resolved, at which point such funds shall either be released to the Buyer in satisfaction of such claim or released to the applicable NewCo, depending on the outcome of the claim.

(b)               After the Closing during the Tax Indemnity Escrow Period or the Special Tax Indemnity Escrow Period, as applicable, Buyer shall promptly notify the Representative in writing (such notification, a “Tax Indemnity Claim”) of any demand, claim or notice of the commencement of an audit received by Buyer from any Governmental Authority or any other Person with respect to Taxes for which Sellers and/or the NewCos are liable pursuant to Section 8.2(a); provided, however, that a failure to give such notice will not affect any Tax Indemnified Buyer Parties’ rights to indemnification under this Article VIII, except to the extent that such Sellers and/or the NewCos are actually prejudiced thereby. The Tax Indemnity Claim shall contain factual information (to the extent known) describing the asserted Tax liability (including the amounts due to the appropriate Governmental Authority) and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax liability.

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(c)               In the event a Tax Indemnity Claim is delivered to the Representative by the Buyer, the Buyer and the Representative shall promptly execute a joint release to direct the Escrow Agent to release from the Tax Indemnity Escrow Account or the Special Tax Indemnity Escrow Account, as applicable, to the applicable Tax Indemnified Buyer Party as requested by Buyer in writing, the amounts due to Governmental Authority or applicable third party as set out in the Tax Indemnity Claim, within ten (10) days following the Representative’s receipt of the Tax Indemnity Claim; provided that the Representative shall not be required to execute such joint release to direct the Escrow Agent to make any payment earlier than five (5) Business Days before it is due to the appropriate Governmental Authority or applicable third party. In the case of a Tax that is contested in accordance with Section 8.4, payment of such contested Tax will not be considered due earlier than the date a Final Determination to such effect is made by such Governmental Authority.

(d)               All amounts required to be paid pursuant to this Article VIII shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the Tax Indemnified Buyer Party.

(e)               Any payments required pursuant to this Article VIII that are not made within the time period specified in this Section 8.3 shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income Tax.

(f)                Except with respect to Section 11.8, Section 11.9, Section 11.10, Section 11.11, and Section 11.12, this Article VIII shall govern exclusively with respect to the matters addressed by Section 8.2, Section 8.3, and Section 8.4.

Section 8.4.             Tax Contests; Cooperation.

(a)               After the Closing, except as provided in Section 8.4(b) and Section 8.4(c), the Buyer shall control the conduct, through counsel of its own choosing, of any Tax Contest.

(b)               In the case of a Tax Contest after the Closing, to the extent it relates to (i) a Seller-Prepared Tax Return or Taxes for which the Buyer is indemnified under Section 8.2(a) or (ii) the classification of Fikes and GPS or each of Fikes NewCo and GPS Newco, as applicable, as a validly electing S corporations within the meaning of Sections 1361 and 1362 or the classification of any Acquired Company as a QSUB, in each case pursuant to this clause (ii), with respect to a Pre-Closing Tax Period, the Representative shall control the conduct of such Tax Contest, but the Buyer shall have the right to participate in such Tax Contest at its own expense, and the Representative shall not be permitted to settle, compromise or concede any portion of such Tax Contest without the consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that if the Representative fails to assume control of the conduct of any such Tax Contest within a reasonable period following the receipt by the Representative of notice of such Tax Contest, the Buyer shall have the right to assume control of such Tax Contest, provided that the Buyer shall not be permitted to settle, compromise or concede such Tax Contest without the written consent of the Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

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(c)               In the case of a Tax Contest after the Closing Date that relates both to Taxes for which the Buyer is indemnified under Section 8.2(a) and Taxes for which the Buyer is not indemnified under Section 8.2(a), the Buyer shall control the conduct of such Tax Contest, but the Representative shall have the right to participate in such Tax Contest at its own expense, and the Buyer shall not settle, compromise or concede such Tax Contest without the consent of the Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)               Subject to Section 8.8, the Sellers, the Representative, and the NewCos and the Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Acquired Companies as is reasonably requested for the preparation, prosecution, defense or conduct of any Tax Contest. The Sellers, the NewCos and the Buyer shall use commercially reasonable efforts to cooperate with each other in the conduct of any Tax Contest or other proceeding involving or otherwise relating to the Acquired Companies with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.4(d). Any information obtained under this Section 8.4(d) shall be kept confidential, except as may be otherwise necessary in connection with the conduct of a Tax Contest.

Section 8.5.             Preparation of Tax Returns. The Representative shall prepare and file, or cause to be prepared and filed, all Pass-Through Tax Returns of each NewCo and the Acquired Companies for Tax periods ending on or prior to the Closing Date (“Seller-Prepared Tax Returns”). All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Law. The Buyer will timely prepare or cause to be prepared and will timely file or cause to be filed all Tax Returns for the Acquired Companies for Tax periods ending on or before the Closing Date and all Tax Returns for the Acquired Companies for a Straddle Period that are not Seller-Prepared Tax Returns (“Buyer-Prepared Tax Returns”). The Representative shall deliver any Seller-Prepared Tax Returns to the Buyer for its review and comment at least thirty (30) Business Days before it is due. The Representative shall consider in good faith the Buyer’s reasonable comments on such Tax Returns. The Buyer shall deliver any Buyer-Prepared Tax Returns to the Representative for its review either (i) at least thirty (30) Business Days before it is due in the case of an Income Tax Return or (ii) within a reasonable period of time (and in any event no later than five (5) Business Days) before it is due in the case of a Tax Return for Taxes other than Income Taxes. The Buyer shall consider in good faith the Representative’s reasonable comments on such Tax Returns.

Section 8.6.             Straddle Periods. For purposes of this Agreement, any Taxes of any Acquired Company that are payable with respect to any Tax period that begins before and ends after the Closing Date (a “Straddle Period”), shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning after the Closing Date (a) in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date and (b) in the case of Taxes (other than those described in Section 8.6(a)) that are imposed on a periodic basis with respect to the business or assets of the Acquired Companies or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such

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Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (a) of the preceding section, any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.6 shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Acquired Companies. The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

Section 8.7.             Conveyance Taxes. The Buyer shall bear one hundred percent (100%) of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains or similar Taxes (“Conveyance Taxes”) incurred as a result of the Contemplated Transactions; provided, however, that the Sellers and the NewCos shall provide any applicable certificate, form or documentation that would reduce or eliminate any Conveyance Taxes and shall otherwise use reasonable best efforts to cooperate with the Buyer and take such steps as the Buyer may reasonably request to reduce or eliminate any such Conveyance Taxes to the extent permitted by applicable Law. The Sellers, the NewCos and the Buyer shall jointly file all required change of ownership and similar statements.

Section 8.8.             Cooperation on Tax Matters.

(a)               Buyer, the Sellers, the NewCos, and the Representative shall and, each party shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation and filing of Tax Returns of the Sellers, the NewCos and the Acquired Companies and any audit, litigation or other proceeding with respect to Taxes of the Sellers, the NewCos and the Acquired Companies. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such preparation, filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. No provision of this Agreement shall be construed to require any party to provide to any Person any right to access or to review any Tax Return or Tax work papers of Buyer or any Affiliate of Buyer (including any consolidated, combined, affiliated or unitary Tax Return that includes Buyer or any Affiliate of Buyer, and any pro forma Tax Return used to create any such consolidated, combined, affiliated or unitary Tax Return).

(b)               Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable third party out of

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pocket costs incurred in providing any Tax Return, document or other written information, and shall compensate the other for any reasonable third party out of pocket costs (excluding wages and salaries and related costs) of making employees available, upon receipt of reasonable documentation of such costs. Any Tax information obtained under this Section 8.8 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit, examination or other proceeding. The Buyer, Sellers, the Representative, and the NewCos agree that the sharing of information and cooperation contemplated by this Section 8.8 shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. The Buyer, Sellers, the Representative, and the NewCos agree to retain all books and records with respect to Tax matters pertinent to any NewCo or the Acquired Companies (including in connection with the Restructuring) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective taxable periods.

(c)               The Representative, the Sellers, Fikes NewCo, and the Buyer acknowledge and agree to the matters set forth on Schedule 8.8(c).

Section 8.9.             Intended Tax Treatment. The parties intend that, for U.S. federal income tax purposes, (a) each of (i) the Fikes Contribution and the Fikes QSub Election, together, and (ii) the GPS Contribution and the GPS QSub Election, together, will each be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (b) this Agreement is intended to be part of a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), (c) each of (i) the Fikes Company Conversion and Fikes Subsidiary Conversions and (ii) the GPS Company Conversion and GPS Subsidiary Conversions (if any) are intended to be disregarded, (d) the sale and purchase of each of the Fikes Interests and the GPS Interests shall be treated as the sale and purchase of the assets of the Acquired Companies governed by Section 1001(a) of the Code, (e) any liability that is assumed by the Buyer in connection with the transactions contemplated by this Agreement and that is attributable to deferred revenue shall (i) not be treated as giving rise to taxable income of the Buyer under James M. Pierce Corp., 326 F.2d 67 (8th Cir. 1964), or otherwise, and (ii) be measured by reference to the cost of performance in respect of the deferred revenue, (f) any income in respect of any deferred revenue, prepaid amounts, or accounts receivable received or in existence on or prior to the Closing Date shall be reflected on the Sellers’ Income Tax Returns for the taxable year that includes the Closing Date and the Sellers shall pay all Taxes in respect thereof and (g) each of Fikes and GPS or each of Fikes NewCo and GPS Newco, as applicable, shall remain validly electing S corporations within the meaning of Sections 1361 and 1362 of the Code (and under any analogous provisions of state or local Tax Law) through and upon the completion of the Restructuring (such items in the foregoing clauses (a) through (g), the “Intended Tax Treatment”). The parties agree not to take any action or Tax position contrary to the Intended Tax Treatment, except pursuant to a “determination” within the meaning of Code Section 1313(a).

Section 8.10.          Amendment of Tax Returns . Each of the Buyer or its Affiliates (including, from and after the Closing, the Acquired Companies), on the one hand, and the Sellers, the NewCos, and/or their respective Affiliates (including, prior to the Closing, the Acquired Companies), on the other hand, shall not and shall not permit (or cause) any of its

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Affiliates, without the prior written consent (not to be unreasonably withheld, conditioned, or delayed) of the other party or otherwise required by applicable Law, to (a) make any election under Code Sections 336(e) or 338 with respect to the transactions contemplated by this Agreement, (b) amend any Pass-Through Tax Return of any Acquired Company that relates to a Pre-Closing Tax Period, (c) take any position on any Tax Return or in any Tax-related audit, administrative proceeding or judicial proceeding for any Pre-Closing Tax Period that would be reasonably expected to materially and adversely affect the other party for any taxable period, or (d) except with respect to any extension of time to file any Tax Return in the ordinary course, waive or otherwise extend any statute-of-limitations period with respect to any Tax or Tax Return of a Pre-Closing Tax Period. For the avoidance of doubt, it shall be reasonable for a party to withhold its consent to any of the foregoing actions if such action would materially and adversely affect such party for any taxable period, including by reason of increasing such party’s Tax liability; provided, however, that notwithstanding anything to the contrary in this Section 8.10, nothing in this Agreement shall prevent the Buyer from taking any of the actions contemplated in the preceding sentence if otherwise required by Law.

Section 8.11.          Tax Deductions. Buyer and its Affiliates (including the Acquired Companies) shall not make any claim for any Tax deductions attributable to the payment of (a) Indebtedness being paid in connection with the Closing or (b) any Transaction Expenses, which, in each case, shall be claimed by the applicable NewCo on its respective Tax Returns. In the event an Acquired Company is required to claim any Income Tax deductions on its own separately filed entity level state or local Income Tax Returns with respect to such payments (which, for the avoidance of doubt, shall not include any deductions or other tax benefits attributable to an increase in the Tax basis of an asset of an Acquired Company as a result of the transactions contemplated by this Agreement), such Acquired Company shall pay to the applicable NewCo the amount of the cash tax savings, if any, actually realized by such Acquired Company as a result of such Income Tax deductions determined on a with/without basis, provided, that an Acquired Company shall not be required to pay the applicable NewCo any amounts under this Section 8.11 if the deductions are claimed on such Acquired Company’s entity level state or local Income Tax Returns due to such Acquired Company having a tax classification other than as set forth in Section 5.10(p) or a breach of the covenants in Section 7.17. Any such payment shall be treated as an adjustment to the purchase price for applicable U.S. federal, state and local tax purposes.

Section 8.12.          Tax Elections. None of the Sellers, the NewCos, nor the Representative shall, or shall cause their respective Affiliates to, make an election or amend any Tax Returns to cause any of the NewCos or Acquired Companies to be part of any consolidated, combined, affiliated, unitary or similar Tax group or group relief system or joint filers of Tax Returns pursuant to which any of the Acquired Companies, on the one hand, could have liability under Treasury Regulations Section 1.1502-6, Treasury Regulations Section 1.1502-78 or similar provision of any Tax Law for the Taxes of the NewCo, on the other hand.

Section 8.13.          Payment of NewCo Taxes. None of Buyer nor the Acquired Companies assumes or takes responsibility for paying any Taxes of the NewCos, including any Taxes that become due and payable arising from the sale of the Acquired Companies (including any Taxes imposed as a result of Section 1374 of the Code), and the applicable NewCo shall be

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solely responsible for such Taxes, and shall promptly and fully pay over such Taxes to the relevant Governmental Authority as and when due.

Article IX

CONDITIONS PRECEDENT

Section 9.1.             Conditions Precedent of the Sellers and the Buyer. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by such party in writing) of the following conditions as of the Closing Date:

(a)               HSR Act. With respect to the Contemplated Transactions, all applicable waiting periods under the HSR Act (or any extension thereof) shall have expired or been terminated.

(b)               Legal Prohibition. No Law shall be in effect and no Order shall have been entered, in each case that restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of all or any part of the Contemplated Transactions or declares unlawful the Contemplated Transactions or would cause any of the Contemplated Transactions to be rescinded.

Section 9.2.             Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Buyer in writing) of the following conditions as of the Closing Date:

(a)               Representations and Warranties. (i) The representations and warranties of the Sellers, the NewCos and the Acquired Companies in this Agreement as qualified by the Disclosure Schedules (other than the Fundamental Representations, disregarding all qualifications and exceptions contained therein relating to materiality) shall be true and correct as of the date hereof and as of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have a Material Adverse Effect; (ii) the Fundamental Representations as qualified by the Disclosure Schedules (other than the first sentence of Section 5.6(a) and Section 5.9(b)), disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct in all material respects as of the date hereof and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) with the same effect as though made on and as of the Closing; (iii) the representations and warranties of the Sellers, Fikes and GPS set forth in the first sentence of Section 5.6(a) as qualified by the Disclosure Schedules shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing with the same effect as though made on and as of the Closing; and (iv) the representations and warranties of the Sellers, Fikes and GPS set forth in Section 5.9(b) as qualified by the Disclosure Schedules,

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shall have been true and correct in all respects as of the date of the Closing with the same effect as though made on and as of the Closing.

(b)               Covenants and Agreements. The Acquired Companies, the Sellers and the NewCos shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

(c)               Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)               Officer’s Certificate. Each of Fikes and GPS, with respect to itself, and the Representative, with respect to each Seller, shall have delivered to the Buyer a certificate, signed by an executive officer of such Person and dated as of the Closing Date, certifying as to the matters set forth in Section 9.2(a), Section 9.2(b), and Section 9.2(c).

(e)               Restructuring. The Sellers shall have caused the Restructuring to occur prior to the Closing Date.

(f)                Legal Proceedings. There shall not have been commenced or threatened in writing any Action to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or that may reasonably be expected to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

(g)               Closing Deliverables. The Representative shall have delivered, or caused to be delivered, all agreements, instruments and documents required to be delivered under Section 3.2(a).

Section 9.3.             Conditions Precedent to Obligations of the Sellers. The obligations of the Acquired Companies and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Representative in writing) of the following conditions as of the Closing Date:

(a)               Representations and Warranties. (i) The representations and warranties of the Buyer in this Agreement (other than the Buyer Fundamental Representations) disregarding all qualifications and exceptions contained therein relating to materiality) shall be true and correct as of the date hereof and of the Closing with the same effect as though made on and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except to the extent the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to materially impair or delay Buyer from consummating the Contemplated Transactions or otherwise prevent Buyer from performing in all material respects its obligations hereunder and (ii) the Buyer Fundamental Representations, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct in all material respects as of the date hereof and as of the Closing (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be

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true and correct as of such earlier date) with the same effect as though made on and as of the Closing.

(b)               Covenants and Agreements. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

(c)               Officer’s Certificate. The Buyer shall have delivered to the Acquired Companies a certificate, signed by an executive officer of the Buyer and dated as of the Closing Date, certifying as to the matters set forth in Section 9.3(a) and Section 9.3(b).

(d)               Legal Proceedings. There shall not have been commenced or threatened in writing any Action to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or that may reasonably be expected to have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

(e)               Closing Deliverables. The Buyer shall have delivered, or caused to be delivered, all agreements, instruments and documents required to be delivered under Section 3.2(b).

Article X

TERMINATION

Section 10.1.          Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a)               by the mutual written consent of the Buyer and the Representative;

(b)               by the Buyer (if it is not in breach of its representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied) upon written notice to the Representative, if the Acquired Companies, any NewCo or any Seller shall have violated or breached any representation, warranty, covenant or agreement of the Acquired Companies, any NewCo or any Seller contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 9.2(a), Section 9.2(b) or Section 9.2(c) not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyer or cured by the Sellers, as applicable, within fifteen (15) Business Days after receipt by the Representative of written notice thereof from the Buyer or is not reasonably capable of being cured prior to the Termination Date;

(c)               by the Representative (if none of the NewCos, any Seller or group of Sellers is in breach of their applicable representations, warranties, covenants or agreements under this Agreement so as to cause any of the conditions set forth in Section 9.2(a), Section 9.2(b) or Section 9.2(c) not to be satisfied), upon written notice to the Buyer, if the Buyer shall have violated or breached any representation, warranty, agreement or covenant of the Buyer contained in this Agreement, which violation, breach or inaccuracy would cause any of

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the conditions set forth in Section 9.3(a) or Section 9.3(b) not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Representative or cured by the Buyer within fifteen (15) Business Days after receipt by the Buyer of written notice thereof from the Representative or is not reasonably capable of being cured prior to the Termination Date;

(d)               by the Buyer or the Representative, upon written notice to the other, if the transactions contemplated hereby have not been consummated on or before December 2, 2024 (the “Termination Date”); or

(e)               by the Buyer or the Representative, upon written notice to the other, if a court of competent jurisdiction or any other Governmental Authority shall have issued a final, non-appealable Order or Law preventing or otherwise prohibiting the consummation of the Contemplated Transactions.

Section 10.2.          Effect of Termination. If this Agreement is terminated in accordance with Section 10.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, this Agreement shall become void and of no further force and effect and there shall be no liability on the part of any party or their respective representatives or Affiliates; provided, that the provisions of this Section 10.2 and Article XII (Miscellaneous) shall survive the termination of this Agreement and nothing herein shall relieve any party from any liability for Fraud or any Willful Breach of the provisions of this Agreement prior to such termination. The Confidentiality Agreement and Clean Team Agreement shall survive termination of this Agreement in accordance with its terms.

Article XI

INDEMNIFICATION

Section 11.1.          Survival. Except in the case of Fraud, the representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith and the certificates provided pursuant to Section 9.2(d) and Section 9.3(c) (other than the representations and warranties set forth in Section 5.10(u), to the extent referred to in Sections 7.17(c) and 11.2(e)) shall expire and terminate as of the Closing, and shall not survive Closing and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof. Except with respect to the matters addressed in Section 7.17, the pre-Closing covenants and agreements of the Acquired Companies, the Sellers and the NewCos shall expire and terminate as of the Closing and shall not survive the Closing and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective Affiliates in respect thereof. All covenants and agreements of the parties which are intended to be performed in whole or in part following the Closing shall survive until such covenants and agreements are fully performed in accordance with their terms. Notwithstanding the preceding sentence of this Section 11.1, if the Buyer or the Representative, as applicable, delivers written notice to the other party of a claim for indemnification prior to the expiration of the applicable survival period, such claim (and any other related claim) shall survive until finally resolved or judicially determined. The provisions of and the limitation of remedies provided in this Article XI were specifically bargained for between the parties hereto and were taken into account by the

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parties hereto in arriving at the Fikes Purchase Price and the GPS Purchase Price. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the Contemplated Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement. The parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm's-length negotiations and the parties hereto specifically acknowledge that no party hereto has any special relationship with another party hereto that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm's-length transaction.

Section 11.2.          Indemnification of the Buyer for Seller-Specific Breaches. Subject to the limitations set forth in this Article XI and without duplication, of any of the indemnification obligations of a Seller or a NewCo pursuant to Section 8.2(a), from and after the Closing, the Sellers, the NewCos, and each Seller Family Member shall, severally (and not jointly) and in the case of Section 11.2(b)-(e), on a pro rata basis in accordance with their ownership of Fikes or GPS as set forth on Schedule I or Schedule II, as applicable, indemnify and hold harmless, to the fullest extent permitted by Law, the Buyer and its directors, employees, officers, Affiliates (including the Acquired Companies), partners, equity holders and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses relating to, based upon, arising out of or incurred as a result of any of the following:

(a)               any breach or default in performance by such Seller, such NewCo or such Seller Family Member of any of his, her or its covenants or obligations required to be performed or complied with from and after the Closing Date contained in this Agreement.

(b)               any Fikes Closing Indebtedness, GPS Closing Indebtedness, Fikes Transaction Expenses or GPS Transaction Expenses, to the extent not taken into account in the calculation of the Fikes Final Adjustment Amount or the GPS Final Adjustment Amount;

(c)               any Fraud;

(d)               any Liabilities relating to or arising out of the business of the Sellers’ or their respective Affiliates’ (including the business, operations, assets or Liabilities of the Excluded Entities), other than the Business, whether relating to the periods prior to, on or after the Closing, known or unknown, or contingent or accrued;

(e)               any Liabilities incurred for, related to, or in connection with (i) the Sellers’ failure to properly complete the mechanical steps for the Restructuring in accordance with Section 7.17 (but, for the avoidance of doubt, in no event will any of the Sellers, NewCos, or Seller Family Members guaranty the Tax treatment of the Restructuring so long as (x) they properly complete the mechanical steps for the Restructuring in accordance with Section 7.17 and (y) the representations in Section 5.10(u) are true, correct and complete), or (ii) the distribution of the Excluded Entities or the Excluded Assets.

Section 11.3.          Indemnification of the Sellers. Subject to the limitations set forth in this Article XI, from and after the Closing, the Buyer shall indemnify and hold harmless, to the fullest extent permitted by Law, each NewCo, each Seller, each Seller Family Member, the

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Representative and their respective Affiliates, directors, managers, officers, and trustees and their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses based upon, arising out of or incurred as a result of any of the following: (a) any breach or default in performance by the Buyer of any covenant or obligation of the Buyer contained in this Agreement or (b) any Fraud.

Section 11.4.          Limitation on Remedies. From and after the Closing and except with respect to claims arising from Fraud, the enforcement of any post-closing covenant requiring performance following the Closing, claims for injunctive and other equitable relief in accordance with this Agreement, the R&W Policy or the provisions of Article VIII (collectively, such exceptions the “Waiver Exceptions”), this Article XI and Article VIII shall constitute the sole and exclusive remedy in respect of breaches of representations, warranties, covenants, or agreements contained in this Agreement (including the Disclosure Schedules) or any certificate delivered in connection herewith or otherwise relating to the negotiation, performance, and consummation of this Agreement, the other Transaction Documents or the Contemplated Transactions. In furtherance of the foregoing, and subject to the Waiver Exceptions, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement (including the Disclosure Schedules) and any certificate delivered in connection herewith or otherwise relating to the negotiation, performance, and consummation of this Agreement, the other Transaction Documents or the Contemplated Transactions it may have against the other parties hereto, except pursuant to the indemnification provisions set forth in this Article XI and Article VIII. After the Closing Date, no party may seek the recission of the Contemplated Transaction. For the avoidance of doubt, the Buyer Indemnified Parties shall be solely responsible for any deductible or retention payable in respect of the R&W Policy.

Section 11.5.          Third Party Claims.

(a)               Promptly after the receipt by any Person entitled to indemnification pursuant to this Article XI (the “Indemnified Party”) of notice of the commencement of any Action involving a third party (such Action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party or parties obligated to provide indemnification pursuant to this Article XI (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall materially prejudice any defense or claim available to the Indemnifying Party.

(b)               The Indemnifying Party shall be entitled to assume the defense of any Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Third Party Claim would reasonably be expected to have a material and adverse effect on the Indemnified Party’s business or relates to its customers, suppliers, vendors or other service providers, (iv) the Indemnified

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Party shall have reasonably concluded, after conferring with counsel, that an actual or potential conflict of interest exists between the Indemnifying Party or any of its Affiliates, on the one hand, and the Indemnified Party, on the other hand, or that the Indemnifying Party or any of its Affiliates could have defenses that would not reasonably be expected to be available to the Indemnified Party, in each case, that would make separate representation advisable, (v) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim or (vi) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Article XI.

(c)               If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not settle the Third Party Claim unless (A) the settlement does not entail any admission of liability on the part of any Indemnified Party, and (B) the settlement includes an unconditional release of each Buyer Indemnified Party or Seller Indemnified Party, as applicable, reasonably satisfactory to the Indemnified Party, from all Losses with respect to such Third Party Claim, (ii) it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto, and (iii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; except that the reasonable fees, costs and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, following consultation with counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

(d)               The Indemnified Party shall not settle any Third Party Claim if the Indemnifying Party shall have any obligation as a result of such settlement (whether monetary or otherwise) unless such settlement is consented to in writing by the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

(e)               Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim. Any consent to be given by the Buyer Indemnified Parties under this Section 11.5 shall be given by the Buyer acting on behalf of the Buyer Indemnified Parties and any consent to be given by the Seller Indemnified Parties under this Section 11.5 shall be given by the Representative acting on behalf of the Seller Indemnified Parties.

Section 11.6.          Direct Claims. The Indemnified Party shall give the Indemnifying Party prompt written notice of any claim on account of Losses that do not result from a Third Party Claim (a “Direct Claim”) to the extent the Indemnified Party expects to be entitled to indemnification from the Indemnifying Party under this Article XI in light of the circumstances then known to such Indemnified Party; provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall materially prejudice any defense or claim available to the Indemnifying Party. After the delivery or written notice of any Direct Claim pursuant to this Section 11.6, the amount of indemnification to which an Indemnified Party shall

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be entitled under this Section 11.6, shall be determined by (i) the mutual written agreement of the Indemnifying Party and the Indemnified Party, or (ii) a final and non-appealable Order of any court of competent jurisdiction. The Order of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 11.7.          Effect of Knowledge or Waiver of Condition. The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in any Transaction Document or in any document delivered with respect hereto or thereto will not be affected by any investigation conducted with respect to or any Knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in the Disclosure Schedules hereto in accordance with Section 12.16). The waiver of any condition based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants or agreements.

Section 11.8.          Certain Damages. No Indemnified Party, Buyer Indemnified Party, or Seller Indemnified Party, will be entitled to indemnification pursuant to Section 11.2, Section 11.3 or Section 8.2(a) for punitive, special, or incidental damages, except to the extent such damages are awarded to a third party in a Third Party Claim.

Section 11.9.          Damages included in Purchase Price Adjustment. The Buyer Indemnified Parties will not be entitled to indemnification pursuant to Section 11.2 or Section 8.2(a) for Losses to the extent that any Buyer Indemnified Party has been specifically compensated therefor pursuant to Section 2.4. The Buyer Indemnified Parties’ right to indemnification pursuant to Section 11.2 or Section 8.2(a) on account of any Losses will be reduced by the amount of any reserve or provision for such Losses specifically reflected in the calculation of the final Fikes Purchase Price or the final GPS Purchase Price.

Section 11.10.      No Double Recovery. No Buyer Indemnified Party, Seller Indemnified Party, or Indemnified Party shall be entitled to be compensated under this Article XI or Article VIII more than once for the same Loss, and any excess recovery by such Buyer Indemnified Party, Seller Indemnified Party, or Indemnified Party with respect to any such Loss shall be paid over to the Representative or the Buyer, as applicable.

Section 11.11.      Mitigation; Net Losses.

(a)               In the event of any Loss that may give rise to an indemnification obligation hereunder, the Indemnified Party shall take (and cause its Affiliates to take), all commercially reasonable efforts to mitigate the consequences of such Loss as required under Delaware law; provided, that in no event shall the Indemnified Party be required to initiate suit, waive any of its rights, or grant any accommodation to any third party in connection with such mitigation; provided, further that all out-of-pocket costs incurred in connection with such efforts to mitigate shall constitute Losses subject to indemnification hereunder. Each Indemnified Party

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shall use such Person's commercially reasonable efforts to seek recovery under all insurance policies, indemnity contracts, contribution contracts, reimbursement contracts or other rights of recovery (provided that the counterparty to such contract is not a supplier, customer or other party material to the conduct of such party's business) covering any Losses to the same extent such Indemnified Party would if such Loss were not subject to indemnification hereunder.

(b)               The amount of any Losses incurred by any Indemnified Party shall be calculated after giving effect to any insurance proceeds actually received from unaffiliated third parties by the Indemnified Party  (or any of its Affiliates) with respect to such Losses, in each case, with the amount of such proceeds determined net of (i) any actual out-of-pocket costs and expenses of recovery or collection and deductibles or actual premium adjustments incurred or paid in connection with procuring any such proceeds and (ii) the deductible or self-insured retention for such insurance policies. If any such proceeds, benefits, or recoveries are actually received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after the Indemnifying Party has made a payment to the Indemnified Party with respect to such Losses, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits, or recoveries (calculated in accordance with the first sentence of this Section 11.11(b) up to the amount of the Indemnifying Party’s payment with respect to such Losses).

Section 11.12.      Limitation on Liability.

(a)               Notwithstanding anything in this Agreement to the contrary, if a Seller or Seller Family Member breaches a post-closing covenant or agreement set forth herein, then only such breaching Person (and no other Seller, Seller Family Member, NewCo or other Person) shall be liable for such breach. In no event shall a Seller Family Member have any liability of any kind in connection with this Agreement in such Seller Family Member’s individual capacity, other than on account of a breach by such Person of his or her post-closing covenants or agreements set forth in this Agreement or on account of such Person’s Fraud.

(b)               Notwithstanding anything in this Agreement to the contrary, (i) (x) the Fikes Sellers and Fikes NewCo shall not be liable to indemnify the Buyer Indemnified Parties for any matters set forth in Section 11.2(b)-(e) to the extent attributable to the GPS Acquired Companies and the GPS Sellers and GPS NewCo shall not be liable to indemnify the Buyer Indemnified Parties for any matters set forth in Section 11.2(b), (c), or (e), to the extent attributable to the Fikes Acquired Companies, and (ii) the GPS Sellers and GPS NewCo shall not be liable to indemnify the Buyer Indemnified Parties under Section 11.2(d).

(c)               The maximum Liability of the Fikes Sellers and Fikes NewCo, collectively, under this Article XI and Article VIII, shall not exceed the Fikes Purchase Price actually paid to Fikes NewCo, with the maximum Liability of each Fikes Seller limited to his, her, or its pro rata share of such amount based on the ownership percentage of the Fikes Sellers set forth on Schedule I (other than on account of Fraud). The maximum Liability of the GPS Sellers and GPS NewCo, collectively, under this Article XI and Article VIII shall not exceed the

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GPS Purchase Price actually paid to GPS NewCo, with the maximum Liability of each GPS Seller limited to his, her, or its pro rata share of such amount based on the ownership percentage of the GPS Sellers set forth on Schedule II (other than on account of Fraud).

(d)               In no event shall any Seller, NewCo, or any Seller Family Member have any liability for Fraud under this Agreement unless such Person actually committed such Fraud.

Section 11.13.      Additional Matters. To the extent permitted by applicable Law, any amounts payable under this Article XI shall be treated by the Buyer and the Sellers as adjustments to the Fikes Purchase Price or the GPS Purchase Price, as applicable. With respect to any of the matters referred to in Section 11.2, the Buyer Indemnified Parties shall seek to recover amounts in respect of such claims, (a) first, to the extent the claim is covered by the R&W Policy, against the R&W Policy and (b) second, with respect to any claim other than in connection with any breach of or inaccuracy in any representation or warranty, directly from the Sellers to the extent the claim is not covered by the R&W Policy. In the event of a conflict between Article XI and Article VIII, Article VIII will govern with respect to Tax matters.

Section 11.14.      R&W Policy as Sole Recovery Source. Notwithstanding anything to the contrary contained in this Agreement, the R&W Policy shall be the sole and exclusive source of the Buyer Indemnified Parties’ recovery for any Losses with respect to any breach of or inaccuracy in any representation or warranty, except in the case of Fraud.  For greater clarity, in respect of the transactions contemplated by this Agreement, including Article IV, Article V and all exhibits, schedules and certificates ancillary hereto, the Buyer Indemnified Parties’ ability to recover for Losses for any breach of or inaccuracy in any representation and warranty set forth in this Agreement (including the Disclosure Schedules or in any certificate delivered in connection herewith) shall be limited to the R&W Policy, in nature, magnitude, timing of payment, and otherwise, such that even if the R&W Policy does not fully satisfy all Losses for any breach of or inaccuracy in any representation or warranty set forth in this Agreement (including the Disclosure Schedules or in any certificate delivered in connection herewith), under no circumstances shall the Sellers, NewCos, any Seller Family Member or any of their Affiliates have any Liability to the Buyer Indemnified Parties with respect thereto, except in the case of Fraud.  Notwithstanding that the R&W Policy is not sufficient to fully compensate the Buyer Indemnified Parties for any Losses for any breach of or inaccuracy in any representation or warranty, liability for such Losses (including payment in excess of any policy limit or providing defense against a Third-Party Claim) shall not attach to the Sellers, NewCos, any Seller Family Member or any of their Affiliates, except in the case of Fraud.

Article XII

MISCELLANEOUS

Section 12.1.          Expenses. Except as otherwise expressly provided herein, the Acquired Companies, the Sellers, the Representative and the Buyer shall each pay all of their own fees, costs and expenses (including attorneys’ and accountants’ fees, costs and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Contemplated Transactions; provided that the Sellers

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shall bear all Transaction Expenses as provided for herein.

Section 12.2.          Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer and the Representative.

Section 12.3.          Entire Agreement. The Transaction Documents contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Section 12.4.          Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made (a) if in writing and served by personal delivery, (b) if delivered by email (if receipt is not confirmed via return email, the effective date of notice is the date of the original email; provided, that notice is provided by alternative means on the next day), or (c) if delivered by certified mail, registered mail or nationally recognized overnight courier service, return-receipt received, in each case, to the party for whom it is intended at the address set forth below, with copies sent to the Persons indicated:

If to the Buyer or, after the Closing, the Acquired Companies, to:

Casey’s General Stores, Inc.
One SE Convenience Blvd.
P.O. Box 3001
Ankeny, IA 50021
Attention:  Brian J. Johnson, Senior Vice President – Investor Relations and Business Development; Douglas M. Beech – Senior Assistant General Counsel
Email:

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:  James E. Langston; Andrew D. Krause
Email:     jlangston@paulweiss.com; akrause@paulweiss.com

If to the Representative, any NewCo, any Seller or any Seller Family Member (prior to Closing), to:

Fikes Wholesale, Inc.
6261 Central Pointe Parkway

Temple, Texas 76504

Attention:  Raymond W. Smith
Email:

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Attention:  Raymond W. Smith
Email:

If to the Representative, any NewCo, any Seller or any Seller Family Member (after Closing), to:

Cord Financial Services, LLC
6261 Central Pointe Pkwy,

Temple, Texas 76504

Attention:  Raymond W. Smith
Email:

in each case, with a copy (which shall not constitute notice) to:

Bourland, Wall & Wenzel, P.C.
301 Commerce Street, Suite 2500

Fort Worth, Texas 76102
Attention:  Michael V. Bourland; Dustin G. Willey; David P. Dunning
Email:    MBourland@bwwlaw.com; DWilley@bwwlaw.com; DDunning@bwwlaw.com

If to Fikes or GPS (prior to the Closing):

6261 Central Pointe Parkway

Temple, Texas 76504
Attention: Raymond W. Smith, President
Email:

with copies (which shall not constitute notice) to:

Fikes Wholesale, Inc.
6261 Central Pointe Parkway

Temple, Texas 76504
Attention:  Tate Seideman, General Counsel
Email:

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.4.

Section 12.5.          Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. Any waiver by any Seller may be granted by the Representative acting on behalf of such Seller.

Section 12.6.          Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior

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written consent of the Buyer (in the case of any assignment by any Seller, any NewCo, the Representative or, prior to the Closing, the Acquired Companies) or the Representative (in the case of any assignment by the Buyer or, from and after the Closing, the Acquired Companies), and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, however, that without written consent of any party hereto, (a) the Buyer may assign its rights and obligations to any of its Affiliates and (b) the Buyer may assign its rights hereunder as collateral security to any lender to the Buyer or an Affiliate of the Buyer, but no assignment shall relieve the Buyer of any Liability hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.

Section 12.7.          No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person not a party or a permitted assignee of a party to this Agreement, except as set forth in Section 7.11 (Indemnification of Directors and Officers), Section 12.13 (No Recourse Against Non-Parties) and Article XI (Indemnification).

Section 12.8.          Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in this Agreement), shall be governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 12.9.          Consent to Jurisdiction and Service of Process.

(a)               Other than an Action by the Buyer for equitable relief as set forth in Section 12.9(b), any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the Contemplated Transactions shall be brought in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware), and any appellate court thereof, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(b)               Nothing contained in Section 12.9(a) shall limit the right of any party to take any Action against the other party in any court of competent jurisdiction for the purposes of seeking any equitable remedy or relief in accordance with this Agreement, including injunctions, or specific performance, nor shall the taking of any such Action by the asserting party in one or more jurisdictions preclude the taking of any such Action in any other jurisdiction (whether concurrently or not) if and to the extent permitted by Law.

Section 12.10.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT

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IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.11.      Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is hereby agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof in addition to any other remedy to which they are entitled pursuant to this Agreement. Notwithstanding the foregoing in this Section 12.11, (a) the Acquired Companies, and only the Acquired Companies, shall be entitled to seek specific performance of the Buyer’s obligations to consummate the Closing and (b) the Acquired Companies shall only be entitled to seek specific performance of the Buyer’s obligations to consummate the Closing if and only if (i) all conditions in Article IX have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing at the time when the Closing would have occurred, each of which is capable of being satisfied at the Closing) and (ii) the Buyer has failed to consummate the Closing in violation of Section 3.1. Notwithstanding anything contained in this Agreement to the contrary (including as set forth in Article X), (x) the no party hereunder shall be permitted or entitled to receive both (1) a grant of specific performance to cause the consummation of the Contemplated Transactions and (2) the payment of money damages and (y) the neither the Sellers and the Acquired Companies, on the one hand, nor the Buyer, on the other hand, shall be required to consummate the Contemplated Transactions and pay monetary damages.

Section 12.12.      Severability. Without limitation to Section 7.4(d)(ii), which shall govern for purposes of Section 7.4, if any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party hereto. Upon such a determination, the Buyer and the Representative shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the Contemplated Transactions may be consummated as originally contemplated to the fullest extent possible.

Section 12.13.      No Recourse Against Non-Parties. This Agreement may only be enforced against, and any Action based upon or arising out of this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may only be brought against the entities that are expressly named as parties hereto

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and then only with respect to the specific obligations set forth herein with respect to such party. The Buyer Related Parties and the Company Related Parties shall not have any liability (whether in contract or in, tort, in equity or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities of any party based on, arising out of, or related to this Agreement or for any claim or Action based on, in respect of or by reason of the Contemplated Transactions and the parties hereto waive and release all such liabilities, claims and obligations against any such Buyer Related Party and Company Related Parties. The Representative, the Sellers, the NewCos, Fikes, GPS, and the Buyer hereby acknowledge and agree that the agreements contained in this Section 12.13 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not have entered into this Agreement. The Buyer Related Parties and Company Related Parties are expressly intended as third-party beneficiaries of this provision of this Agreement.

Section 12.14.      Wrong Pockets.

(a)               Notwithstanding any other provision of this Agreement, if, at any time following the Closing Date, the Representative, any NewCo or any Seller becomes aware that any asset, right or property that is related to Business is held by any Seller, any NewCo or any of its Affiliates (other than the Acquired Companies) and excluding any Affiliated Contracts, then the Representative shall within thirty (30) days of becoming aware of such circumstance transfer from such Seller or such NewCo or one of its or their Affiliates to Buyer or one of its Affiliates such assets, rights or properties to the extent such assets, rights or properties are related to the Business and, to the extent permitted by Law, such asset, right or property shall be held in trust for Buyer or relevant Affiliate of Buyer pending such transfer. Until such time that Representative transfers any such asset, rights or property to Buyer, the Sellers and the NewCos hereby grant to Buyer and its Affiliates, effective as of the Closing Date (and to the extent such concept is applicable to the relevant asset, property or Intellectual Property), a non-exclusive, royalty-free, fully paid-up, worldwide, sub-licensable and transferrable right and license to fully use, practice and otherwise exploit the applicable asset, property or Intellectual Property, and a covenant not to sue with respect to the foregoing activities.

(b)               Notwithstanding any other provision of this Agreement, if, at any time following the Closing Date, the Buyer becomes aware that any asset, right or property that is related to the business of the Excluded Entities is held by Buyer or any of its Affiliates then, Buyer shall within thirty (30) days of becoming aware of such circumstance transfer from Buyer or one of its Affiliates to the Representative, or at the written request of the Representative, any NewCo Seller or Sellers or one of their respective Affiliates such assets, rights or properties to the extent such assets, rights or properties are related to the business of the Excluded Entities and, to the extent permitted by Law, such asset, right or property shall be held in trust for the applicable Seller or relevant Affiliate of the applicable NewCo or Seller pending such transfer. Until such time that Buyer transfers such asset, right or property to the Representative (or the applicable NewCo Seller), Buyer hereby grants to the applicable NewCo, Seller and their respective Affiliates, effective as of the Closing Date (and to the extent such concept is applicable to the relevant Intellectual Property), a non-exclusive, royalty-free, fully paidup, worldwide, irrevocable, sub-licensable and transferable right and license to fully use, practice and otherwise exploit the applicable asset, property or right, and a covenant not to sue with

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respect to the foregoing activities.

(c)               Each party shall act in good faith to notify the other party promptly following the first party or its Affiliates becoming aware of any asset, right or property relating to the Business or the business of the Excluded Entities, as applicable, that is the subject to Section 12.14(a) or Section 12.14(b).

Section 12.15.      Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. For purposes of this Agreement, .pdf and other similar electronic format signatures will be deemed originals.

Section 12.16.      Disclosure Schedules. The Disclosure Schedules shall be arranged in separate parts corresponding to the numbered and lettered Sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of the Sellers, the NewCos or the Acquired Companies set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedules or (b) it is reasonably readily apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty of the Sellers, the NewCos or the Acquired Companies in this Agreement. The information contained in these Disclosure Schedules is disclosed solely for the purposes of the Agreement, and no information contained on these Disclosure Schedules shall be deemed to be an admission by the Sellers or any Person of any matter whatsoever, including (i) any violation of Law or (ii) any breach of any Contract. In disclosing the information in these Disclosure Schedules, the Sellers expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

Section 12.17.      No Additional Representations.; Independent Investigation; Etc.

(a)               EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article IV AND Article V, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, NEITHER THE SELLERS NOR THE NEWCOS OR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE SELLERS, THE NEWCOS, THE ACQUIRED COMPANIES, THE BUSINESS, OR THE CONTEMPLATED TRANSACTIONS, AND THE SELLERS AND NEWCOS HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS. BUYER SHALL ACQUIRE THE ACQUIRED COMPANIES AND THE BUSINESS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN "AS IS" CONDITION AND ON A "WHERE IS" BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN

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Article IV AND Article V, AS QUALIFIED BY THE DISCLOSURE SCHEDULES. EXCEPT AS COVERED BY A SPECIFIC REPRESENTATION AND WARRANTY CONTAINED IN Article IV OR Article V, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, NEITHER THE SELLERS NOR THE NEWCOS NOR ANY OTHER PERSON SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE ACQUIRED COMPANIES OR THE BUSINESS OR (II) AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE PRIOR TO EXECUTION OF THIS AGREEMENT TO BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE ACQUIRED COMPANIES, THE BUSINESS OR THE CONTEMPLATED TRANSACTIONS.

(b)               BUYER ACKNOWLEDGES THAT IT IS AN INFORMED AND SOPHISTICATED PARTY, AND HAS ENGAGED EXPERT ADVISORS EXPERIENCED IN THE EVALUATION AND PURCHASE OF BUSINESSES SUCH AS THE TRANSACTIONS CONTEMPLATED HEREIN. BUYER ACKNOWLEDGES THAT IT HAS UNDERTAKEN ITS OWN INVESTIGATION AND HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE BUSINESSES, ASSETS, CONDITION, OPERATIONS AND PROSPECTS OF THE ACQUIRED COMPANIES. BUYER HAS BEEN PROVIDED WITH AND HAS EVALUATED SUCH DOCUMENTS AND INFORMATION AS IT HAS DEEMED NECESSARY TO ENABLE IT TO MAKE AN INFORMED AND INTELLIGENT DECISION WITH RESPECT TO THE EXECUTION, DELIVERY AND PERFORMANCE OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, AND THE CONTEMPLATED TRANSACTIONS. BUYER ACKNOWLEDGES THAT IT HAS ENTERED INTO THIS AGREEMENT BASED UPON ITS OWN INSPECTION, EXAMINATION AND DETERMINATION WITH RESPECT TO THE BUSINESSES OF THE ACQUIRED COMPANIES AS TO ALL MATTERS AND WITHOUT RELIANCE UPON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY NATURE MADE BY OR ON BEHALF OF OR IMPUTED TO SELLERS OR THE ACQUIRED COMPANIES OR ANY OTHER PERSON, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V, AS QUALIFIED BY THE DISCLOSURE SCHEDULES. BUYER ACKNOWLEDGES THAT, EXCEPT AS PROVIDED IN ARTICLE IV AND ARTICLE V, AS QUALIFIED BY THE DISCLOSURE SCHEDULES, NONE OF SELLERS, NEWCOS, THE ACQUIRED COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON, HAS MADE, OR IS MAKING, AND BUYER IS NOT RELYING AND HAS NOT RELIED ON, ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER TO BUYER AND NO SUCH PARTY SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER, EXCEPT IN THE CASE OF FRAUD.

(c)               EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article VI, NEITHER THE BUYER OR ANY OTHER PERSON MAKES

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ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE BUYER, OR THE CONTEMPLATED TRANSACTIONS, AND THE BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS. THE SELLERS AND THE NEWCOS SHALL SELL THE ACQUIRED COMPANIES AND THE BUSINESS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN "AS IS" CONDITION AND ON A "WHERE IS" BASIS. EXCEPT AS COVERED BY A SPECIFIC REPRESENTATION AND WARRANTY CONTAINED IN Article VI, NEITHER THE BUYER NOR ANY OTHER PERSON SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO THE SELLERS, THE NEWCOS, THE ACQUIRED COMPANIES OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE ACQUIRED COMPANIES OR THE BUSINESS OR (II) AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE PRIOR TO EXECUTION OF THIS AGREEMENT TO THE SELLERS, THE NEWCOS, THE ACQUIRED COMPANIES OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE ACQUIRED COMPANIES, THE BUSINESS OR THE CONTEMPLATED TRANSACTIONS.

(d)               THE SELLERS, THE NEWCOS AND THE ACQUIRED COMPANIES ACKNOWLEDGE THAT IT IS AN INFORMED AND SOPHISTICATED PARTY, AND HAS ENGAGED EXPERT ADVISORS EXPERIENCED IN THE EVALUATION AND PURCHASE OF BUSINESSES SUCH AS THE TRANSACTIONS CONTEMPLATED HEREIN. THE SELLERS, THE NEWCOS AND THE ACQUIRED COMPANIES ACKNOWLEDGE THAT IT HAS UNDERTAKEN ITS OWN INVESTIGATION AND HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE BUSINESSES, ASSETS, CONDITION, OPERATIONS AND PROSPECTS OF THE ACQUIRED COMPANIES. THE SELLERS, THE NEWCOS AND THE ACQUIRED COMPANIES HAVE BEEN PROVIDED WITH AND HAS EVALUATED SUCH DOCUMENTS AND INFORMATION AS IT HAS DEEMED NECESSARY TO ENABLE IT TO MAKE AN INFORMED AND INTELLIGENT DECISION WITH RESPECT TO THE EXECUTION, DELIVERY AND PERFORMANCE OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, AND THE CONTEMPLATED TRANSACTIONS. THE SELLERS, THE NEWCOS AND THE ACQUIRED COMPANIES ACKNOWLEDGE THAT IT HAS ENTERED INTO THIS AGREEMENT BASED UPON ITS OWN INSPECTION, EXAMINATION AND DETERMINATION WITH RESPECT TO THE BUSINESSES OF THE ACQUIRED COMPANIES AS TO ALL MATTERS AND WITHOUT RELIANCE UPON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY NATURE MADE BY OR ON BEHALF OF OR IMPUTED TO THE BUYERS OR ANY OTHER PERSON, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE VI, AS QUALIFIED BY THE DISCLOSURE SCHEDULES. SELLERS’ ACKNOWLEDGE THAT, EXCEPT AS PROVIDED IN Article VI, NONE OF THE BUYER OR ANY OF ITS RESPECTIVE AFFILIATES, NOR ANY OF ITS OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR

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REPRESENTATIVES, OR ANY OTHER PERSON, HAS MADE, OR IS MAKING, AND THE SELLERS, THE NEWCOS AND THE ACQUIRED COMPANIES ARE NOT RELYING AND HAVE NOT RELIED ON, ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER TO THE SELLERS, THE NEWCOS THE ACQUIRED COMPANIES AND NO SUCH PARTY SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO THE SELLERS, THE NEWCOS OR THE ACQUIRED COMPANIES, EXCEPT IN THE CASE OF FRAUD.

Section 12.18.      Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.

(a)               Buyer, on behalf of itself and its Affiliates (including the Acquired Companies after the Closing) (Buyer and all such Affiliates, the “Buyer Group”) hereby waives any claim that Bourland, Wall & Wenzel, P.C. and any other legal counsel currently representing the Seller Group or the Acquired Companies (each, a “Prior Company Counsel”) in connection with this Agreement, the negotiation thereof or its subject matter or the Contemplated Transactions (“Pre-Closing Representation”) has or will have a conflict of interest or is otherwise prohibited from representing the Seller Group or any of their respective officers, directors, members, managers, owners, trustees, or Affiliates (“Designated Persons”) in any dispute with any member of the Buyer Group or any other matter relating to this Agreement, the negotiation thereof or its subject matter or the Contemplated Transactions, in each case, after the Closing (“Post-Closing Representation”), even though the interests of one or more of the Designated Persons in such dispute or other matter may be directly adverse to the interests of one or more members of the Buyer Group and even though Prior Company Counsel may have represented the Acquired Companies in a matter substantially related to such dispute or other matter and may be handling ongoing matters for one or more members of the Buyer Group.

(b)               Buyer, on behalf of the Buyer Group, hereby covenants and agrees, that, as to all communications between any Prior Company Counsel, on the one hand, and any Designated Person or the Acquired Companies (with respect to the Acquired Companies, solely prior to the Closing), on the other hand, that relate in any way to the Pre-Closing Representation (the “Pre-Closing Communications”), the attorney-client privilege and the expectation of client confidence belong to and will be controlled by Sellers or applicable Designated Person, and will not pass to or be claimed by any member of the Buyer Group. Without limitation of the foregoing, no member of the Buyer Group may use or rely on any Pre-Closing Communications, in any claim, dispute, action, suit or proceeding against or involving any of the Designated Persons. Buyer, on behalf of the Buyer Group, hereby irrevocably waives and agrees not to assert any attorney-client privilege or confidentiality obligation with respect to any Pre-Closing Communications between any Prior Company Counsel, on the one hand, and any Designated Person, on the other hand, occurring during the Pre-Closing Representation in connection with any Post-Closing Representation. Notwithstanding the foregoing, if after the Closing a dispute arises between Buyer or one or more of its Affiliates, on the one hand, and a third party other than (and unaffiliated with) any Designated Person, on the other hand, then Buyer or such Affiliate (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Prior Company Counsel (including any Pre-Closing Communications); provided, that neither Buyer nor any of its Affiliates may waive such privilege

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without the prior written consent of the Representative. Buyer acknowledges that it has had adequate opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 12.18.

(c)               After the Closing, the Acquired Companies will cease to have any attorney-client relationship with the Prior Company Counsel, unless and to the extent that such Prior Company Counsel is expressly engaged in writing by an Acquired Company to represent it. Any such representation of an Acquired Company by Prior Company Counsel after the Closing will not affect the foregoing provisions hereof.

(d)               From and after the Closing, neither the Seller Group nor Prior Company Counsel shall have any duty to reveal or disclose to the Buyer, the Acquired Companies or any of their respective Affiliates (and the Buyer, the Acquired Companies, and their respective Affiliates will not have any right to access or review) the Pre-Closing Communications by reason of any attorney-client relationship between Prior Company Counsel and the Acquired Companies; provided, that in the event that Buyer or any of its Affiliates (including, after the Closing, the any Acquired Company) is legally required to produce any such information, Buyer shall, to the extent legally permitted, promptly notify the Representative so that the Representative (on behalf of the Sellers) can seek a protective order or take other appropriate action (at the Representative’s sole expense) and Buyer shall, and shall cause the Buyer Group to, use all commercially reasonable efforts to assist therewith, and may disclose such information to the extent so required. To the extent that files of the Sellers or Prior Company Counsel in respect of its representation of the Seller Group or of the Acquired Companies in connection with the Pre-Closing Representation relating to the Pre-Closing Communications constitute property of the Acquired Companies, all property rights thereto are hereby assigned and transferred to Sellers effective as of the Closing. The Sellers and the NewCos acknowledge and agree that, except as otherwise set forth above relating to the Pre-Closing Communications, all other confidential and privileged information relating to the Business and any of the Acquired Companies belong to the Acquired Companies and, following the Closing, Buyer shall have full rights with respect thereto.

Section 12.19.       Negotiation of Agreement. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

Section 12.20.      Trustee Capacity. Each Person executing this Agreement or any other Transaction Document in the capacity of a trustee of a trust has executed and delivered this Agreement or such other Transaction Document, not in his or her individual capacity, but solely as trustee of such trust.  The performance of this Agreement or any other Transaction Document by the trustee and any and all duties, obligations, and liabilities of the trustee hereunder or thereunder will be effected by him or her only as trustee and not in his or her individual capacity.  The trustee does not undertake nor will he or she have any personal liability or

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obligation of any nature whatsoever by virtue of the execution and delivery of this Agreement or any other Transaction Document in the capacity as trustee of a trust.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Casey’s General Stores, Inc.

By:	/s/ Darren M. Rebelez
	Name:	Darren M. Rebelez
	Title:	President and Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

FIKES WHOLESALE, INC.

By:	/s/ Raymond W. Smith
	Name:	Raymond W. Smith
	Title:	President

GROUP PETROLEUM SERVICES, INC.

By:	/s/ Raymond W. Smith
	Name:	Raymond W. Smith
	Title:	President

REPRESENTATIVE

By:	/s/ Raymond W. Smith
	Name:	Raymond W. Smith

[Signature Page to Equity Purchase Agreement]

FIKES 2010 IRREVOCABLE ASSET TRUST FBO KIM C. FIKES		THE LAURA FIKES THOMAS IRREVOCABLE ASSET TRUST (2005)

By:	/s/ Kim C. Fikes	By:	/s/ Laura Fikes Thomas
	Kim C. Fikes, Trustee		Laura Fikes Thomas, Trustee

THE 2010 IRREVOCABLE TRUST FBO			/s/ Christopher Edison Fikes
LAURA FIKES THOMAS			Christopher Edison Fikes, individually

By:	/s/ Laura Fikes Thomas	EDISON CARROLL FIKES 2015
	Laura Fikes Thomas, Trustee	IRREVOCABLE ASSET TRUST

THE 2010 IRREVOCABLE TRUST FBO		By:	/s/ Christopher Edison Fikes
ANNE FIKES CARTER			Christopher Edison Fikes, Trustee

By:	/s/ Anne Marie Carter	THE SUSAN R. FIKES 2015
	Anne Marie Carter, Trustee	IRREVOCABLE ASSET TRUST

	/s/ Kim C. Fikes	By:	/s/ Susan R. Fikes
	Kim C. Fikes, individually		Susan R. Fikes, Trustee

FIKES FAMILY REVOCABLE TRUST D		THE AMY Z. SMITH 2015
IRREVOCABLE ASSET TRUST
By:	/s/ Kim C. Fikes
	Kim C. Fikes, Trustee	By:	/s/ Amy Z. Smith
Amy Z. Smith, Trustee
FIKES FAMILY REVOCABLE MARITAL
TRUST C		THE RAYMOND W. SMITH 2015
IRREVOCABLE ASSET TRUST
By:	/s/ Kim C. Fikes
	Kim C. Fikes, Trustee	By:	/s/ Raymond W. Smith
Raymond W. Smith, Trustee
KIM FIKES IRREVOCABLE ASSET TRUST (2005)
/s/ Raymond W. Smith
By:	/s/ Kim C. Fikes		Raymond W. Smith, individually
Kim C. Fikes, Trustee
/s/ Susan R. Fikes
THE ANNE MARIE FIKES			Susan R. Fikes, individually
IRREVOCABLE ASSET TRUST (2005)
THE SUSAN R. FIKES 2015
By:	/s/ Anne Marie Carter	IRREVOCABLE ASSET TRUST
Anne Marie Carter, Trustee
		By:	/s/ Susan R. Fikes
Susan R. Fikes, Trustee

[Signature Page to Equity Purchase Agreement]

SELLER FAMILY MEMBERS:

By:	/s/ Laura Fikes Thomas
Laura Fikes Thomas

By:	/s/ Anne Marie Carter
Anne Marie Carter

By:	/s/ Amy Z. Smith
Amy Z. Smith

[Signature Page to Equity Purchase Agreement]